SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUPERIOR PIPELINE COMPANY, L.L.C.
a Delaware limited liability company

dated effective as of July 1, 2019

THE MEMBERSHIP INTERESTS REFERENCED IN THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SUPERIOR PIPELINE COMPANY, L.L.C. HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THE MEMBERSHIP INTERESTS WHICH ARE REFERENCED HEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNDER AN EXEMPTION FROM REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THERE IS NO TRADING MARKET FOR THE MEMBERSHIP INTERESTS, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. THERE ARE SUBSTANTIAL RESTRICTIONS ON THE TRANSFERABILITY AND VOTING RIGHTS OF THE MEMBERSHIP INTERESTS SET FORTH HEREIN. NO SALE, TRANSFER OR OTHER DISPOSITION BY A MEMBER OF ITS MEMBERSHIP INTERESTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE TERMS SET FORTH HEREIN. THEREFORE, MEMBERS MAY NOT BE ABLE TO READILY LIQUIDATE THEIR INVESTMENTS.

TABLE OF CONTENTS
Page

Article 1 Definitions		1
1.1	Specific Definitions	1
1.2	Other Terms	21
1.3	Construction	21

Article 2 Organization		22
2.1	Formation	22
2.2	Name	22
2.3	Principal Office; Other Offices; Registered Office; Registered Agent	22
2.4	Purpose	22
2.5	Foreign Qualification	22
2.6	Term	22
2.7	Mergers and Exchanges	22
2.8	Business Opportunities; No Fiduciary Duties	23
2.9	Default	29
Article 3 Membership Interests, Units and Transfers		30
3.1	Units; Class and Series of Membership Interests; Members	30
3.2	Number of Members	34
3.3	Representations and Warranties	34
3.4	Restrictions on Transferring a Member’s Units	35
3.5	Documentation; Validity of Transfer	36
3.6	Possible Additional Restrictions on Transfer	37
3.7	Additional Members; Substituted Members	37
3.8	Information	38
3.9	Liability to Third Parties	40
3.10	Resignation; Withdrawal	40
3.11	Right of First Offer	40
3.12	Sale Event	41
3.13	Equitable Relief	46
3.14	Time is of the Essence	46

Article 4 Capital Contributions; Member Loans		46
4.1	Capital Contributions	46
4.2	Emergencies	50
4.3	Non-Emergency Shortfalls	52
4.4	No Requirement to Provide Member Loans	53
4.5	Return of Contributions	53
4.6	Capital Accounts	53
4.7	Contributions of Contributed Property	54
4.8	Working Capital Loans by UNT Member	54

Article 5 Allocations and Distributions		55
5.1	Allocations for Capital Account Purposes	55
5.2	Allocations for Tax Purposes	57
    i

5.3	Requirement of Distributions	58
5.4	Emergency Reserves and Draws on Guarantees	61

Article 6 Management		62
6.1	General	62
6.2	Authority of Board	62
6.3	Limitation on Liability of Managing Member	63
6.4	Board of Managers	63
6.5	Fiduciary Duties of Board Managers	65
6.6	Required Approvals by the Board	65
6.7	Meetings of the Board	69
6.8	Budgets	71
6.9	Officers	73
6.10	Compensation and Reimbursement	73

Article 7 Indemnification		73
7.1	Right to Indemnification	73
7.2	Advance Payment	73
7.3	Appearance as a Witness	74
7.4	Non-exclusivity of Rights	74
7.5	Insurance	74
7.6	General	74
7.7	Savings Clause	74
7.8	Scope of Indemnity	74
7.9	Other Indemnities	74
7.10	Limitation on Indemnification	75
7.11	Exculpation	75

Article 8 Taxes		75
8.1	Tax Returns	75
8.2	Tax Elections	76
8.3	Partnership Representative	76
8.4	Revised Partnership Audit Provisions	77
8.5	Texas Franchise Tax Sharing Arrangement	77

Article 9 Books, Records, Reports, and Bank Accounts		77
9.1	Maintenance of Books	77
9.2	Reports	77
9.3	Accounts	80
9.4	Accountants	80
9.5	Environmental, Health and Safety Program	80

Article 10 Dissolution, Liquidation and Termination		81
10.1	Dissolution	81
10.2	Liquidation and Termination	81
10.3	Provision for Contingent Claims	83
10.4	Deficit Capital Accounts	83
10.5	Deemed Contribution and Distribution	83

Article 11 Amendment of the Agreement		84
11.1	Amendments to be Adopted by the Company	84
11.2	Amendment Procedures	84

Article 12 Membership Interests		85
12.1	Certificates	85
12.2	Registered Holders	85
12.3	Security	85

Article 13 General Provisions		85
13.1	Offset	85
13.2	Supersedure	85
13.3	Waivers	85
13.4	Binding Effect	85
13.5	Severability	85
13.6	Further Assurances	86
13.7	Exercise of Certain Rights	86
13.8	Notice to Members of Provisions of this Agreement	86
13.9	Counterparts	86
13.10	Inspection and Audit Rights	86
13.11	No Third Party Beneficiaries	88
13.12	Notices	88
13.13	Remedy Not Exclusive	89
13.14	Dispute Resolution	89
13.15	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	90
13.16	Non-Compensatory Damages	90
13.17	Publicity	91
13.18	Member Trademarks	91

Attachments:
Exhibit A    Business Area
Exhibit B    Ownership Information
Exhibit C    Initial Budget
Exhibit D    Purchase and Sale Agreement

Index to Definitions

10X LTM EBITDA	1	Competitive Assets	26
A&R Agreement	1	Confidential Information	41
Accountants	84	Consolidating Group	81
Acquired Units	41	Contract	7
Act	2	Contract Decision	72
Adjusted Capital Account Deficit	2	Contributed Property	7
Adjusted Property	2	Contributing Member	51
Adoption Agreement	40	Contribution Notice	51
Affiliate	2	Control	7
Affiliate Contract	2	Credit Facility Date	58
Agreed Allocation	2	Creditor	41
Agreed Interest Rate	2	Curative Allocation	8
Agreed Value	2	Declined Opportunity	27
Agreement	3	Default	8
Applicable Member	3	Default Amount	50
Approved Costs	3	Default Deadline	50
Approved Opportunity	28	Default Interest Rate	8
Assignee	3	Defaulting Member	8
Auction Process	45	Depreciation	8
Audit	91	Dispute	94
Audit Notice	91	Dissolution Event	85
Audit Period	3	Distributed Property	8
Audit Report	92	Distribution	8
Available Cash	3	Draft Budget	75
Award Agreement	3	Drilling Commitment	9
Bankrupt Member	3	Drilling Commitment Adjustment Amount	9
Best Price	45	Drilling Commitment Trigger Event	9
Board	65	EBITDA	9
Board Managers	67	Effective Date	1
Book-Tax Disparity	4	EHS	84
Budget	75	Election Notice	43
Business Area	4	Elective Contribution	51
Business Day	4	Emergency Expenditure Amount	54
Capital Account	4	Emergency Expenditures	10
Capital Contribution	4	Emergency Notice	54
Capital Expenditures	5	Emergency Reserves	10
Carrying Value	5	Emergency Shortfall Amount	54
Certificate	24	Emergency Shortfall Funding Deadline	54
Change in Control	5	Enforceability Exceptions	10
Charter Documents	6	Equity Value	10
Code	6	Executive Negotiation Notice	94
Collection Costs	6	Fair Market Value	11
Combined Report	81	Fiscal Quarter	11
Company	1	Fiscal Year	11
Company Assets	6	Foreclosed Units	41
Company Bank Account	50	Formation Date	1
Company Business	6	Fundamental Event	11
Company Minimum Gain	6	GAAP	11
Compensatory Membership Interest	7	Governmental Authority	11

Grant Date	11	Non-Presenting Member	27
Imputed Underpayment Amount	64	Nonrecourse Built-in Gain	16
Indemnitee	12	Nonrecourse Deductions	16
Indemnity Payment	12	Nonrecourse Liability	17
Initial Budget	75	Non-Transferring Member	43
Initial Management Units	35	OFAC	19
Investor HoldCo	12	Offered Units	43
Investor Make-Whole Units	12	Officer	17
Investor Member	12	Operating Expenses	17
Investor Percentage Interest	12	Operations Shortfall	17
Investor Sharing Percentage	12	Operator	17
Investor Unit	12	Opportunity	26
Investor Unit Percentage	12	Opportunity Notice	27
Investor Unit Percentage Adjustment Amount	13	Original Agreement	1
IRR	13	Other Indemnification Agreement	17
IRR Hurdle No. 1	13	Package Opportunity	26
IRR Hurdle No. 2	13	Participating Member	17
Laws	13	Parties	17
Lending Member	14	Partnership Representative	80
Liquidation IRR Hurdle	14	Paying Entity	81
Liquidator	85	Permitted Lien	17
Lock-up Period	38	Permitted Transfer	17
Losses	18	Permitted Transferee	18
Majority Interest	68	Person	18
Management Backend Percentage Interest	14	PG	18
Management Backend Sharing Percentage	14	PG Members	18
Management Backend Units	33	Presenting Member	26
Management Incentive Percentage Interest	14	Prevailing Election Notice	44
Management Incentive Sharing Percentage	14	Prime Rate	18
Management Incentive Units	33	Proceeding	18
Management Member	15	Profits	18
Management Unit	15	Profits Interests	19
Managing Member	66	Purchase Agreement	1
Mandatory Call Amount	50	Purchase and Sale Agreement	43
Mandatory Call Notice	50	Purchaser	45
Mandatory Funding Deadline	50	Reference Multiplier	19
Mandatory Opportunity Contribution	15	Representatives	42
Material Contract	15	Required Allocations	19
Meeting Deadline	28	Response Deadline	43
Member	16	Restricted Person	30
Member Loan	16	Restricted Transferee	19
Member Nonrecourse Debt	16	Retained Distributions	52
Member Nonrecourse Debt Minimum Gain	16	Revised Partnership Audit Provisions	20
Member Nonrecourse Deductions	16	ROFO	38
Membership Interest	16	ROFO Notice	43
Midstream Services Right of First Offer		ROFO Outside Date Period	44
Agreement	16	ROFO Right	43
MSA	16	Sale Agreements	46
Net Income	9	Sale Consummation Notice	48
New Partnership Audit Rules	80	Sale Event	20
Non-Funding Member	51	Sale Notice	45
v

Second Offer	46
Security Interest	20
Selling Member	45
Series	33
Service	20
Sharing Ratio	20
Shortfall Amount	55
Shortfall Deadline	55
Shortfall Notice	55
Stage 1 Period	20
Stage 2 Period	20
Stage 3 Period	20
Straddle Plant Assets	20
Subject Capital Contribution	21
Subsidiary	21
Substituted Member	21
Superior Pipeline Company, L.L.C.	24
Supermajority Interest	68
Target Capital Accounts	58
Third Party	21
Third Party Contract	21
Threshold Value	35
Total Default Amount	21
Transfer	22
Transferee	22
Transferred	22
Transferring Member	43
Treasury Regulation	22
Undertaking	77
Unit	33
United States Bankruptcy Code	22
Units	33
Unpaid Indemnity Amounts	22
Unrestricted Business Assets	26
UNT	1
UNT Make-Whole Units	22
UNT Member	22
UNT Percentage Interest	22
UNT Sharing Percentage	22
UNT Unit	22
UNT Unit Percentage	23
UNT Unit Percentage Adjustment Amount	23
Unvested Management Unit	23
UPC	23
Vested Management Unit	23

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SUPERIOR PIPELINE COMPANY, L.L.C.
a Delaware limited liability company
This Second Amended and Restated Limited Liability Company Agreement of Superior Pipeline Company, L.L.C., a Delaware limited liability company (the “Company”), effective as of July 1, 2019 (the “Effective Date”), is adopted, signed and agreed to by the Members.
WHEREAS, the Company was formed as a limited liability company under the Act by filing a Certificate of Formation with the Secretary of State of the State of Oklahoma on August 24, 2004 (the “Formation Date”);
WHEREAS, the Company was converted into a Delaware limited liability company under Section 18-214 of the Act;
WHEREAS, Unit Corporation, a Delaware corporation (“UNT”), as the sole initial Member of the Company, signed a Limited Liability Company Agreement of the Company, dated as of the Formation Date, to provide for the management of the Company (the “Original Agreement”);
WHEREAS, (a) pursuant to the Purchase and Sale Agreement by and between UNT and Investor HoldCo dated March 28, 2018 (“Purchase Agreement”), Investor HoldCo acquired 50% of the issued and outstanding Units of the Company from UNT in a transaction treated as set forth in IRS Revenue Ruling 99-5, Situation 1; and (b) in connection therewith, the Original Agreement was amended and restated to admit Investor HoldCo as a new Member and to set forth the Members’ respective rights and obligations (the “A&R Agreement”);
WHEREAS, the Members wish to contract to (a) amend and restate the A&R Agreement in its entirety, (b) permit the admission of Management Members as new Members, and (c) set forth the respective rights and obligations of Management Members.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are confirmed and acknowledged), the Members stipulate and agree:
Article 1
Definitions

1.1Specific Definitions. Besides the other defined terms, these terms will have the meanings given to them:
“10X LTM EBITDA” means, as of the specified date, the product of (i) 10.0 multiplied by (ii) the EBITDA for the twelve months ended as of the last day of the month immediately preceding the measurement date.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended.
“Adjusted Capital Account Deficit” means, regarding any Member, the deficit balance in that Member’s Capital Account, as of the end of each taxable year of the Company, after giving effect to these adjustments: (a) credit for any amounts that the Member must restore under this Agreement or is deemed obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the next to last sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) debit to the Capital Account any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) regarding that Member. This definition should comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted in a manner consistent with that intent.
“Adjusted Property” means any property the Carrying Value of which has been adjusted under the definition of Carrying Value.
“Affiliate” means, when used regarding any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question; provided, that, despite the foregoing, each UNT Member and its Affiliates, on the one hand, and each Investor Member and its Affiliates, on the other hand, will not be Affiliates of one another solely by virtue of that Members’ ownership or Control of the Company (but each will be deemed an Affiliate of the Company for purposes of this Agreement); provided, further, that a Management Member will not be an Affiliate of the UNT Member or the Investor Member solely by virtue of the Management Member’s ownership of Management Units.
“Affiliate Contract” means any legally binding contract or agreement, written or oral, between the Company or any Subsidiary of the Company, on the one hand, and a Member or an Affiliate of a Member, on the other hand.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction under Section 5.1(a)(x).
“Agreed Interest Rate” means, on the date of determination, the Prime Rate (as published in the “Money Rates” table of the Wall Street Journal, eastern edition) plus an additional two percentage points (or, if that rate is contrary to any Law, the maximum rate permitted by Law).
“Agreed Value” of any Contributed Property or Distributed Property, as the context may require, means, unless otherwise agreed by a Supermajority Interest vote of the Board, the Fair Market Value of that property at the time of contribution or Distribution, as applicable. The Members will use that method as they determine appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to, or Distributed Properties distributed by, the Company in a single or integrated transaction among each separate property on a basis proportional to the Fair Market Value of each Contributed Property or Distributed Property.
“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company (including any schedules, exhibits and annexes hereto), as amended, supplemented, or restated.

“Applicable Member” means any holder of Units other than Management Units.
“Approved Costs” has the meaning set forth in the MSA, except as provided in Section 4.3(a).
“Assignee” means any Person that acquires a direct interest in any Units but that has not been admitted as a Member under this Agreement, it being agreed that until an Assignee is admitted to the Company as a Substituted Member, that Assignee will be entitled only to allocations and Distributions regarding the direct interests in any Units so acquired, and will not be entitled to any voting or consent rights of a Member (or Manager).
“Audit Period” means a period of two consecutive Fiscal Years.
“Available Cash” means, as of any date of determination by a Supermajority Interest of the Board, based on the reports received from the Operator and any other information the Board deems relevant, regarding a quarterly cash Distribution to be made to the Members, the following, without duplication:
(a)the sum of: (i) all cash and cash equivalents of the Company on hand at the end of the applicable Fiscal Quarter, (ii) available borrowings from credit facilities used to fund capital expenditures and (iii) all additional cash and cash equivalents of the Company on hand on the date of determination with respect to such Fiscal Quarter resulting from Working Capital Borrowings made subsequent to the end of such Fiscal Quarter, less
(b)the amount of any cash reserves established by a Supermajority Interest of the Board to: (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Fiscal Quarter, (ii) comply with applicable Law or any loan Contract, security Contract, mortgage, debt instrument or other Contract to which the Company or any Subsidiary thereof is a party or by which it is bound or its assets are subject (including any Member Loan), (iii) provide for Emergency Reserves, and (iv) provide for other reasonable reserves equal to the amount set forth in the applicable Budget (as that amount may be adjusted by a Supermajority Interest of the Board as of any date of determination).
“Award Agreement” means, with respect to any Management Member and any Management Units held by such Management Member, the award agreement between the Company and such Management Member relating to the issuance of such Management Units.
“Bankrupt Member” means any Member:
(a)that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary, or consents to filing an involuntary, bankruptcy petition for relief under the United States Bankruptcy Code; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a court of competent jurisdiction seeking for that Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that Member in a proceeding of the type described in sub clauses (i) through (iv) of this clause

(a); (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of that Member or of all or any substantial part of that Member’s assets or properties; or (vii) is the subject of a final and non-appealable order of relief under the United States Bankruptcy Code by a court with competent jurisdiction under a petition by or against the Member; or
(b)against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 90 days have expired without dismissal of it or regarding which, without that Member’s consent or acquiescence, a trustee, receiver, or liquidator of that Member or of all or any substantial part of that Member’s assets and properties has been appointed and 60 days have expired without those appointments having been vacated or stayed, or 60 days have expired after expiration of a stay, if the appointment has not been vacated.
“Book-Tax Disparity” means regarding any item of Contributed Property or Adjusted Property, as of any determination, the difference between the Carrying Value of the Contributed Property or Adjusted Property and the adjusted basis of it for federal income tax purposes as of that date. A Member’s share of the Company’s Book-Tax Disparities in all its Contributed Property and Adjusted Property will be reflected by the difference between that Member’s Capital Account balance as maintained under Section 4.6 and the hypothetical balance of that Member’s Capital Account computed as if it had been maintained strictly under federal income tax accounting principles.
“Business Area” means the lands identified in shaded orange circles/ovals on the map attached as Exhibit A but only to the extent the lands are located on-shore within the United States.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banking associations in the States of Texas, Oklahoma or New York are required or authorized by applicable Law to remain closed.
“Capital Account” means the capital account maintained for each Member under Section 4.6.
“Capital Contribution” means any cash, cash equivalents, or the Agreed Value of Contributed Property that a Member contributes to the Company or is deemed to have contributed to the Company.
“Capital Expenditures” means any expenditure or acquisition of property by the Company or any of its Subsidiaries required to be capitalized for the Company’s consolidated financial statements under GAAP.
“Carrying Value” means, regarding any Company Asset, the asset’s adjusted basis for federal income tax purposes, except:
(a)The initial Carrying Value of any Company Asset contributed or deemed contributed by a Member will be the gross Fair Market Value of that asset, as agreed on in the applicable transaction documents;

(b)The Carrying Values of all Company Assets will be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of these times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (iv) in connection with the issuance by the Company of a noncompensatory option (as defined in Treasury Regulations Section 1.721-2(f)), other than an option for a de minimis interest, and, as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(s), immediately after acquiring an interest through exercising a noncompensatory option; and (v) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, that adjustments under the foregoing clauses (i), (ii) and (iii) will be made only if the Board reasonably determines those adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c)The Carrying Value of any Company Assets distributed to any Member will be adjusted to equal the gross Fair Market Value of the item on the date of Distribution as reasonably determined by the Board; and
(d)The Carrying Values of Company Assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of the assets under Code §§ 734(b) or Section 743(b), but only if those adjustments are taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Carrying Values will not be adjusted under this clause (d) to the extent the Board determines that an adjustment under clause (b) above is necessary or appropriate in a transaction that would otherwise result in an adjustment under this clause (d).
If the Carrying Value of a Company Asset has been determined or adjusted under clause (a), (b) or (d) of this definition, that Carrying Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset in computing Profits and Losses.
“Change in Control” means, regarding Investor HoldCo, the occurrence of any event or series of related events that result in PG and its Affiliates ceasing to collectively own 30% or more of the equity interests in Investor HoldCo.
“Charter Documents” means for (a) any Person which is a corporation, its charter, articles, certificate or memorandum of incorporation, association or formation and bylaws or regulations, and each certificate or other similar governing document, (b) any Person that is a limited liability company, its charter, articles, certificate or memorandum of formation or organization, limited liability company agreement, operating agreement, regulations, members agreement, or other similar governing document, (c) any Person that is a general or limited partnership, its charter, articles, certificate or memorandum of formation, organization or limited partnership, partnership agreement or limited partnership agreement, or similar governing document, (d) any Person that is a trust, its trust agreement or other governing document, and (e)

any other Person, its charter and other governing documents, and in each case in clauses (a) through (e), including all amendments and supplements.
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended.
“Collection Costs” means costs and expenses, including attorneys’ fees and costs, incurred by any Lending Member, any Contributing Member or the Company relating to enforcing its rights relating to or collecting all or any portion of any Member Loan or the Total Default Amount.
“Company Assets” means assets, rights, and interests (including, if applicable, equity interests) owned by the Company or the Company’s Subsidiaries as of the Effective Date and any additional assets, rights, and interests (including, if applicable, equity interests) acquired by the Company or its Subsidiaries after the Effective Date.
“Company Business” means (a) the purchase, sale, lease (as lessor or lessee), or other acquisition or disposition, ownership, construction, operation, maintenance, financing (as borrower), and development by the Company or the Company’s Subsidiaries of gathering, processing, treating, compression, dehydration, transportation, and marketing facilities in the Business Area, and all related rights, assets, and interests in the Business Area (including the Company Assets), in each case, solely to the extent relating to natural gas, natural gas liquids, oil, or water; (b) the gathering, processing, treating, compression, dehydration, transportation, storage and marketing of natural gas, natural gas liquids, oil, or water through those facilities under contracts with shippers and other parties; (c) regarding the foregoing, any other activities related or incidental thereto or in anticipation of it; and (d) any actions and activities advisable or necessary in connection with holding, managing, administering, voting, and maintaining the issued and outstanding equity interests of the Company’s Subsidiaries. Company Business will include no activities related to (i) exploration and production operations of oil and natural gas wells or the drilling of oil and natural gas wells, or (ii) any Declined Opportunity that a Member is permitted to pursue as provided herein.
“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(b)(2), the amount of which is determined under the principles of Treasury Regulation Section 1.704-2(d).
“Compensatory Membership Interest” means an interest in the Company that is described in proposed Treasury Regulation Section 1.721-1(b)(3) or any successor provision.
“Contract” means any legally binding contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including any conditional sale contracts; participation and joint development agreements; water, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; operating agreements; balancing agreements; processing agreements; facilities or equipment leases; production handling agreements and other similar contracts.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash and cash equivalents, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to the definition of Carrying Value, that property will no longer constitute a Contributed Property, but will be deemed to be an Adjusted Property.
“Control” and its derivatives mean, regarding any Person purporting to Control another Person, the possession, directly or indirectly, of the power (whether through ownership of securities, by contract or otherwise) to (a) elect or cause the election of 50% or more of the board of directors, board of managers or other governing authority of the other Person, (b) in the case of a corporation, vote 50% or more of all classes and series of issued and outstanding capital stock entitled to vote for the election of the board of directors, (c) in the case of a partnership, appoint or designate or cause the appointment or designation of the general partner of the partnership, if there is only one general partner of the partnership, or if there is more than one general partner, to appoint or designate or cause the appointment or designation of a general partner with the right under the partnership’s Charter Documents to direct the management of the partnership, or, if the partnership is managed by a board of managers, directors or similar governing authority, to elect, appoint or designate or cause the election, appointment or designation of 50% or more of the board of managers, directors, or other governing authority, (d) in the case of any member-managed limited liability company that is not governed by a board of managers or other board comprised of representatives of the members, appoint or designate or cause the appointment or designation of members of that limited liability company that collectively, if more than one, have the right under the Person’s Charter Documents to 50% or more of the votes with respect to the management of the limited liability company, or (e) in the case of any other Person, elect or appoint 50% or more of the members of the governing authority of it.
“Cumulative Assumed Tax Liability” means, with respect to any Member as of any Fiscal Year, the product of (a) the U.S. federal taxable income (other than taxable income incurred in connection with (i) a Sale Event or a Public Offering; (ii) the receipt of a guaranteed payment for services by such Member; (iii) the issuance of Management Units to such Member; or (iv) the forfeiture or repurchase of Management Units from such Member or another Member) allocated by the Company to such Member in such Fiscal Year and all prior Fiscal Years, less the U.S. federal taxable loss allocated by the Company to such Member in such Fiscal Year and all prior Fiscal Years; multiplied by (b) the highest applicable U.S. federal, state and local income tax rate (including any tax rate imposed on “net investment income” by Code Section 1411) applicable to an individual resident in Tulsa, Oklahoma with respect to the character of U.S. federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, dividends, ordinary income, etc.) during each applicable Fiscal Year.
“Curative Allocation” means any allocation of an item of income, gain, deduction or loss under Section 5.1(a)(x).
“Default” means, regarding any Member, (a) that Member has become and continues to be a Non-Funding Member, (b) the failure by that Member to remedy, within 30 days of receipt of written notice of it from the Company or any other Member, a material breach of Section 3.4 or (c) a Fundamental Event regarding the Member.

“Default Interest Rate” means, on the date of determination, the Prime Rate (as published in the “Money Rates” table of the Wall Street Journal, eastern edition) plus an additional six percentage points (or, if that rate is contrary to any Law, the maximum rate permitted by Law).
“Defaulting Member” means any Member that has experienced and is continuing to experience a Default.
“Depreciation” means, for any Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable regarding an asset for that year or other period, except that (a) regarding any property the Carrying Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by the remedial allocation method under Treasury Regulation Section 1.704-3(d), Depreciation for that taxable year will be the book basis recovered for that taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) regarding any other property the Carrying Value of which differs from its adjusted basis for federal income tax purposes at the beginning of that year or other period, Depreciation will be an amount that bears the same ratio to that beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for that year or other period bears to that beginning adjusted tax basis; provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for that year is zero, Depreciation will be determined by reference to that beginning Carrying Value using any reasonable method selected by the Board.
“Distributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash and cash equivalents, distributed by the Company.
“Distribution” means any cash, cash equivalents or, where applicable, the Agreed Value of Distributed Property that a Member receives from the Company.
“Drilling Commitment” means that certain Drilling Commitment Agreement by and between UPC and Company dated as of the Effective Date.
“Drilling Commitment Adjustment Amount” means an amount equal to the quotient of X divided by Y, where:
X = (a) $0.58 for each dollar of the Drilling Commitment Amount (as that term is defined in the Drilling Commitment) not expended by UPC prior to the Drilling Commitment Trigger Event; multiplied by (b) the Investor Sharing Percentage, expressed as a decimal, immediately prior to the Drilling Commitment Trigger Event; and
Y = the UNT Sharing Percentage, expressed as a decimal, immediately prior to the Drilling Commitment Trigger Event.
“Drilling Commitment Trigger Event” is defined in the Drilling Commitment.
“EBITDA” means:
(a)for the specified period, the net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis under GAAP and consistent with past practice; provided, that in determining such net income (or loss), the net income of any other Person that is not a Subsidiary of the Company or is accounted for by the Company or any of its Subsidiaries by the equity method of accounting will be included only to the extent of the payment of cash dividends or cash distributions by the other Person to the Company or its Subsidiaries during the specified period (“Net Income”);
(b)increased (without duplication) by these items to the extent deducted in calculating Net Income:
(i)interest expense, plus
(ii)income taxes; plus
(iii)depreciation and impairment losses; plus
(iv)amortization expense; plus
(v)non-cash expenses, charges, and losses, including (A) non-cash compensation charges or expenses, (B) non-cash losses incurred on hedging agreements, (C) non-cash foreign currency losses, and (D) non-cash lease accretion expenses; plus
(vi)any other extraordinary or non-recurring charges, expenses, and losses (including arising because of changes in accounting principles); plus
(vii)any non-recurring cash expenses relating to investments (excluding, to avoid doubt, the principal amount or purchase price thereof) to the extent funded by a designated equity contribution; and
(c)decreased (without duplication) by these items to the extent included in calculating Net Income:
(i)non-cash income and gains, including (A) non-cash compensation gains, (B) non-cash gains incurred on hedging agreements, and (C) non-cash foreign currency gains; plus
(ii)any other extraordinary or non-recurring income and gains (including arising because of changes in accounting principles).
“Emergency Expenditures” has the meaning set forth in the MSA.
“Emergency Reserves” means reserves (whether in the form of cash, undrawn commitments under working capital lines of credit or other committed facilities, or otherwise) in respect of Emergency Expenditures in an aggregate amount equal to $10,000,000, or such other amount as may be determined from time to time by a Supermajority Interest.
“Enforceability Exceptions” means, when referring to this Agreement, that the enforcement of this Agreement is or may be subject to the effect of: (a) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, and other similar Laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to contracts generally; (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (c) applicable Law or public policy limiting the enforcement of provisions providing for the indemnification of any Person.
“Equity Value” means the lesser of:
(a)10X LTM EBITDA, minus all indebtedness of the Company and its Subsidiaries that remains outstanding as of the relevant date of determination, plus working capital (determined in accordance with GAAP) of the Company and its Subsidiaries as of such date; and
(b)$600,000,000, minus all indebtedness of the Company and its Subsidiaries that remains outstanding as of the relevant date of determination, plus working capital (determined in accordance with GAAP) of the Company and its Subsidiaries as of such date, plus Capital Expenditures made by the Company and its Subsidiaries between the Effective Date and such date.
As used in this definition, “indebtedness” means (i) indebtedness for borrowed money, (ii) payment obligations evidenced by a bond, note, debenture, or similar instrument, (iii) payment obligations for a deferred purchase price (other than trade payables incurred in the ordinary course of business, consistent with past practice), and (iv) any guaranty or securing of any indebtedness of the type referred to in clauses (i) through (iv) above of any other Person, and specifically excludes, for the avoidance of doubt, any obligations as lessee under capital leases or surety bonds.
If, on the relevant date of determination, any prior Approved Opportunity as to which the Company has actually invested capital has not yet reached steady state EBITDA, the Board will use its best efforts to adjust EBITDA to reflect the most recent estimate of steady state EBITDA for that Approved Opportunity.
“Fair Market Value” means the value of any specified interest or property, which will not be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the circumstances of the buyer or seller.
“Fiscal Quarter” means (a) regarding the first Fiscal Quarter of the Company, the period beginning on the Effective Date and ending on March 31, 2019, (b) regarding any Fiscal Quarter thereafter except for the final Fiscal Quarter of the Company, any three-month period commencing on each of January 1, April 1, July 1, and October 1 of any Fiscal Year, and ending on the last date before the next such date and (c) regarding the final Fiscal Quarter of the Company, the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all cash and other assets and properties of the Company are distributed to the Members under Article 10.
“Fiscal Year” means the fiscal year of the Company, and its taxable year for U.S. federal income tax purposes, each of which will be the calendar year unless another fiscal year is required for U.S. federal income tax purposes. The Company will have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.
“Fundamental Event” regarding a Member means (a) that Member or that Member’s equity owners approve of the winding up, dissolution, cancellation, or termination of that Member (unless the sole distributee of that Member’s Units is a Permitted Transferee), and that Member’s winding up, dissolution, cancellation, or termination is not cured by that Member within 30 days thereafter or (b) that Member becomes a Bankrupt Member, and that Member’s status as a Bankrupt Member is not cured by that Member (i) within 30 days thereafter, regarding matters described in clause (a) of the definition of Bankrupt Member and (ii) within the applicable time period specified in clause (b) of the definition of Bankrupt Member regarding matters described in clause (b) of the definition of Bankrupt Member.
“GAAP” means accounting principles generally accepted in the United States as commonly applied by oil and gas companies, consistently applied.
“Governmental Authority” means any foreign or domestic legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the United States or foreign government, or any domestic or foreign state, county, city, municipality, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.
“Grant Date” means, with respect to any Management Unit, the date on which such Management Unit is granted to a Management Member, whether pursuant to the terms of this Agreement, an Award Agreement or otherwise.
“Indemnitee” means a Person who is or was (a) a Manager, Member, Managing Member, or an Affiliate of a Member; (b) a member, manager, shareholder, partner, agent, director, officer, or representative of a Manager, Managing Member, Member, or an Affiliate of a Member; (c) an Officer of the Company; or (d) any Person described in clauses (a) through (c) serving at the request of the Company as a manager, director, officer, agent or similar functionary of one or more of the Company’s Subsidiaries, in the case of each of clauses (a) through (d), in his, her, or its capacity as such.
“Indemnity Payment” means any payment made by UNT pursuant to Section 10.2(a)(i) or 10.2(a)(ii) of the Purchase Agreement.
“Investor HoldCo” means SP Investor Holdings, LLC, a Delaware limited liability company.
“Investor Make-Whole Units” means, relating to the funding by an Investor Member of its Mandatory Opportunity Contributions, a number of Investor Units equal to X, determined under this formula:
= Reference Multiplier

“Investor Member” means (a) prior to the end of 24 months from the Effective Date, Investor HoldCo, and (b) as of a particular date thereafter, any Person then holding an Investor Unit and that has been admitted to the Company as a Member regarding that Investor Unit.
“Investor Percentage Interest” means, regarding any Investor Member, the percentage determined based on the quotient of the number of Investor Units owned by the Investor Member divided by the total number of issued and outstanding Investor Units.
“Investor Sharing Percentage” means (a) notwithstanding subsection (b) hereof, solely for purposes of determining Distributions pursuant to Section 5.3, upon the occurrence of a Drilling Commitment Trigger Event until such time as the Investor Units have received cash Distributions since the occurrence of the Drilling Commitment Trigger Event equal to the Drilling Commitment Adjustment Amount, 100.0%, and (b) an amount equal to (i) 100% minus the Management Incentive Sharing Percentage, multiplied by (ii) during (A) the Stage 1 Period, 50.0%, (B) the Stage 2 Period, 42.5% and (C) the Stage 3 Period, 35.0%, in each case, subject to adjustment under Section 4.1(d)(iv) and Section 4.1(d)(v).
“Investor Unit” means a Unit in the Company having the rights and obligations specified with respect to the Investor Units in this Agreement.
“Investor Unit Percentage” means, as of the relevant time of determination, the quotient of (a) the aggregate number of Investor Units held by all Investor Members divided by (b) the aggregate number of Units held by all Members.
“Investor Unit Percentage Adjustment Amount” means, regarding an adjustment to the Investor Sharing Percentage to be made relating to issuing Investor Make-Whole Units, the difference between (a) the Investor Unit Percentage immediately after issuing those Investor Make-Whole Units minus (b) the Investor Unit Percentage immediately before issuing those Investor Make-Whole Units.
“IRR” means, regarding the Investor Units, collectively, or the UNT Units, collectively, as the context requires, an actual annual pre-tax return (specified as a percentage as of the date of determination) calculated with regard to all Capital Contributions made (or, where expressly contemplated by this Agreement, deemed to have been made) in respect of those Units (whenever issued, and including all Investor Make-Whole Units and UNT Make-Whole Units, as applicable) and all Distributions made (or, where expressly contemplated by this Agreement, deemed to have been made) in respect of those Units (including any such Capital Contributions by, or Distributions to, former holders of those Units). IRR will be calculated (a) assuming (i) each applicable Capital Contribution was invested on the date it was actually paid (or, where expressly contemplated by this Agreement, deemed to have been paid) to the Company (ii) each applicable Distribution was received by the applicable Member on the date it was actually paid (or, where expressly contemplated by this Agreement, deemed to have been paid) by the Company, and (iii) Distributions made with respect to Investor Units shall include any Indemnity Payments, which will be treated as received by the Investor Members on the date such Indemnity Payments were actually paid by UNT, and (b) using the XIRR function (values, dates, .1) in the most recent version of Microsoft Excel containing that function (or if that program is no longer available, another software program for calculating internal rates of return agreed to by the

Board), where (x) “values” is an array of values with each applicable Capital Contribution being a negative value and each applicable Distribution being a positive value, and (y) “dates” is the date on which such Capital Contribution is made (or, where expressly contemplated by this Agreement, deemed to have been made) regarding the applicable Units to the Company or such Distribution is made (or, where expressly contemplated by this Agreement, deemed to have been made) regarding the applicable Units.
“IRR Hurdle No. 1” means, as of the time of determination, the remaining Distributions that must be distributed to the Investor Members (after considering all prior Distributions) to provide an IRR of eleven percent (11%) with respect to the Investor Units, provided that such amount will not be less than zero.
“IRR Hurdle No. 2” means, as of the time of determination, the remaining Distributions that must be distributed to the Investor Members (after considering all prior Distributions) to provide an IRR of fifteen percent (15%) with respect to the Investor Units, provided that such amount will not be less than zero.
“Laws” means any domestic or foreign (a) federal or state constitutional provision and (b) all laws, local statutes, laws, rules (including common law rules), regulations, codes, resolutions, orders, ordinances, licenses, writs, injunctions, judgments, awards (including awards of any arbitrator), and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority having jurisdiction over the matter in question.
“Lending Member” means a Member that provides a Member Loan pursuant to Section 4.2 or Section 4.3.
“Liquidation IRR Hurdle” means, as of the time of determination, the remaining Distributions that must be distributed to the Investor Members or the UNT Members, as the context requires, (after considering all prior Distributions) to provide an IRR of seven percent (7%) with respect to the Investor Units or UNT Units, respectively, provided that such amount will not be less than zero.
“Management Backend Percentage Interest” means, as of the time of a Distribution pursuant to Section 5.3, with respect to any Management Member, the percentage determined based on the quotient of the number of Management Backend Units that are Vested Management Units held by the Management Member divided by the total number of issued and outstanding Management Backend Units that are Vested Management Units.
“Management Backend Sharing Percentage” means, (a) zero prior to the commencement of the Stage 2 Period, (b) from the commencement of the Stage 2 Period until the commencement of the Stage 3 period, an amount, expressed as a percentage, equal to (i) fourteen ninths (14/9) multiplied by (ii) 0.00001, multiplied by (iii) the aggregate number of outstanding Management Backend Units that are Vested Management Units; provided, however, that the amount described in this clause (b) shall not exceed 1.% in the aggregate, and (c) following the commencement of the Stage 3 Period, an amount, expressed as a percentage, equal to (A) 0.000035 multiplied by (B) the aggregate number of outstanding Management Backend Units that are Vested Management Units; provided, however, that the amount described in this clause (c) shall not exceed 3.5% in the aggregate.
“Management Incentive Percentage Interest” means, as of the time of a Distribution, with respect to any Management Member, the percentage determined based on the quotient of the number of Management Incentive Units that are Vested Management Units held by the Management Member divided by the total number of issued and outstanding Management Incentive Units that are Vested Management Units.
“Management Incentive Sharing Percentage” means,
(a)other than in connection with a liquidation of the Company, (i) prior to the occurrence of a prior to the commencement of the Stage 2 Period, zero; (ii)  following the from the commencement of the Stage 2 Period until the commencement of the Stage 3 period an amount, expressed as a percentage, equal to (A) 0.00001 multiplied by (B) the aggregate number of outstanding Management Incentive Units that are Vested Management Units; provided, however, the amount described in this clause (ii) shall not exceed 1.0% in the aggregate, and (iii) following the commencement of the Stage 3 Period, an amount, expressed as a percentage, equal to (A) 0.00002 multiplied by (B) the aggregate number of outstanding Management Incentive Units that are Vested Management Units; provided, however, the amount described in this clause (iii) shall not exceed 2.0% in the aggregate; and
(b)in connection with a liquidation of the Company, (i) if no Management Trigger Event has occurred, zero,  (ii)  if a Management Trigger Event has occurred, but a Management Stage 3 Trigger Event has not occurred, an amount, expressed as a percentage, equal to (A) 0.00001 multiplied by (B) the aggregate number of outstanding Management Incentive Units that are Vested Management Units; provided, however, the amount described in this clause (ii) shall not exceed 1.0% in the aggregate, and (iii) if a Management Stage 3 Trigger Event has occurred, an amount, expressed as a percentage, equal to (A) 0.00002 multiplied by (B) the aggregate number of outstanding Management Incentive Units that are Vested Management Units; provided, however, the amount described in this clause (iii) shall not exceed 2.0% in the aggregate.
A “Management Stage 3 Trigger Event” shall be deemed to have occurred if, immediately following the making of all required distributions of Company assets pursuant to Section 10.2(d)(iii), the  Board of Managers determines that the distribution of the remaining Company assets would, if made pursuant to Section 5.3(a), result in  the IRR Hurdle No. 2 being reduced to zero.
“Management Member” means any Person holding a Management Unit.
“Management Trigger Event” has the meaning set forth in Section 10.2.
“Management Unit” means a Unit in the Company having the rights and obligations specified with respect to the Management Units in this Agreement.
“Mandatory Opportunity Contribution” means, where, under Section 2.8(d)(vi), an Applicable Member has elected to make its pro rata share of the Capital Contributions required to fund an Approved Opportunity, an amount equal to that pro rata share (or, if applicable, the greater amount that such Member has elected to fund under Section 2.8(d)(vi)).

“Material Contract” means: (a) a Third Party Contract that: (i) obligates the Company to make Capital Expenditures that are reasonably likely to exceed $2,000,000; (ii) results in the creation of an exposure to a given commodity, unless (A) the Contract contains a right for the Company to suspend or terminate performance thereunder during any uneconomic period; or (B) the Company simultaneously executes another Contract that eliminates substantially all of such exposure; (iii) requires any well connections or other related Capital Expenditures where such well connection/expenses are not subject to Company’s sole discretion; (iv) includes a minimum volume commitment; (v) contains a “most favored nation” or other similar provision requiring an adjustment to the business terms of such Contract based on terms of other Contracts subsequently entered into with Third Parties; or (vi) contains any provision that would limit the Company’s ability to compete or otherwise includes an “area of mutual interest” in which the Company’s activities would be limited; (b) any Affiliate Contract; or (c) a Third Party Contract that is not included in the Budget or is likely to exceed the Approved Costs in Operator’s good faith determination. Notwithstanding the foregoing, a Material Contract shall not include any (x) Third Party Contract for sales that (i) uses an index-based pricing mechanism; (ii) has a primary term of one (1) year or less; (iii) is with a Third Party that has received credit approval from the Managing Member; and (iv) does not contain a firm volume commitment of more than fifty thousand (50,000) MMBtu per day, (y) Third Party Contract for firm transportation that (i) is for a volume of fifty thousand (50,000) MMBtu per day or less; (ii) has a primary term of one (1) year or less; and (iii) passes through the transportation costs to the applicable producer; or (z) any Third Party Contract that is required as a result of expenditure approved in a Budget or any amendment to a Budget approved pursuant to Section 6.8(b)(iii).
“Member” means any Person signing this Agreement as a Member or any Person later admitted to the Company as an additional Member or Substituted Member, but includes no Assignee or Person who has ceased to be a Member in the Company.
“Member Loan” means a loan by an Applicable Member to the Company under either Section 4.2(c) or Section 4.3(c), which will (a) bear interest at (i) the Default Interest Rate with respect to any loan made under Section 4.3(c) or (ii) the Agreed Interest Rate with respect to any loan made under Section 4.2(c), in each case from the date of such Member Loan until repaid in full; (b) to the full extent possible under Law and existing contracts to which the Company and its Subsidiaries are a party, be secured by all assets of the Company and its Subsidiaries; and (c) be repaid fully out of Available Cash otherwise distributable to the Member(s) prior to any Distributions to the Member(s).
“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).
“Membership Interest” means the entire limited liability company interest of a Member in the Company, including, to the extent specified herein, rights to Distributions (liquidating or otherwise), allocations, information and to vote, and all other rights, benefits, and privileges enjoyed by and all liabilities and obligations imposed on a Member under the Act, the Certificate, this Agreement or otherwise as a Member.
“Midstream Services Right of First Offer Agreement” means that certain Midstream Services Right of First Offer Agreement, dated as of the Effective Date, by and between UPC and the Company (including any schedules, exhibits and annexes thereto), as amended, supplemented, or restated.
“MSA” means the Management Services and Operating Agreement, dated as of the Effective Date, by and between the Company and Operator, as same may be amended or restated.
“Nonrecourse Built-in Gain” means regarding any Contributed Properties or Adjusted Properties subject to a mortgage or pledge securing a Nonrecourse Liability, any taxable gain that would be allocated to the Members if those properties were disposed of in a taxable transaction in full satisfaction of such liability and for no other consideration.
“Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b).
“Nonrecourse Liability” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(3).
“Officer” means any person appointed as an officer of the Company as provided in Section 6.9, excluding (other than for purposes of the definition of “Indemnitee”) any person who has ceased to be an officer of the Company.
“Operating Expenses” means costs and expenses reasonably necessary to continue operating and maintaining the Company Assets.
“Operations Shortfall” has the meaning set forth in the MSA.
“Operator” means SPC Midstream Operating, L.L.C. or its successor or permitted assigns, in each case as the operator under the MSA.
“Other Indemnification Agreement” means one or more Charter Documents or insurance policies maintained by any Member or Affiliate of it providing for indemnification of and advancement of expenses for any Indemnitee for the same matters subject to indemnification and advancement of expenses under this Agreement.
“Partial Sale Event” means the sale of eighty percent (80%) or more of the aggregate number of the issued and outstanding UNT Units and Investor Units to a Third Party in a single transaction that does not result in receipt of consideration by the Company.
“Participating Member” means, regarding an Approved Opportunity, an Applicable Member that has elected to make a Mandatory Opportunity Contribution regarding the Approved Opportunity.

“Parties” means the Members.
“Permitted Lien” means any (a) mechanic’s, materialman’s, warehouseman’s, carrier’s, and similar liens for labor, materials, or supplies incurred under Law or in the ordinary course of business consistent with past custom and practice, (b) purchase money security interests arising in the ordinary course of business consistent with past custom and practice, (c) liens for current period Taxes, which are not yet due, (d) the terms and provisions of the rights-of-way and other instruments, contracts, and agreements constituting part of the real property interests of the Company or its Subsidiaries, and the terms and provisions of any assignments and conveyances of any real property interests of the Company or its Subsidiaries, (e) conditions in any Permit held by the Company or its Subsidiaries, (f) imperfections of title, liens, claims, easements, covenants, conditions, restrictions, title, and survey defects and other charges and encumbrances that are not material or that a reasonable and prudent purchaser of similar assets would accept, or (g) Security Interest granted under any bank credit facility that the Company may enter into.
“Permitted Transfer” means any Transfer of all or a portion of an Applicable Member’s Units to, with respect to each Applicable Member, any of such Applicable Member’s wholly owned Affiliates; provided, that with respect to all such Transfers, (x) the Permitted Transferee and Transferring Member deliver to the Company an executed Adoption Agreement as described in Section 3.7(e) and (y) the Transfer is not to a Restricted Transferee. Further, notwithstanding anything herein to the contrary, (A) if such Transfer would cause any assets of the Company to be treated as tax-exempt use property within the meaning of Section 168(h) of the Code, such Transfer shall not constitute a Permitted Transfer unless the Transferring Member has indemnified the Non-Transferring Members against any adverse tax effects in a manner reasonably acceptable to such Non-Transferring Members or has obtained the prior written consent of each Non-Transferring Member and (B) no Transfer shall constitute a Permitted Transfer if such Transfer would cause the Company to be a publicly traded partnership for tax purposes.
“Permitted Transferee” means any Person to whom interests in all or any Units are Transferred pursuant to a Permitted Transfer.
“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“PG” means the PG Members.
“PG Members” means Partners Group Superior, LLC, a Delaware limited liability company, and Partners Group Direct Infrastructure 2016 (USD) A, L.P., a Delaware limited partnership, as members of Investor HoldCo, and any other Affiliate of Partners Group (USA) Inc. that becomes a member of Investor HoldCo, but does not include any successor or assignee of the foregoing that is not an Affiliate of Partners Group (USA) Inc.
“Prime Rate” means, as of the relevant time, the rate publicly announced by JPMorgan Chase Bank, N.A., New York, New York (or any successor bank) as its prime rate.
“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative, or otherwise.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for that Fiscal Year or period, determined under Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately under Code § 703(a)(1) will be included in taxable income or loss) with these adjustments:
(a)Any income of the Company exempt from U.S. federal income tax, and to the extent not otherwise considered in computing Profits or Losses under this paragraph, will be added to the taxable income or loss;
(b)Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and to the extent not otherwise considered in computing Profits or Losses under this paragraph, will be subtracted from that taxable income or loss;
(c)If the Carrying Value of any Company Asset is adjusted under the definition of “Carrying Value”, that adjustment will be considered as gain or loss from the disposition of the asset in computing Profits or Losses;
(d)Gain or loss resulting from any disposition of any Company Asset regarding which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differing from its Carrying Value;
(e)In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing that taxable income or loss, there will be taken into account Depreciation for the Fiscal Year, computed under the definition of Depreciation; and
(f)Any items specially allocated under Section 5.1(a) will not be taken into account in computing Profits or Losses.
“Profits Interest” means an interest in the Company that is classified as a partnership profits interest within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other applicable Laws).
“Public Offering” means the sale, in an underwritten public offering registered pursuant to an effective registration statement under the Securities Act, of equity securities of the Company, a Subsidiary of the Company or an Affiliate of the Company or a successor thereto consummated with Supermajority Interest approval of the Board.
“Reference Multiplier” means an amount equal to the quotient of the Subject Capital Contribution divided by the sum of (i) Equity Value plus (ii) the Subject Capital Contribution.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction under Section 5.1(a)(i), Section 5.1(a)(ii), Section 5.1(a)(iii), Section 5.1(a)(iv), Section 5.1(a)(v), Section 5.1(a)(vi), Section 5.1(a)(vii) or Section 5.1(a)(ix).

“Restricted Transferee” means a Person that is or whose Affiliate is a Person that, on the date of the proposed Transfer, is: (a) any Person whose property is blocked under an Executive Order issued by the President of the United States of America or under any sanctions administered by the Office of Foreign Assets Control (“OFAC”); (b) any governmental authority with which transactions by U.S. Persons are prohibited as of the time of a relevant transaction under any international trade law, including export control laws administered by the Department of Commerce, the Department of State, the Department of Energy, or the Department of Homeland Security; (c) any Person designated in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or any other similar list or order promulgated by any U.S. governmental authority from time to time regarding Persons designated as terrorists or suspected terrorists or otherwise subject to trade, anti-money laundering or anti-terrorism restrictions under United States federal or state law from time to time; (d) any “National” of Cuba except an “Unblocked National”, as those terms are defined in Title 31, Part 515 of the U.S. Code of Federal Regulations, as amended from time to time; or (e) any Person owned or controlled by, or acting or purporting to act for, any of the foregoing Persons.
“Revised Partnership Audit Provisions” means Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.
“Sale Event” means (a) the sale of all or substantially all, of the issued and outstanding Units of the Company to a Third Party for value, (b) the sale of all or substantially all of the Company Assets to a Third Party for value, (c) an equity exchange with a Third Party of all or substantially all of the Units of the Company, or (d) a merger or consolidation of the Company with a Third Party for value or other similar transaction.
“Security Interest” means any security interest, lien, mortgage, deed of trust, encumbrance, hypothecation, pledge, purchase option, or other similar adverse claim or obligation, whether created by operation of law or otherwise, created by any Person in any of its property or rights.
“Service” means the U.S. Internal Revenue Service.
“Sharing Ratio” means, regarding an Applicable Member, and as of the relevant time of determination, the quotient (expressed as a percentage) of (a) the number of Units (other than Management Units) held by that Member as of that time, divided by (b) the number of Units (other than Management Units) held by all Members as of that time. For the avoidance of doubt, there shall be no adjustment to Sharing Ratios as the result of any Indemnity Payment.
“Stage 1 Period” means the period from the Effective Date and ending when the IRR Hurdle No. 1 is equal to zero; provided, that, if a Distribution is made which causes IRR Hurdle No. 1 to be less than zero at any point in time during a calendar month, then the Stage 1 Period will be deemed to have expired and terminated as of that point in time and with regard to all amounts over the amount required to cause IRR Hurdle No. 1 to be equal to zero.
“Stage 2 Period” means the period commencing immediately on the expiration of the Stage 1 Period and ending when the IRR Hurdle No. 2 is equal to zero; provided, that, if a Distribution is made which causes IRR Hurdle No. 2 to be less than zero at any point in time during a calendar month, then the Stage 2 Period will be deemed to have expired and terminated as of that point in time and with regard to all amounts over the amount required to cause IRR Hurdle No. 2 to be equal to zero.
“Stage 3 Period” means the period commencing immediately on the expiration of the Stage 2 Period and ending on the liquidation and termination of the Company.
“Straddle Plant Assets” means natural gas gathering or natural gas processing assets located along a natural gas transmission line.
“Subject Capital Contribution” means, as to a particular Applicable Member (other than a Non-Funding Member) or a particular Participating Member, as the context may require:
(a)regarding a Mandatory Call Notice as to which a Member has Defaulted (excluding any such Mandatory Call Notice in respect of a Mandatory Opportunity Contribution), the aggregate amount contributed by the particular Member in respect of that Mandatory Call Notice, including (if applicable) those amounts contributed by that Member (in its capacity as a Contributing Member) as an Elective Contribution; and
(b)regarding the funding by that Participating Member of its Mandatory Opportunity Contribution under a Mandatory Call Notice, the Mandatory Opportunity Contribution amount contributed by that Participating Member under that Mandatory Call Notice.
“Subsidiary” means, regarding any Person as of the date the determination is being made, any other Person (a) that is Controlled directly or indirectly by that Person and (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is over 50% owned directly or indirectly by that Person.
“Substituted Member” means a Person admitted as a Member of the Company as provided in Article 3 in place of and with all the rights and obligations of a Transferring Member regarding the Units Transferred and who is shown as a Member on the books and records of the Company.
“Tax Distribution” means, with respect to any Member for any Fiscal Year, the excess, if any, of (a) the Cumulative Assumed Tax Liability of such Member as of such Fiscal Year, over (b) the amount of distributions made to such Member pursuant to Sections 5.3(b), 5.3(c), 5.3(d) and 5.3(e) during such Fiscal Year and all prior Fiscal Years, plus the amount of distributions made to such Member pursuant to Section 5.3(g) with respect to all prior Fiscal Years.
“Tax Distribution Date” means, with respect to each Fiscal Year, the first March 15 following the end of such Fiscal Year.
“Third Party” means any Person other than (a) a Member and its Affiliates and (b) the Company and its Subsidiaries.
“Third Party Contract” means any Contract entered into by Operator or the Company, or a Subsidiary of the Company with a Third Party, pursuant to which services, supplies, materials,

or equipment related to the Company Assets will be provided to Operator for the benefit of the Company or to the Company by a contract, supplier, or other vendor.
“Total Default Amount” means (a) regarding each Contributing Member that has made an Elective Contribution, (i) the Elective Contribution multiplied by three; plus (ii) Collection Costs, and (b) for any part of a Default Amount for which no Elective Contribution has been made, (i) that part of the Default Amount plus accrued interest from the date of Default at the Default Interest Rate, compounding annually; plus (ii) Collection Costs.
“Transfer” or “Transferred” means, regarding any Units (which for all purposes in this Agreement includes the Membership Interests represented by those Units), the voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration and whether by law or otherwise, including by merger, consolidation, reorganization, recapitalization or equity interest exchange) of any rights, interests, or obligations regarding all or any portion of those Units; provided, that the terms “Transfer” and “Transferred” when used in this Agreement include only direct Transfers of all or any Units by a Member.
“Transferee” means a Person who receives an interest in any Units through a Transfer.
“Treasury Regulation” means the Income Tax Regulations promulgated under the Code, (including corresponding provisions of successor regulations).
“United States Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Unpaid Indemnity Amounts” means any amount that the Company fails to indemnify or advance to an Indemnitee as required by Article 9.
“UNT Make-Whole Units” means, relating to the funding by a UNT Member of its Mandatory Opportunity Contributions, a number of UNT Units equal to X, determined under this formula:
= Reference Multiplier
“UNT Member” means any Person holding a UNT Unit admitted to the Company as a Member regarding that UNT Unit.
“UNT Percentage Interest” means, regarding any UNT Member, the percentage determined based on the quotient of the number of UNT Units owned by the UNT Member divided by the total number of issued and outstanding UNT Units.
“UNT Sharing Percentage” means when used (a) notwithstanding subsection (b) hereof, solely for purposes of determining Distributions pursuant to Section 5.3, upon the occurrence of a Drilling Commitment Trigger Event until such time as the Investor Units have received cash Distributions since the occurrence of the Drilling Commitment Trigger Event equal to the Drilling Commitment Adjustment Amount, 0.0%, and (b) an amount equal to (i) 100% minus the

Management Incentive Sharing Percentage, multiplied by (ii) during (A) the Stage 1 Period, 50.0%, (B) the Stage 2 Period, 57.5% and (d) the Stage 3 Period, 65.0%, in each case, subject to adjustment under Section 4.1(d)(iv) and Section 4.1(d)(v).
“UNT Unit” means a Unit in the Company having the rights and obligations specified with respect to the UNT Units in this Agreement.
“UNT Unit Percentage” means, as of the relevant time of determination, the quotient of (a) the aggregate number of UNT Units held by all UNT Members divided by (b) the aggregate number of Units held by all Members.
“UNT Unit Percentage Adjustment Amount” means, regarding an adjustment to the UNT Sharing Percentage made in connection with the issuance of UNT Make-Whole Units, the difference between (a) the UNT Unit Percentage immediately after issuing those UNT Make-Whole Units minus (b) the UNT Unit Percentage immediately before issuing those UNT Make-Whole Units.
“Unvested Management Unit” means any Management Unit that is not a Vested Management Unit.
“UPC” means Unit Petroleum Company, an Oklahoma corporation.
“Vested Management Unit” means any Management Unit that has become “vested” in accordance with the terms of the Award Agreement entered into in connection with the grant of such Management Unit.
“Working Capital Borrowings” means borrowings by the Company used solely for its working capital purposes made pursuant to a credit facility, commercial paper facility or similar financing arrangement; provided that when such borrowings are incurred by the Company, it is the intent of the Company to repay such borrowings within twelve months (other than from additional Working Capital Borrowings).
1.2Other Terms. Other terms defined elsewhere in this Agreement will have the meaning assigned therein. The Recitals are incorporated herein by reference as if fully set forth herein.
1.3Construction.
(a)All section, schedule, and exhibit references used in this Agreement are to sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.
(b)If a term is defined as one part of speech (like a noun), it will have a corresponding meaning when used as another part of speech (like a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement requires otherwise, words importing the masculine gender will include the feminine and neutral genders and vice versa. The term “includes” or “including” will mean “including without limitation.” The words “hereby,” “in this Agreement,” “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement and not to any section or article in which those words appear.
(c)The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, will not apply to the construction or interpretation of this Agreement.
(d)The article and section headings and captions in this Agreement are for convenience only and will not be a part of or affect the construction or interpretation of any provision of this Agreement.
(e)All references to currency in this Agreement will be to, and all payments required under this agreement will be paid in, U.S. Dollars.
(f)All accounting terms used in this Agreement and not defined in this Agreement will have the meanings given to them under GAAP.
(g)References to any Law or agreement will mean that Law or agreement as it may be amended from time to time.
(h)The word “or” means any combination of the alternatives (including any one, or all of the alternatives) specified.
(i)Any reference to a meeting or unanimous approval of the Members used in this Agreement means a meeting or unanimous approval of the Applicable Members. For the avoidance of doubt, Management Members shall have no voting rights and no rights to consent to or approve any action or matter.
Article 2
Organization
2.1Formation. The Company was organized as an Oklahoma limited liability company by filing a Certificate of Formation with the Secretary of State of the State of Oklahoma under the Act on the Formation Date. The Company was converted into a Delaware limited liability company by filing a Certificate of Conversion and Certificate of Formation on March 27, 2018 (as amended, supplemented or restated, the “Certificate”). This Agreement is adopted, signed, and agreed to by the Members to amend and restate the A&R Agreement.
2.2Name. The name of the Company is “Superior Pipeline Company, L.L.C.” and all Company business will be conducted in that name or other names that comply with Law as the Board may select.
2.3Principal Office; Other Offices; Registered Office; Registered Agent. The principal office of the Company in the United States will be at 8200 South Unit Drive, Tulsa, Oklahoma 74132 or at any other place as the Managing Member may designate, which need not be in the State of Delaware. The Company may have other offices as the Managing Member may designate. The registered office of the Company required by the Act to be maintained in the State of Delaware will be the registered office named in the Certificate or any other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware will be the registered agent named in the Certificate or any other Person as the Managing Member may designate in the manner provided by Law.
2.4Purpose. The sole purpose of the Company is to engage in the Company Business. Except for activities related to that purpose, there are no other authorized business purposes of the Company. The Company will not engage in any activity or conduct inconsistent with the Company Business.
2.5Foreign Qualification. Before the Company conducts business in any jurisdiction other than Delaware, the Managing Member will cause the Company to comply, to the extent procedures are available and the matters are reasonably within the control of the Company, with all requirements to qualify the Company as a foreign limited liability company, and to make those filings and take those actions required to keep the Company in good standing in that jurisdiction. Each Member agrees to sign, acknowledge, and deliver all documents necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all jurisdictions where the Company conducts business.
2.6Term. Subject to this Agreement, the term of the Company is perpetual.
2.7Mergers and Exchanges. Subject to this Agreement, the Company may be a party to any merger, equity exchange, consolidation, or acquisition, or any other type of reorganization.
2.8Business Opportunities; No Fiduciary Duties.
(a)Restrictions on Investor HoldCo and PG. For so long as it holds a direct or indirect equity interest in the Company, each of PG and Investor HoldCo will not, and will cause all Persons Controlled by it (excluding the Company and its Subsidiaries) not to, without the consent of the Board (which consent may not be unreasonably withheld, conditioned, or delayed), pursue, directly, or indirectly, after the Effective Date, any Opportunity required to be submitted to the Company hereunder, unless it is a Declined Opportunity that PG, Investor HoldCo, or any other Investor Member is permitted to pursue as provided herein.
(b)Restrictions on UNT. Each UNT Member and, for so long as UNT holds a direct or indirect equity interest in the Company, UNT will not, and will cause all Persons Controlled by it (excluding the Company and its Subsidiaries) not to, pursue, directly, or indirectly, after the Effective Date, any Opportunity required to be submitted to the Company hereunder, unless it is a Declined Opportunity that UNT or any other UNT Member is permitted to pursue as provided herein.
(c)Unrestricted Business Assets. Except for the restrictions in Section 2.8(a) and Section 2.8(b), this Agreement creates no restriction on the right or ability of each Member and its Affiliates to engage in any business or activity or hold or acquire assets or an interest of any nature in, directly or indirectly, independently or with others, whether as an equity owner, lender, consultant, employee, operator, manager, partner, joint venturer, or otherwise, any business, activity, assets, or interest, without regard to whether such business, activity, assets, or interest (A) is located or conducted inside or outside the Business Area or (B) is directly or indirectly competitive with the Company Business then conducted, or expected to be conducted, by the Company or its Subsidiaries, without the consent or approval of the other Members or the Company, and with no duty or obligation to account to the other Members or the Company in connection therewith, including the following existing investments of Affiliates of PG: (1) Fermaca Luxembourg s.a.r.l., a holding company for investments in natural gas and natural gas liquids pipeline and engineering operations and projects in Mexico and includes a non-Controlling interest in Roadrunner Gas Transmission LLC, a pipeline project in Texas and (2) Project Raven, an ethylene to butene 1 processing facility under construction in Baytown, Texas (collectively, the “Unrestricted Business Assets”). None of the Company, the Members, or their respective Affiliates will have any right, by virtue of this Agreement, to share or participate in the Unrestricted Business Assets of another Member or that Member’s Affiliates (excluding the Company and its Subsidiaries), or to require an accounting of, or to share or participate in, the income or proceeds derived from any Unrestricted Business Assets. For the avoidance of doubt, nothing herein shall be construed as limiting or modifying the restrictions set forth in (i) Section 4.2 (regarding individuals holding Key Positions, as such term is defined in the MSA) of the MSA, which shall continue in effect in accordance with the terms of the MSA and (ii) any Contract to which a Management Member is a party, which shall continue in effect in accordance with the terms of such Contract.
(d)Opportunities.
(i)For purposes of this Agreement, the term “Opportunity” means any opportunity to, directly or indirectly, via the acquisition of equity interests in another Person or otherwise, (a) develop, plan, design, engineer, procure, construct, or install or (b) acquire from a Third Party, in either case, a Controlling interest in gathering lines, field storage, treating or other gathering or processing assets for water, natural gas, natural gas liquids, or oil (but excluding any FERC-regulated transmission facilities or facilities (other than any Straddle Plant Assets) downstream of such transmission facilities) and that are within the Business Area and either (i) are directly related to the Company Business or (ii) would reasonably be expected to compete with the Company Business (the assets captured within the foregoing being the “Competitive Assets”). However, neither of the following shall be deemed an Opportunity hereunder (and, therefore, shall not be required to be submitted by any Member hereunder): (x) any opportunity to acquire a non-Controlling interest in any asset or Person, whether or not involving Competitive Assets and (y) any opportunity involving Competitive Assets where the value of the Competitive Assets and related tangible assets comprise less than 33% of the total value of such opportunity (as determined in good faith by the Member that would otherwise be responsible for proposing that opportunity). Competitive Assets described in the immediately preceding clause (y) shall be deemed to be Unrestricted Business Assets. As used herein, a “Package Opportunity” means an Opportunity where the value of the Competitive Assets and related tangible assets is equal to or greater than 33% (as determined in good faith by the Member responsible for proposing the Opportunity), but less than 100%, of the total value of such Opportunity.

(ii)If an Applicable Member or, for so long as UNT, Investor HoldCo or PG holds a direct or indirect equity interest in the Company, UNT, Investor HoldCo or PG, or any Person Controlled by UNT, Investor HoldCo or PG, as applicable, desires to pursue an Opportunity, then, subject to Section 2.8(d)(viii), that Member (or the Member that is an Affiliate of UNT, Investor HoldCo, or PG, as applicable) (the “Presenting Member”) will promptly provide written notice (an “Opportunity Notice”) of the Opportunity to the other Applicable Members (each, a “Non-Presenting Member”). The notice must describe the Opportunity in reasonable detail, to the extent known. The Opportunity Notice will be deemed to include (x) subject to Section 2.8(d)(viii), an offer to permit the Company to pursue the Opportunity and (y) an undertaking by the Presenting Member (or the restricted Person with whom it is Affiliated, as applicable) not to undertake or allow Persons Controlled by that Member (or, in the case of a Member that is an Affiliate of UNT, Investor HoldCo or PG, UNT, Investor HoldCo or PG or Persons Controlled by it, as applicable) to pursue the Opportunity unless and until the Opportunity constitutes a Declined Opportunity.
(iii)The Board will, before the sixth Business Day following receipt of any Opportunity Notice (or as soon as reasonably practicable thereafter), call a meeting to be held within five Business Days to consider the applicable Opportunity (however, if the Opportunity is under a preferential purchase right arrangement where the response timeline is compressed, each Applicable Member will use reasonable efforts to expedite review of the Opportunity so as to preserve the ability of the Presenting Member (or its Affiliate) to undertake the Opportunity if it becomes a Declined Opportunity). The Board will determine at such meeting if the Company will (A) evaluate the Opportunity or (B) decline the Opportunity (a “Declined Opportunity”) and will specify the latest date by which a meeting of the Board will, if the evaluation thereof is approved, be held to vote on whether the Company will pursue the Opportunity. If the Board fails to approve the evaluation of the Opportunity or fails to decline the Opportunity, in either case within 11 Business Days after receipt of an Opportunity Notice, the Opportunity will be deemed a Declined Opportunity. In lieu of a meeting, the Board may determine to evaluate or decline the Opportunity by written consent, which consent may be provided by email confirmation.
(iv)If an Opportunity becomes a Declined Opportunity, then (x) the Presenting Member (or its Affiliate, as applicable) will be free to pursue the Declined Opportunity (provided that, except as set forth in Section 2.8(d)(ix), its Board Managers voted in favor of the Company evaluating and, if applicable, pursuing the Declined Opportunity) and if acquired or developed shall be an Unrestricted Business Asset, (y) the Non-Presenting Members will not (and will cause the Persons Controlled by them, respectively, not to) pursue the Declined Opportunity, and (z) none of the Company, the Members, or their Affiliates will have any right to any accounting of it or income or proceeds associated with the Declined Opportunity.

(v)If the Board timely determines that the Company should evaluate an Opportunity, (A) the Company will cause the budget associated with evaluating the Opportunity to be incorporated into the then-current Budget; (B) the Company will perform the diligence and investigation as the Board determines reasonably appropriate to evaluate that Opportunity, and will prepare or cause to be prepared a multi-year budget for the Opportunity, the budget to include all items of capital cost, expense, and revenue in reasonable detail, and an anticipated schedule of Capital Contributions to fund the capital costs of that Opportunity; and (C) the Company will call, on or before (but not more than five Business Days prior to) the date set forth by the Board pursuant to Section 2.8(d)(iii), a meeting of the Board to be held within five Business Days after notice of such is given (the “Meeting Deadline”).
(vi)At the meeting called under the prior paragraph, the Board will vote on whether the Company will pursue the Opportunity. At the meeting each Applicable Member will notify each other Applicable Member as to whether such notifying Applicable Member elects to make its pro rata share (based on its Investor Percentage Interest of the then applicable Investor Sharing Percentage, in the case of an Investor Member and its UNT Percentage Interest of the then applicable UNT Sharing Percentage, in the case of a UNT Member) of the Capital Contributions required to fund the Opportunity if it is an Approved Opportunity. Each Applicable Member will also indicate if it will make additional Capital Contributions in an amount equal to the pro rata share of the Capital Contributions of any Applicable Member declining to make its pro rata share of Capital Contributions. If any Applicable Member at the meeting does not notify each other Applicable Member at the meeting of its election, then that Applicable Member will be deemed to have elected to not contribute its pro rata share of the Capital Contributions. If fewer than all Applicable Members choose to make their respective pro rata Capital Contributions (unless one or more Participating Members has elected to make additional Capital Contributions in an aggregate amount equal to the pro rata share of the non-Participating Members), the Approved Opportunity will be deemed a Declined Opportunity. If more than one Participating Member desires to make an additional Capital Contribution regarding the share of the non-Participating Members, the additional Capital Contribution that each Participating Member will be entitled to make will be equal to its pro rata share (calculated in a manner consistent with the manner in which such Participating Member’s pro rata share is calculated pursuant to the preceding provisions of this Section 2.8(d)(vi), but disregarding for this purpose the shares of all non-Participating Members) of all Participating Members desiring to make additional Capital Contributions. An Opportunity approved by the Board by the Meeting Deadline will be deemed an “Approved Opportunity”. An Opportunity not approved by the Meeting Deadline will be deemed a Declined Opportunity and Section 2.8(d)(iv) will apply. If, where applicable, substantial progress on an Approved Opportunity has not been achieved within six months following the date on which such Approved Opportunity was approved by the Board, (a) any Participating Member shall have the right to send written notice to the Company notifying the Company that substantial progress has not been made on the Approved Opportunity and (b) if the Company does not commence activities in good faith to pursue such Approved Opportunity within 30 days, such Approved Opportunity shall be deemed a Declined Opportunity.
(vii)Unless an Approved Opportunity is deemed a Declined Opportunity, the Company will cause the budget associated with pursuing the Approved Opportunity to be incorporated into the then current Budget.
(viii)In addition to the preceding provisions of this Section 2.8(d), the following provisions shall apply to each Package Opportunity:
(A)Although the Package Opportunity must be presented to the Non-Presenting Members as contemplated by Section 2.8(d)(ii) and this Section 2.8(d)(viii), the Opportunity Notice in respect of any Package Opportunity will be deemed to include an offer to permit the Company to pursue only that portion of the Package Opportunity comprised of Competitive Assets and related intangible assets;
(B)Consistent with Section 2.8(d)(ii), the Presenting Member shall provide the Non-Presenting Members with the Opportunity Notice as promptly as practicable following the Presenting Member’s determination (or the determination of its restricted Affiliate, as applicable) that it desires to pursue the Package Opportunity. However, notwithstanding anything in Section 2.8(d)(ii) to the contrary, the failure by a Presenting Member to present a Package Opportunity to the Non-Presenting Members prior to consummation of the acquisition of that Package Opportunity shall not be deemed a breach of this Agreement by that Presenting Member if (i) the Presenting Member determined in good faith that it was impracticable for the Presenting Member to present the Package Opportunity to the Non-Presenting Members prior to the consummation of such acquisition (due to confidentiality restrictions, timing concerns, or otherwise), and (ii) the Presenting Member provides the Non-Presenting Members with an Opportunity Notice in respect of such Package Opportunity promptly following the consummation of such acquisition;
(C)The Presenting Member will, as promptly as practicable (and to the extent practicable), involve the Non-Presenting Members in the process by which the value of the Competitive Assets and related intangible assets included in the Package Opportunity (relative to the other assets included in that Package Opportunity) is determined;
(D)If the evaluation of the Package Opportunity is approved by the Board pursuant to Section 2.8(d)(iii), the Applicable Members will negotiate in good faith the price and other terms under which the Company would acquire the Competitive Assets and related intangible assets included therein;
(E)If the Applicable Members agree on the price and other terms under which the Company will acquire the Competitive Assets and related intangible assets and the Package Opportunity becomes an Approved Opportunity pursuant to Section 2.8(d)(vi), the Applicable Member will (or will cause its applicable Affiliate to) sell the Competitive Assets and related intangible assets to the Company at such price and on such terms; and
(F)If the Applicable Members are unable to agree on the price or other terms under which the Company would acquire the Competitive Assets and related intangible assets or the Package Opportunity otherwise fails to become an Approved Opportunity pursuant to Section 2.8(d)(vi), then the Package Opportunity shall be deemed a Declined Opportunity and the Competitive Assets included therein shall be deemed to be Unrestricted Business Assets.
(ix)Where, with respect to an Opportunity that PG or any Person Controlled by it (excluding Investor HoldCo) (any such Person, for purposes of this Section 2.8(d)(ix), a “Restricted Person”) desires to pursue, Investor HoldCo is the Presenting Member, the following provisions shall apply:
(A)Investor HoldCo will be required to present an Opportunity Notice in respect of that Opportunity even if it is apparent to Investor HoldCo that such Opportunity will ultimately become a Declined Opportunity due to the desire of fewer than all members of Investor HoldCo to pursue it;
(B)Each Board Manager appointed by the Investor Managers will be required to indicate in writing (1) whether such Board Manager is in favor of, or against, the evaluation or pursuit, as the case may be, by the Company of that Opportunity and (2) if applicable, the Restricted Person of which such Board Manager is a Representative. The written indication described in the immediately preceding sentence shall be separate and apart from, and shall not constitute, a vote by the Board Manager (or Investor HoldCo) as to such matter; and
(C)If (1) the Board Manager that is a Representative of the Restricted Person desiring to pursue the Opportunity indicates in writing that such Board Manager is in favor of the evaluation or pursuit, as the case may be, of that Opportunity and (2) that Opportunity nevertheless becomes a Declined Opportunity, then notwithstanding anything herein to the contrary, that Restricted Person that desires to pursue that Opportunity may do so outside of the Company, provided, that (i) nothing herein shall preclude any (x) UNT Member or (y) any other Restricted Person that is Represented by a Board Manager that, in the case of each of clauses (x) and (y), voted in favor of (or in the case of such other Restricted Person, whose Board Manager indicated in writing that it is in favor of) the pursuit by the Company of that Opportunity from pursuing that Opportunity outside of the Company (either independently or in concert with the first Restricted Person, to the extent not prohibited by any applicable exclusivity agreement); and (ii) any other Restricted Person that is

Represented by a Board Manager that did not vote in favor of such pursuit may not participate with the first Restricted Person in such Declined Opportunity.
(e)Fiduciary Duties.
(i)To the full extent permitted by Law, no Indemnitee will be liable to the Company or any of its Subsidiaries or to any Member for any act performed or omission made by that Person under this Agreement or the matters contemplated in this Agreement, unless that act or omission resulted from fraud or a willful illegal act by that Person. To the full extent permitted by Law, this Agreement, if it eliminates or restricts the duties and liabilities of the Board or any Indemnitee otherwise existing at Law or in equity, is agreed by the Members to modify those duties and liabilities. If, at Law or in equity, any Indemnitee has duties (including fiduciary duties) and liabilities relating to the Company or any of its Subsidiaries or to another Member, that Indemnitee will not be liable to the Company or to any other Person for its good faith reliance on this Agreement. Except as provided in this Agreement, no Indemnitee will have any fiduciary duties, or, to the full extent permitted by Law, other duties, obligations, or liabilities to the Company, any of its Subsidiaries, any Member, or any other Person bound by this Agreement, and, to the full extent permitted by Law, the Indemnitees will only be subject to any contractual standards imposed and existing under this Agreement.
(ii)To the maximum extent permitted under Law and despite any other provisions of this Agreement or any other agreement contemplated in this Agreement or applicable provisions of Law or in equity or otherwise, whenever an Indemnitee is permitted or required to decide or take an action or omit to do the foregoing: (A) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude or without an express standard of behavior (including standards like “reasonable” or “good faith”), that Indemnitee may consider only those interests and factors, including its own, as it desires, and will have no duty or obligation to consider any other interests or factors, or (B) with an express standard of behavior (including standards like “reasonable” or “good faith”), then the Indemnitee will comply with that express standard and, to the maximum extent permitted under Law, will not be subject to any other or additional standard imposed by this Agreement or applicable Law. For purposes of this Agreement, “good faith” will mean “subjective good faith” as understood and interpreted under Delaware law.
(iii)The Company and the Members agree that any claims, actions, rights to sue, other remedies, or recourse to or against any Member for or in connection with any decisions or determinations by that Member, whether arising in common law or equity or created by rule of Law, contract (including this Agreement) or otherwise, are in each case (except as set forth above) released and waived by the Company and each other Member (and each Assignee), to the full extent permitted by Law, as a condition of and as part of the condition for signing this Agreement and the undertaking to incur the obligations provided for in this Agreement.
(iv)Nothing in this Agreement is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties or obligations, or otherwise subject the Members to joint and several liability or vicarious liability or to impose any duty, obligation or liability that would arise from so regarding any Members or the Company. Despite anything in this Section 2.8(e) to the contrary, nothing in this Agreement will be construed to relieve any Person from its obligations under Section 3.8 or to waive any claims of the Company relating to a breach of that Section.
2.9Default. If any Member is a Defaulting Member, without limiting the applicability of any other provision of this Agreement, this Section 2.9 will apply.
(a)General Provisions.
(i)Each Member will notify the other Members within five Business Days of a Fundamental Event regarding that Member.
(ii)A Defaulting Member’s right to pursue rights and remedies against any other Member or the Company relating to this Agreement will not be suspended during the time the Defaulting Member is in Default.
(iii)When a Default is cured, whether through payment or retention of a Total Default Amount, the issuance of UNT Make Whole Units or Investor Make Whole Units, the admission of the Transferee as a Substituted Member by consent of the Members and the satisfaction of the requirements of Section 3.4(l), or otherwise, as applicable, the Defaulting Member will no longer be deemed a Defaulting Member and, unless the Members have admitted the Transferee/Assignee as a Substituted Member regarding all of the Units previously owned by the Defaulting Member, the Defaulting Member will be reinstated as a Member with respect to the Units still owned by the Defaulting Member.
(iv)For so long as any Default continues, (A) the vote of the Defaulting Member will be disregarded for purposes of all matters requiring the vote, approval, decision, or consent of, the Members hereunder and (B) all Board Managers may attend any meeting of the Board but the voting power of the Board Managers appointed by the Investor Members (where the Defaulting Member is an Investor Member) or the UNT Members (where the Defaulting Member is a UNT Member) will be reduced by an amount equal to the Sharing Ratio of the Defaulting Member; provided, that, unless the Default comprises a Fundamental Event regarding the Defaulting Member, all Board Managers will nevertheless retain their full voting power (including the Sharing Ratio of the Defaulting Member) as it relates to those matters in Section 6.6(b) and the Defaulting Member will nevertheless retain its right to vote, approve, decide, or consent to those matters expressly requiring the unanimous agreement of the Applicable Members hereunder.
(b)The UNT Members (without the vote of any Investor Member) will be entitled to cause the Company to enforce any rights or remedies that the Company may have against any Investor Member or any of their Affiliates regarding any breach of this Agreement, and the Investor Members (without the vote of any UNT Member) will be entitled to cause the Company to enforce any rights or remedies that the Company may have against any UNT Member or any of their Affiliates regarding any breach of this Agreement. Notwithstanding the foregoing provisions of this Section 2.9(b), neither the UNT Members nor the Investor Members may cause such enforcement of rights or remedies unless the UNT Members or the Investor Members, as the case may be, shall have first (i) provided written notice of such breach to the Person in breach of this Agreement and (ii) if such breach is curable, given such Person a reasonable period of time (not to exceed 30 days) to cure such breach; provided, that (x) if a different cure period is expressly provided elsewhere in this Agreement, that different cure period shall instead apply and (y) no cure period will be required if the breach is of a nature that would reasonably be expected to cause imminent damage to any Person or property during the pendency of that cure period.
Article 3
Membership Interests, Units and Transfers
3.1Units; Class and Series of Membership Interests; Members.
(a)Units; Class.
(i)There will be one class of Membership Interests of the Company, which will be represented by units (each, a “Unit” and, collectively, the “Units”). Units may be issued in whole or fractional increments.
(ii)The Membership Interests are divided into three series (each, a “Series”), the UNT Units, the Investor Units and the Management Units. The Management Units are divided into two classes, the “Management Backend Units” and the “Management Incentive Units”. The Company may issue Management Units to individuals who provide services to the Company or one of its Subsidiaries. The Company is authorized to issue up to 100,000 Management Backend Units and 100,000 Management Incentive Units. As of the Effective Date, the Company has issued the number of UNT Units, Investor Units, Management Backend Units and Management Incentive Units set forth on Exhibit B. Subject to Section 6.6(b)(xviii) and Section 6.6(b)(xxxiii), the Company is authorized to issue additional UNT Units, Investor Units and Management Units.
The Members do not intend to create, and the Company will not be deemed to be, a “series LLC” within the meaning of §18-215 of the Act.
(b)The holders of UNT Units, Investor Units and Management Units have the rights, preferences, privileges, restrictions, and obligations set forth in this Agreement and the Act.

(c)Members.
(i)Exhibit B sets forth, regarding each Member, (A) the name and address of that Member (and, as of the date of this Agreement, for Investor HoldCo, the name, address, and percentage of ownership of each owner of Investor HoldCo), (B) the number and series of Units held by that Member, (C) the UNT Percentage Interests of that Member if the Member is an UNT Member, (D) the Investor Percentage Interest of the Member if that Member is an Investor Member, (E) the number of Management Backend Units and the number of Management Incentive Units held by the Member if that Member is a Management Member, and (F) the aggregate Capital Contributions of the Member if that Member is an Applicable Member.
(ii)Exhibit B may be amended from time to time by the Board to reflect changes and adjustments resulting from the admission of any new or Substituted Member under this Agreement or any Transfer or adjustment to Units owned by the Members, Capital Contributions, UNT Percentage Interests, Investor Percentage Interests, Management Backend Units, or Management Incentive Units; provided that a failure to reflect a change or adjustment on Exhibit B will not prevent an otherwise valid change or adjustment from being effective. The Board will provide each Applicable Member with a copy of any amendment to Exhibit B within 30 days after adoption of it. Unless otherwise specified, any reference to Exhibit B will be deemed to refer to Exhibit B as may be amended and in effect from time to time.
(d)Additional Members and Substituted Members. Additional Persons may be admitted to the Company either as new Members or Substituted Members as provided in this Agreement.
(e)Management Members. The Board shall have the authority to issue, on behalf of the Company, Management Units in accordance with this Section 3.1(e).
(i)The Company, with Supermajority Interest approval of the Board, may from time to time issue Management Units; provided that (x) upon commencement of the Stage 2 Period, the Company shall issue to the then-current Management Members fifty percent (50%) of the authorized Management Backend Units, if any, that have not yet been issued; (y) upon commencement of the Stage 3 Period, the Company shall issue to the then-current Management Members all remaining authorized Management Backend Units, if any, that have not yet been issued; and (z) upon the earliest to occur of: (1) a Sale Event, (2) a Partial Sale Event in which the Board elects to repurchase all outstanding Management Incentive Units pursuant to the terms of the applicable Award Agreements and (3) December 31, 2020, the Company shall issue to the then-current Management Members all remaining authorized Management Incentive Units that have not yet been issued, in the case of each of the foregoing clauses (x), (y) and (z), in amounts determined by Supermajority Interest approval of the Board. For the avoidance of doubt, all Management Units issued pursuant to clauses (x), (y) and (z) of the previous sentence shall be subject to the terms and conditions of an Award Agreement, which Award Agreement shall provide that such Management Units shall vest, if at all, based on the same criteria applicable to the applicable Management Member’s existing Management Units. Management Units may be issued, and the Persons to whom such unissued Management Units are issued may be admitted as a Management Member only after Supermajority Interest approval of the Board and each such Management Member executes those agreements and instruments as determined by the Board, in each case in form and substance as the Board may deem necessary or desirable to effect such admission. Management Units may be issued, and the Persons to whom such Management Units are issued may be admitted as additional Management Members, only after (A) Supermajority Interest approval of the Board, and (B) each such additional Management Member executes an Award Agreement and any other agreements and instruments as determined by the Board, in each case in form and substance as the Board may deem necessary or desirable to effect such admission. The Company shall maintain in its books and records a true and complete list of the Management Members, the number of the Management Units of each class held by such Management Member, the Grant Date thereof and the Threshold Value applicable thereto. Any Management Units authorized but not yet issued and any Management Units issued and subsequently reacquired by the Company (by forfeiture or repurchase) shall remain available for future issuances in accordance with the terms of this Agreement. Unvested Management Units shall vest or remain unvested in the manner and subject to the conditions set forth in the Award Agreement pursuant to which such Management Units are granted.
(ii)It is intended that the Management Units (other than the Compensatory Membership Interests) will constitute Profits Interests. The Management Units issued as of the Effective Date (the “Initial Management Units”) shall have a Threshold Value and an initial Capital Account of zero dollars ($0.00). With respect to any subsequent Management Units issued that the Company intends to constitute Profits Interests, (A) the Board shall designate a “Threshold Value” applicable to such Management Units which is intended to cause such Management Units to constitute Profits Interests, but which shall not be less than zero dollars ($0.00); and (B) the initial Capital Account associated with each Management Unit at the time of its issuance shall be equal to zero dollars ($0.00). The Threshold Value for each such additional Management Unit shall be equal to at least the amount that would, in the reasonable determination of the Board, be distributed pursuant to Section 10.2(d) with respect to each then outstanding Initial Management Unit if, immediately prior to the issuance of such additional Management Units, all then-outstanding Unvested Management Units became Vested Management Units, the assets of the Company were sold for Fair Market Value, and the proceeds (plus, for this purpose, an amount equal to any Tax Distributions previously made under Section 5.3(g) that have not resulted in a reduction in distributions payable under pursuant to Sections 5.3(b), 5.3(c), 5.3(d), 5.3(e), 10.2(b), 10.2(c), or 10.2(d) in accordance with the last sentence of Section 5.3(g)) were used to satisfy all liabilities of the Company in accordance with their terms (limited in the case of nonrecourse liabilities to the Fair Market Value of the property securing such liabilities) and any excess proceeds were distributed pursuant to Section 5.3. With respect to any Management Units that the Company does not intend to constitute Profits Interests, (A) such Management Units will constitute Compensatory Membership Interests, (B) the grant of such Management Units will be taxable to the recipient thereof in accordance with Code Section 83, and (C) the Capital Account associated with each such Management Unit at the time of issuance shall be as provided in Section 4.6(a). Management Units that have been forfeited and cancelled may be reissued subject to the requisite approvals and other terms and conditions of this Agreement and any applicable Award Agreement. Any reissued Management Units may be Compensatory Membership Interests or Profits Interests and, if Profits Interests, may have a Threshold Value that is different from the Threshold Value of the Management Units so forfeited.
(iii)Absent a change in applicable Laws or authoritative guidance issued by the Internal Revenue Service, the Company shall treat each Member holding a Management Unit intended to constitute a Profits Interest as the owner of such Management Unit from the date such Management Unit is granted, and shall file the Company’s Internal Revenue Service Form 1065, and issue appropriate Schedules K-1 to such Member, allocating to such Member such Member’s allocable share of all items of income, gain, loss, deduction and credit associated with such Management Unit (and, with respect to any Management Unit that remains an Unvested Management Unit, as if such Management Unit constituted a Vested Management Unit). Each Management Member holding Management Units intended to constitute Profits Interests shall take into account such allocable share in computing such Management Member’s U.S. federal income tax liability for the entire period during which such Management Member holds such Management Units.
(iv)Except as required pursuant to a “determination” within the meaning of Code Section 1313(a) or a change in applicable Laws or authoritative guidance issued by the Internal Revenue Service, neither the Company nor any Member shall claim a deduction (as wages, compensation or otherwise) for the fair market value of a Management Unit intended to constitute a Profits Interest, either at the time of issuance of such Management Unit or, with respect to any Unvested Management Unit, at the time such Management Unit becomes a Vested Management Unit. The undertakings contained in this Section 3.1(e) shall be construed in accordance with Section 4 of Internal Revenue Service Revenue Procedure 2001-43. The provisions of this Section 3.1(e) shall apply regardless of whether or not the holder of a Management Unit intended to constitute a Profits Interest timely files an election pursuant to Code Section 83(b) with respect to such Management Unit.
(v)Each Member who acquires Units that are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 at the time of such acquisition shall consult with such Member’s tax advisor to determine the tax consequences of such acquisition and the advisability of filing an election under Code Section 83(b) with respect to such Units. Each Member who acquires Management Units that are intended to constitute Profits Interests in accordance with this Section 3.1(e) and at the time of such acquisition are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 shall make a timely election under Code Section 83(b) with respect to such Units. It is the sole responsibility of a Management Member, and not the Company, to file the election under Code Section 83(b) even if such Management Member requests the Company or any of its representatives to assist in making such filing. Each Management Member who files an election under Code Section 83(b) with respect to Management Units (including each Management Member who is required to file such an election under this Section 3.1(e)) shall provide a copy of such election to the Company on or before the due date for the filing of such election.
3.2Number of Members. The number of Members of the Company will never be fewer than one.
3.3Representations and Warranties. Each Member represents and warrants to the Company and each other Member that such Member (i) if such Member is a corporation, limited liability company, partnership or other entity, such Member is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law, is duly qualified to conduct business and is in good standing in each jurisdiction where its ownership of property or the character of its business requires that qualification, unless failure to so qualify could not result in any material impact on the Company, its Subsidiaries, their respective assets, or properties, or that Member’s ownership of Membership Interests in the Company; (ii) has full power and authority to sign and deliver this Agreement and to perform its obligations under this Agreement, and (if applicable) all necessary actions and consents required by the board of directors, board of managers, members, partners or other Persons for the due authorization, signing, delivery, and performance of this Agreement by that Member have been duly taken and obtained; (iii) has duly authorized the signing, and delivery of this Agreement, and, when signed and delivered, this Agreement constitutes an enforceable obligation against that Member under this Agreement, subject to the Enforceability Exceptions; (iv) that Member’s authorization, signing, delivery, and performance of this Agreement does not breach or conflict with or violate or constitute a default under (and will not constitute a breach, conflict with or violation or default under with passing time, giving notice or both) (A) if such Member is a corporation, limited liability company, partnership or other entity, that Member’s Charter Documents, (B) any material obligation under any material agreement or arrangement to which that Member is a party or by which it is bound, or (C) any Laws applicable to that Member or its assets, properties, or Membership Interests in the Company; (v) is acquiring and will hold its Membership Interests for investment purposes and not with a view to the distribution of it; (vi) has been informed and understands that the Company and the other Members are relying on such Member’s representations and warranties in this Agreement in determining the availability of exemptions from registration or qualification of issuing the Membership Interests described herein under Federal and state securities Laws, (vii) (A) has independently inquired and investigated into, and based thereon has formed an independent judgment about, the Company, its Subsidiaries, and the Member’s Membership Interests, (B) if such Member is an Applicable

Member, (x) has adequate means of providing for its current needs and possible contingencies, can bear the economic risks of this investment and has enough net worth to sustain a loss of its entire investment in the Company if that loss should occur, (y) has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, and (z) is an “accredited investor” within the meaning of “accredited investor” under Rule 501 of Regulation D of the Securities Act, and (C) understands and agrees that its Membership Interest will not be offered, sold, pledged, or otherwise Transferred except under this Agreement and under an applicable exemption from registration or qualification under the Securities Act and applicable state securities Laws, and (viii) if an individual, such Member is of the full age of majority and is legally competent to execute this Agreement and to take all action pursuant hereto. On the occurrence and during the continuation of any event or condition which would cause a Member to be in breach of a representation or warranty in clause (vii) of this Section 3.3, the breaching Person will be treated as an Assignee.
3.4Restrictions on Transferring a Member’s Units.
(a)Units (which for all purposes in this Agreement includes the Membership Interests represented by such Units) may not be Transferred if that Transfer would (i) violate this Agreement or Laws; or (ii) be reasonably likely to cause the Company to be treated other than as a partnership for U.S. federal income tax purposes.
(b)From and after the end of the Lock-up Period, all or any portion of an Applicable Member’s Units may be Transferred to a Permitted Transferee subject to complying with the terms of this Section 3.4, Section 3.6, and, if applicable, Section 3.7(e). Notwithstanding anything in this Agreement to the contrary, except as may be expressly contemplated by the applicable Award Agreement, no Management Member shall have the right to Transfer all or any portion of its Management Units.
(c)During the first 24 months from the Effective Date (the “Lock-up Period”), (i) Investor HoldCo may not experience a Change in Control; and (ii) no Member may Transfer a part or all of that Member’s Units. Following the Lock-up Period, should an Applicable Member desire to Transfer part or all of its Units (other than under Section 3.4(b)), the other Applicable Members will have a right of first offer under Section 3.11 (a “ROFO”) on 100% of the Units such Applicable Member proposes to Transfer.
(d)Units may not be Transferred except under an applicable exemption from registration under the Securities Act and other applicable securities Laws.
(e)Except as provided in Section 3.11 or in connection with the consummation of a Sale Event under Section 3.12, the consent of the Board will be required for any Person other than a Permitted Transferee to be admitted as a Member. A Transfer of Units in accordance with Section 3.4(b) or Section 3.4(c) will be deemed automatically approved by the Board and the Members.
(f)(i) Any Transfer in breach of the requirements of this Agreement will be void, and the Company will not recognize that prohibited Transfer, unless it is otherwise agreed by a Supermajority Interest of the Board to recognize that Transferee (and such recognized

Transferee will be deemed an Assignee regarding any Units purported to be Transferred to the Transferee); (ii) notwithstanding agreement of a Supermajority Interest pursuant to Section 3.4(f)(i) to recognize a Transferee from a Transfer in breach of the requirements of this Agreement as an Assignee (A) the Transferring Member will be a Defaulting Member regarding all Units held by the Transferring Member; and (B) no Transferee under Transfer in breach of the requirements of this Agreement may become a Substituted Member unless and until the requirements of this Agreement are satisfied, and (iii) unless a Transferee is admitted as a Substituted Member, (A) the Transferee will have no right to exercise the powers, rights, and privileges of a Member under this Agreement other than to receive its share of allocations and Distributions under this Agreement and (B) the Member who Transferred all or any part of its Units to the Transferee will cease to be a Member regarding the Units that were Transferred but will, unless otherwise relieved of those obligations as contemplated hereby, remain liable for all obligations and duties as a Member regarding the Units accrued before the Transfer.
(g)The Company may charge the Transferring Member and its Transferee (on becoming a Substituted Member) a reasonable fee to cover administrative expenses of the Company to carry out a Transfer. Any taxes arising as a result of a Transfer will be paid by the Transferring Member.
(h)Any Distribution or payment made by the Company to the Transferring Member before the time the Company is notified in writing of the applicable Transfer will constitute a release of the Company and the Members of all liability to the Assignee or Substituted Member who may be interested in such Distribution or payment by reason of such Transfer.
(i)No Transfer may be made which would cause a material breach, event of default, default, or acceleration of payments, or which would require the Company to make any mandatory repurchase offer, mandatory repurchase, mandatory redemption, or mandatory prepayment, under any agreement or instrument which the Company or any of its Subsidiaries is a party; provided, that the foregoing restriction will not apply to indebtedness of the Company that may become due as a result of a Sale Event contemplated by Section 3.12 if the proceeds from that Sale Event are used to repay that indebtedness and are sufficient to repay that indebtedness.
(j)Neither the Company nor any Member will be bound or otherwise affected by any Transfer of which that Person has not received notice under Section 3.5.
(k)A Defaulting Member may not Transfer (including a Transfer under Section 3.4(b)), and may not permit a Transfer of, all or any part of its Units unless the Transferee expressly assumes all obligations of the Defaulting Member under this Agreement and cures the applicable Default(s) as a condition precedent to the Transfer.
(l)No Transfer of Units will cause a release of the Transferring Member (or its applicable Affiliates) from any liabilities or obligations to the Company or the other Members that accrued before the Transfer.
3.5Documentation; Validity of Transfer.

(a)Subject to Section 3.4(f), the Company will not recognize for any purpose any purported Transfer of a Member’s Units unless (a) Article 3 has been satisfied, and (b) the Company has received, for the benefit of the Company, the Adoption Agreement required under Section 3.7(e).
(b)Each Member will notify the Company of any Transfer of Units within two Business Days after the consummation thereof.
3.6Possible Additional Restrictions on Transfer. Despite anything to the contrary in this Agreement, if (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final Treasury Regulation, (c) any ruling by the Service, or (d) any judicial decision that in the opinion of counsel to the Company, would cause the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to taxation as an entity for federal income tax purposes, this Agreement will be deemed to impose those restrictions on transferring Units as required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise taxed as an entity for federal income tax purposes, and the Members will amend this Agreement to impose those restrictions.
3.7Additional Members; Substituted Members.
(a)Additional Persons may (or, to the extent provided herein, shall) be admitted to the Company as Members or Substituted Members as provided under this Section 3.7. Any admission of an additional Member involving the issuance of additional Units will be for new value provided to the Company and will require the approval of the Board. However, any Transferee under a Transfer made in compliance with Section 3.4 will be admitted automatically as a Substituted Member on compliance with Section 3.5 without the consent or approval of any other Person.
(b)Any Person who acquires Units pursuant to a Permitted Transfer will be admitted automatically as a Substituted Member upon compliance with Section 3.4, Section 3.6, and, if applicable, Section 3.7(e) with respect to such Permitted Transfer, and the consent or approval of the Board shall not be required in connection with such Permitted Transfer. Permitted Transfers will not be subject to the terms of Section 3.11.
(c)The Membership Interests of all Members will be adjusted in connection with the admission of any new Member (other than a Substituted Member) as determined by the Applicable Members in connection with that admission.
(d)On becoming a Substituted Member (i) the Substituted Member will have all powers, rights, privileges, duties, obligations, and liabilities of a Member, as provided in this Agreement and by Laws for the Units Transferred and (ii) the Member who Transferred the Units will be relieved of all obligations and liabilities regarding those Units; but, except with respect to liabilities and obligations assumed by the Transferee pursuant to Section 3.7(e), that Member will remain liable for all liabilities and obligations relating to those Units that accrued before the Transfer.

(e)In addition to the other requirements set forth in this Agreement which must be satisfied before the admission of a Person as a Member, a Person will not be admitted as a new Member or Substituted Member until that Person delivers to the Company an agreement signed by both the Transferring Member and the Transferee containing the information required in this Section 3.7(e) (the “Adoption Agreement”); provided that a Person who is a Member of the Company immediately before consummating the Transfer will not be required to sign and deliver an Adoption Agreement. Each Adoption Agreement will (i) include the name and notice address of the potential Transferee, (ii) contain a representation and warranty that the Transfer was made under all Laws (including state and federal securities Laws) and under this Agreement, (iii) include the Transferee’s agreement to be bound by this Agreement regarding the Units being Transferred, and an agreement that the Transferee expressly assumes all liabilities and obligations of the Transferring Member to the Company or to the other Members (A) arising after the Transfer, if the Transfer is made by a Member not in Default or (B) if the Transfer is made by a Defaulting Member, including those liabilities and obligations that accrued before or on the date of the Transfer or thereafter arising and (iv) if the potential Transferee is to be admitted or has requested to be admitted to the Company as a Substituted Member, include the potential Transferee’s representation and warranty that the representations and warranties in Section 3.3 are true and correct regarding that Person as of the date of the Adoption Agreement. Each Transfer or admission complying with this Section 3.7 and the other provisions of this Agreement is effective against the Company as of the first Business Day of the calendar month immediately succeeding the month in which (x) the Company receives the Adoption Agreement (if required by this Section 3.7(e)) reflecting the Transfer, and (y) the other requirements of this Agreement have been met. Despite anything else in this Agreement, no Transfer will be recognized on the Company’s books and records if the Transfer would violate or breach any Law.
(f)If, as a result of any pledge or grant of a Security Interest in all or any part of any Units to secure obligations or liabilities owed by a Member to any Person (a “Creditor”), a Creditor forecloses on or otherwise acquires all or any part of those Units (the “Foreclosed Units”) or if as a result of a Fundamental Event any Person acquires all or any portion of any Units (“Acquired Units”), then (A) the Foreclosed Units or Acquired Units held by that Creditor or other Person will automatically become Units held by an Assignee; (B) provided that the Creditor is not a Restricted Transferee, the Member will not be deemed to be a Defaulting Member; and (C) if the foreclosure was on the actual Units of the Company, if the Creditor is not a Restricted Transferee, the Creditor may receive Distributions in respect of them.
3.8Information.
(a)Besides the other rights specifically set forth in this Agreement, each Applicable Member is entitled to all information to which that Member is entitled under the Act and this Agreement.
(b)The Members acknowledge that they will receive information from or regarding the Company and its Subsidiaries like trade secrets or that otherwise is confidential information or proprietary information (as further defined below in this Section 3.8(b), “Confidential Information”), the release of which would be damaging to the Company, its Subsidiaries or Persons with whom the Company conducts business. Each Member will hold in strict confidence any Confidential Information that that Member receives, and each Member will not disclose Confidential Information to any Person other than an Affiliate of that Member, another Member, Manager, or Officer, or otherwise use that information for any purpose other than to evaluate, analyze, and keep apprised of the Company’s assets and its interest in the Company and for the internal use by a Member and, in the case of any Affiliate of a Member, for uses that would be mutually beneficial to Company and that Affiliate (as determined by the disclosing Member in good faith), except for disclosures (i) to comply with any Laws (including stock exchange or quotation system requirements) or under any legal proceedings or because of any order of any Governmental Authority binding on a Party; provided that a Member must notify the Board promptly and in advance of any Confidential Information so required to be disclosed, and that disclosure of Confidential Information will be to the minimum extent required by those Laws, legal proceedings, or order, (ii) to the respective partners, members, managers, stockholders, existing or prospective investors, directors, officers, employees, agents, attorneys, professional consultants, or existing or prospective lenders of the Member and its Affiliates (collectively with Affiliates, “Representatives”); provided that the Member will be responsible for assuring the Representative’s compliance with this Agreement, (iii) to Persons to whom a Member’s Units may be Transferred, or that may acquire equity interests in the Member, in each case, as permitted by this Agreement, but only if the recipients of the information have agreed to be bound by customary confidentiality undertakings similar to this Section 3.8(b), (iv) of information that a Member also has received from a source independent of the Company or its Subsidiaries and that the Member reasonably believes has been obtained from the source without breach of any obligation of confidentiality to the Company or its Subsidiaries, (v) of information obtained before the formation of the Company or its Subsidiaries; provided this clause (v) will relieve no Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any existing confidentiality agreement, (vi) that have been or that become independently developed by a Member or its Affiliates using none of the Confidential Information, (vii) that are or become generally available to the public (other than because of a prohibited disclosure by the Member or its Representatives or the other Person receiving Confidential Information under this Section 3.8(b)) or (viii) to the extent the Company will have consented to the disclosure in writing.
Each Member agrees that breach of this Section 3.8(b) by that Member or that Member’s Representatives or any other Person would cause irreparable injury to the Company and its Subsidiaries for which monetary damages (or other remedy at Law) would be inadequate because of (A) the complexities and uncertainties in measuring the actual damages sustained by reason of that breach and (B) the uniqueness of the Company’s business and the confidential nature of the Confidential Information. The Members agree that this Section 3.8(b) may be enforced by the Company (or any Member on behalf of the Company) by temporary or permanent injunction (without the need to post bond or other security therefor), specific performance, or other equitable remedy and by any other rights or remedies that may be available at law or in equity.
The term “Confidential Information” will include any information pertaining to the Company’s or any of its Subsidiaries’ business which is not available to the public, whether written, oral, electronic, visual form, or in any other media, including information that is proprietary, confidential, or about the Company’s or any of its Subsidiaries’ ownership and operation of the Company Assets, the Company Business, operations and business plans, actual or projected revenues and expenses, finances, contracts and books, and records.
(c)The Members acknowledge that, occasionally, the Company may need information from Members for various reasons, including complying with various Laws. Each Member will provide to the Company all information reasonably requested by the Company to comply with Laws within a reasonable amount of time from the date the Member receives a request; provided, no Member must provide information to the Company to the extent disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of the restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information of the Member or its Affiliates. The Company and the other Members agree to keep the information received from any Member under this Section 3.8(c) confidential under the standards in Section 3.8(b).
(d)The confidentiality obligations of this Section 3.8 will continue in full force and effect regarding any Member that ceases to be a Member, and each Affiliate thereof, until the second anniversary of the date that Member ceased to be a Member of the Company.
3.9Liability to Third Parties. Except as required by Law or as otherwise provided in this Agreement, no Member will be liable to any Person (including any Third Party, the Company, or another Member) (a) as the result of any act or omission of another Member or (b) for Company losses, liabilities, or obligations (except as otherwise agreed to in writing by the Member or because of that Member having provided to the Company, that Member’s insurance program (commercial, self-funded, self-insured or other similar programs)).
3.10Resignation; Withdrawal. Each Member covenants and agrees that it will not, and will have no right to, resign, or withdraw from the Company as a Member before the dissolution and winding up of the Company. Each Member waives any rights of a resigning or withdrawing member under Section 18-604 of the Act.
3.11Right of First Offer.
(a)In addition and subject to the restrictions contained in the other provisions of this Article 3, if any Applicable Member that is not a Defaulting Member (in that capacity, a “Transferring Member”) desires to Transfer all or a portion of its Units (other than under Section 3.4(b)), then the Transferring Member must deliver written notice (a “ROFO Notice”) to each other Applicable Member not then in Default (any such Member receiving a ROFO Notice, a “Non-Transferring Member”) setting forth the number and Series of Units that the Transferring Member proposes to Transfer (the “Offered Units”).
(b)Each Non-Transferring Member will have a right but not an obligation (that right, a “ROFO Right”) to make an all cash offer to purchase all the Offered Units from the Transferring Member. To the extent a Non-Transferring Member desires to exercise the ROFO Right, that Non-Transferring Member must, within 30 days after the receipt of the ROFO Notice (the “Response Deadline”), deliver a notice (that notice, the “Election Notice”) to the Transferring Member setting forth the price at which the Non-Transferring Member desires to purchase the Offered Units pursuant to a purchase and sale agreement substantially in the form attached hereto as Exhibit D (the “Purchase and Sale Agreement”). Failure of a Non-Transferring Member to deliver a timely Election Notice will constitute an election by a Non-Transferring Member not to exercise the ROFO Right.
(c)If only one Election Notice is timely received, the Transferring Member will, within 15 days after the Response Deadline, accept or reject the Election Notice by delivering a written notice to the Non-Transferring Member that delivered the Election Notice. If more than one Election Notice is timely received, the Transferring Member will, within 15 days after the Response Deadline, (i) accept or reject the Election Notice offering the highest cash consideration (the “Prevailing Election Notice”) by delivering a written notice to the Non-Transferring Member that delivered the Prevailing Election Notice and (ii) reject all other received Election Notices.
(d)If a Transferring Member accepts an Election Notice as contemplated in Section 3.11(c), then the Transferring Member and the Non-Transferring Member that submitted the Election Notice (if only one Election Notice was received) or the Prevailing Election Notice (if multiple Election Notices were received) will (i) sign and deliver a Purchase and Sale Agreement in respect of the Offered Units at the price specified in the applicable Election Notice or Prevailing Election Notice and (ii) exercise commercially reasonable efforts to consummate the sale of the Offered Units as soon as practicable and, in any event, no more than 30 days after delivery by the Transferring Member to such Non-Transferring Member of notice of the acceptance of the offer, which time period may be extended for up an additional 15 days if reasonably necessary to secure required governmental approvals (such time period, as may be extended, the “ROFO Outside Date Period”). If a Transferring Member does not effect the Transfer to a Non-Transferring Member of the Offered Units before the expiration of the ROFO Outside Date Period (i) due to any breach by the Non-Transferring Member of any of its obligations or any failure of the Non-Transferring Member to secure any governmental approval applicable to it, the applicable Election Notice will be deemed rejected by Transferring Member for all purposes or (ii) for any other reason, then the Proposed Transfer will again be subject to this Section 3.11.
(e)If no Non-Transferring Member delivers a timely Election Notice, or if the Transferring Member rejects (or is deemed to have rejected pursuant to Section 3.11(d)) all Election Notices received by the Transferring Member as contemplated in Section 3.11(c), then, for a period of 150 days (i) from the date the Transferring Member sends the Non-Transferring Member(s) written notice rejecting the Election Notice(s), (ii) in the event the applicable Election Notice is deemed rejected by the Transferring Member pursuant to Section 3.11(d), from the date the Transferring Member sent the Non-Transferring Member(s) written notice accepting the Election Notice(s), or (iii) if no Election Notices were received, from the date that is the 15th day following the Response Deadline, the Transferring Member may Transfer all of the Offered Units to a Third Party that is not a Restricted Transferee on such terms and conditions that the Transferring Member and Third Party may agree and for (i) if no Non-Transferring Member delivers a timely Election Notice, any purchase price as the Transferring Member may agree in its sole discretion or (ii) if the Transferring Member rejects (or is deemed to have rejected pursuant to Section 3.11(d)) all Election Notices received by the Transferring Member as contemplated in Section 3.11(c), cash consideration greater than the cash consideration in the applicable Election Notice or Prevailing Election Notice. If a Transferring

Member does not effect the Transfer to a Third Party of the Offered Units within the 150 day period, then any proposed Transfer will again be subject to this Section 3.11.
(f)At closing of the purchase and sale of the Offered Units to a Third Party in compliance with the preceding paragraph, the Third Party purchaser will, unless otherwise restricted by Section 3.4 or Section 3.7, on delivery of the Adoption Agreement specified in Section 3.7(e), be automatically admitted as a Substituted Member holding the Offered Units and possessing the rights, privileges and powers, including voting and consent rights, of the Transferring Member regarding the Offered Units, and the Board will amend Exhibit B to reflect the Transfer of the Offered Units to the Third Party.
3.12Sale Event.
(a)Sale Notice; Auction Process. An Applicable Member must offer to sell all of its Units to the other Applicable Members pursuant to Section 3.11 (and fail to effect a sale in accordance with that Section) before that Member shall have the right to exercise any rights under this Section 3.12. In addition, if the Response Deadline (in the case where no Election Notices were timely delivered) or the date upon which all Election Notices and Prevailing Election Notices were rejected or deemed rejected (in the case where one or more Election Notices was timely delivered), in each case, for the proposed sale of the Offered Units initiated pursuant to Section 3.11 expired more than 180 days prior to the date that the Applicable Member provides a Sale Notice under this Section 3.12, then that Member shall be required to again offer to sell all of its Units of the Company pursuant to Section 3.11 before that Member shall have the right to exercise any rights under this Section 3.12. Subject to the foregoing, at any time from and after the fifth anniversary of the Effective Date, upon 60 days’ prior written notice by an Applicable Member that, together with its Affiliates, holds not less than 30% of the then issued and outstanding Membership Interests of the Company and is not a Defaulting Member (the “Selling Member”) may deliver written notice to the other Applicable Members (which written notice may be validly given up to 60 days prior to that fifth anniversary, but will not be effective prior to such fifth anniversary) (a “Sale Notice”), in which Sale Notice the Selling Member shall request that the Company, on behalf of the Members, engage an investment banking firm to assist the Company and the Members in consummating a Sale Event with a Third Party purchaser (the “Purchaser”) pursuant to a sale process to be conducted in a manner generally consistent with the manner recommended by that investment banking firm as the process intended to attract the most favorable offers for the Sale Event (the “Auction Process”); provided, however, that an Applicable Member may not deliver a Sale Notice or exercise its right to initiate an Auction Process more than one time in any 12-month period. Within 30 days after the Sale Notice is given, the Company will engage, on terms customary for similar engagements, an investment banking firm (which firm will be a reputable firm with relevant experience and contacts in the energy industry designated by the Selling Member, unless otherwise agreed by majority vote of the Applicable Members) to conduct the Auction Process. Upon such engagement, the Company will, and will direct the selected investment banking firm to, conduct the Auction Process. The Applicable Members shall determine, and the Company will confirm in a written notice to each Applicable Member, the most favorable stated purchase price from the offers received pursuant to the Auction Process, after reasonably taking into account purchase price adjustments, covenants, conditions to closing and post-closing indemnities or escrows/holdbacks to be imposed upon the Company or the Applicable Members (that stated purchase price being referred to as the “Best Price”).
(b)Approval. If an Applicable Member has provided a Sale Notice in accordance with Section 3.12(a), then the Applicable Members shall, and shall cause the Company to, use commercially reasonable efforts to arrange for a mutually agreeable Sale Event, subject to the provisions of Section 3.12(c). Subject to those provisions, the Applicable Members agree to vote in favor of, approve and consent to and execute and deliver and cause the Company or its Subsidiaries to execute and deliver the following, as applicable: those agreements, certificates, instruments and other documents as may be requested by the Purchaser providing the Best Price in that Auction Process and reasonably acceptable to the Applicable Members holding a majority of the Membership Interests (excluding, for this purpose, Membership Interests represented by Management Units), provided the foregoing are in accordance with the terms set forth herein (collectively, the “Sale Agreements”), to cause the approval of and effect the Sale Event at the Best Price and on the terms set forth in this Section 3.12. Subject to the provisions of Section 3.12(c), all Members agree that, to the extent Member approval is required by Law to approve that transaction, each Member (other than the Selling Member) shall vote in favor of, consent to and approve and cause the Company or its Subsidiaries, as applicable, to vote in favor of, consent to and approve the Sale Event at the Best Price and the Sale Agreements; provided that those Sale Agreements are in accordance with the terms set forth herein; and provided, further, that if the Selling Member does not vote in favor of, consent to, or approve or cause the Company or its Subsidiaries, as applicable, to effect the Sale Event, no other Member shall be required to effect the Sale Event. In connection with the foregoing, the Members hereby waive and agree not to exercise any dissenters’ rights or appraisal rights which those Members may have in connection with that Sale Event.
(c)Second Offer. Notwithstanding anything in this Agreement to the contrary, if any Non-Transferring Member(s) have validly and timely delivered an Election Notice pursuant to Section 3.11 and the 180 day period following the applicable ROFO Outside Date Period has not expired, then the Company, its Subsidiaries and the Members shall not consummate the proposed Sale Event if that Election Notice offers to purchase all of the Selling Member’s Units and if the Offer Price thereunder equals or exceeds the consideration that would be received by the Selling Member upon consummation of the proposed Sale Event. In such event, the terms and conditions of this Section 3.12(c) shall apply.
(i)Each Non-Transferring Member that delivered an Election Notice or Prevailing Election Notice, as the case may be, shall have the right, by delivery of written notice to the Selling Member within 20 days after delivery of the Company’s written notice of Best Price determination, to irrevocably elect to purchase all of the Selling Member’s Units for the cash purchase price per Unit offered in its Election Notice or Prevailing Election Notice and pursuant to the Purchase and Sale Agreement (such written notice from the Non-Transferring Member, a “Second Offer”). The Selling Member shall, within 20 days of its receipt of any Second Offer, notify the Non-Transferring Member(s) as to whether the Selling Member desires to accept or reject its Second Offer.

(ii)If no Second Offer is timely delivered to the Selling Member pursuant to Section 3.12(c)(i), then the Selling Member may cause the Company to consummate the Sale Event with the Purchaser that has provided the Best Price in accordance with the terms of Section 3.12(b).
(iii)If (x) one or more Second Offers is timely delivered to the Selling Member pursuant to Section 3.12(c)(i) and (y) the Selling Member rejects all Second Offers, then the Selling Member shall again be required to comply with the terms of Section 3.11 before consummating any proposed Sale Event.
(iv)If (x) the Non-Transferring Member(s) timely delivers a Second Offer to the Selling Member pursuant to Section 3.12(c)(i) and the Selling Member accepts such Second Offer, then the Selling Member and Non-Transferring Member(s) shall execute and deliver a Purchase and Sale Agreement within 20 days thereafter to effect the sale of all of the Selling Member’s Units to the Non-Transferring Member(s) and, upon the execution and delivery thereof by the parties thereto, the Non-Transferring Member(s) shall pay the cash purchase price payable to the Selling Member. If the Non-Transferring Member(s) do not timely pay the Offer Price to the Selling Member pursuant to the executed Purchase and Sale Agreement between the Selling Member and the Non-Transferring Member(s), then that Non-Transferring Member(s) shall be deemed to be Defaulting Member(s), which Defaulting Member(s) and their Affiliates shall have no further rights under this Section 3.12(c) and shall no longer have the right to require that another Member comply with the terms of Section 3.11 as a condition precedent to exercising the right to give a Sale Notice under this Section 3.12, and in addition to all other remedies the Selling Member may have under this Agreement, at law, or in equity, the Selling Member may cause the Company to consummate the Sale Event with the Purchaser that has provided the Best Price.
(d)Sale Agreements. The Sale Agreements shall contain customary representations and warranties, shall include one or more instruments of transfer in customary form as the Purchaser reasonably requests Transferring all of the Units owned by such Member (if the Sale Event is structured as a purchase of all of the Units of the Company), and shall provide that (i) no Member shall be required to make any representations or warranties as to any other Member or any Affiliate of a Member or the Units held by any of them or provide any indemnities or otherwise be liable for any breach of a representation or warranty by any other Member or any Affiliate of a Member, (ii) no Member shall be liable for any breach of any covenant or agreement of any other Member or its Affiliates, (iii) any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the Company’s and its Subsidiaries’ business and assets in connection with such Sale Event shall be shared by all Members pro rata based on the aggregate amount of consideration such Member receives (or is entitled to receive) in connection with such Sale Event compared to the aggregate amount of consideration payable to all of the Members, (iv) no Member shall be required to indemnify any Person (A) for representations and warranties given by that Member that such Member owns such Member’s Units of the Company free and clear of any Liens, in excess of the amount of consideration such Member receives (or is entitled to receive) in connection with such Sale Event and (B) for any other representation, warranty, covenant or agreement, in excess of 10% of the consideration such Member receives (or is entitled to receive) in connection with such Sale Event, (v) such Sale Agreements shall not contain any covenants or agreements which restrict in any way, including non-competition covenants, the operation of the business (including the solicitation or hiring of employees) or assets, anywhere in the world of any Member or any Affiliate of any Member and (vi) the Sale Agreements shall not contain any covenants or agreements binding on any Member or its Affiliates which survive the consummation of such Sale Event, except (x) as permitted in clause (iv), (y) for the obligation to use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary to consummate and make effective the transactions contemplated by the Sale Agreements (at the Purchaser’s cost) and (z) for the obligation of the UNT Members, if SPC Midstream Operating, L.L.C. or an Affiliate thereof is the Operator on the date of the consummation of such Sale Event, to provide customary transition services to the Purchaser on terms reasonably agreed to by such Operator. Copies of the Sale Agreements (or substantially final forms thereof, including all material terms) agreed between the Purchaser and the Selling Member shall be delivered to the Members and their Affiliates for review at least 20 days prior to the consummation of the Sale Event, but to the maximum extent permitted by Law, no Member vote or consent shall be required in connection with approving any Sale Event and such Sale Event.
(e)Consideration. The Members agree that the consideration payable upon consummation of a Sale Event (and after the payment of any fees as contemplated by Section 3.12(g)) shall be payable to the Members in the manner set forth for distributions to the Members in Section 10.2(d).
(f)Sale Consummation Notice. The Company shall deliver written notice to each Member at least 20 days prior to the proposed closing date under the Sale Agreements (the “Sale Consummation Notice”). The Sale Consummation Notice will contain a copy of the Sale Agreements and will state the expected closing date of such Sale Event, and a detailed description of the consideration payable to each Member upon consummation of such Sale Event (including a detailed description of the portions payable in the Stage 1 Period, the Stage 2 Period and the Stage 3 Period). Each Member, as part of its participation in the Sale Event, agrees to execute and deliver to the Purchaser, the Sale Agreements.
(g)Fees. The Members agree that the fees, expenses and costs incurred by the Company for investment bankers, attorneys and accountants in connection with the Sale Event shall be paid by the Company and shall reduce the amounts otherwise distributable to the Members; provided that the Selling Member shall be responsible for all fees, expenses and costs incurred by the Company in the event that a Sale Event is not consummated as a result of (i) the Selling Member failing to vote in favor of, consent to or approve or cause the Company or its Subsidiaries, as applicable, to vote in favor of, consent to or approve the Sale Event at the Best Price or the Sale Agreements, to the extent Member approval is required by Law or (ii) the Selling Member otherwise determining not to consummate a Sale Event as permitted by Section 3.12(i).
(h)Release. The Members, effective upon the consummation of the Sale Event, waive all claims against each other, the Company and its Subsidiaries in connection with the Sale Agreements, the agreements with the investment banking firm that effects the Auction

Process and the Sale Event pursuant to such agreements, including claims relating to the amount of the consideration payable to such Members (provided that no Member waives (i) such Member’s right to receive the consideration for such Member’s Units as described in this Agreement and in the Sale Agreements (which shall be in accordance with the terms set forth in this Agreement) or (ii) any claim based on fraud or intentional misrepresentation by the Company, its Subsidiaries, a Member, or a Member’s Affiliates).
(i)No Requirement to Effect Sale. For purposes of clarity, nothing in this Section 3.12 shall be construed as requiring a Selling Member to cause the Company to consummate a Sale Event or to otherwise Transfer such Selling Member’s Units where such Selling Member is not satisfied (in its sole discretion) with the Best Price or Second Offer, as applicable.
(j)Cooperation. In connection with any Sale Event or potential Sale Event, in the event SPC Midstream Operating, L.L.C. or one of its Affiliates or any UNT Member or one of its Affiliates is the then-current Operator under the MSA, then the UNT Members shall cause the Operator to, cooperate with the Company and the Members as may be reasonably requested by the Company and the Members with respect to such Sale Event. Such cooperation shall include:
(i)providing the Company, the Members and their respective Representatives reasonable access, during normal business hours, to all records, financial data, operating data and other information, books and contracts pertaining to the Sale Event, the Company, the Company Assets or the Company Business in the possession or control of the Operator or its Affiliates;
(ii)participating in a reasonable number of due diligence sessions in connection with the Sale Event and the Auction Process including direct contact between senior management (with appropriate seniority and expertise) and Representatives of the Operator, on the one hand, and the potential purchaser in such Sale Event, on the other hand;
(iii)providing information reasonably requested by the Company or the Members for its preparation of material for confidential information memoranda, marketing materials and similar documents required in connection with the Sale Event and the Auction Process;
(iv)assisting the Company and the Members with the preparation of a virtual data room in connection with the Sale Event and the Auction Process; and
(v)assisting the Company and the Members in the review of disclosure schedules related to the Sale Event for completeness and accuracy.
3.13Equitable Relief. Without limiting the provisions of Section 3.8(b), the Members agree that breaches of Article 3 by a Member or a Member’s Representatives or any other Person would cause irreparable injury to the Company and its Subsidiaries for which monetary damages (or other remedy at Law) would be inadequate because of (A) the complexities and uncertainties in measuring the actual damages sustained by reason of that breach and (B) the uniqueness of the

Company’s business. The Members agree that Article 3 may be enforced by the Company (or any Member on behalf of the Company) by temporary or permanent injunction (without the need to post bond or other security therefor), specific performance, or other equitable remedy and by any other rights or remedies that may be available at law or in equity.
3.14Time is of the Essence. Time is of the essence with respect to the obligations under Section 3.11 and Section 3.12.
Article 4
Capital Contributions; Member Loans
4.1Capital Contributions. No Member must make any additional Capital Contributions to the Company except as set forth in this Section 4.1 or as otherwise agreed to in writing by that Member.
(a)Mandatory Capital Calls. If (i) a Mandatory Opportunity Contribution is required in connection with an Approved Opportunity or (ii) the Applicable Members have otherwise unanimously agreed to make additional Capital Contributions to the Company, then the Company will send, no later than 30 days before the date by which the Capital Contributions are required to be funded to the Company, written notice (a “Mandatory Call Notice”) to all of the Applicable Members stating the aggregate amount of the additional Capital Contributions to be made to the Company (the “Mandatory Call Amount”). The Mandatory Call Notice will also include the date by which Capital Contributions equal to the Mandatory Call Amount are required to be funded to the Company (that date, the “Mandatory Funding Deadline”). A Mandatory Funding Deadline will not be less than 30 days after the date the Mandatory Call Notice is provided to the Members.
If a Mandatory Call Notice is given, then, by the Mandatory Funding Deadline specified in the Mandatory Call Notice, and except as provided in the immediately succeeding sentence or otherwise unanimously agreed by the Applicable Members: (x) each UNT Member covenants and agrees to make a Capital Contribution to the Company equal to (i) the Mandatory Call Amount multiplied by the UNT Sharing Percentage, with the result thereof multiplied by (ii) the UNT Member’s UNT Percentage Interest; and (y) each Investor Member covenants and agrees to make a Capital Contribution to the Company equal to (i) the Mandatory Call Amount multiplied by the Investor Sharing Percentage, with the result thereof multiplied by (ii) the Investor Member’s Investor Percentage Interest. If a Mandatory Call Notice is given regarding an Approved Opportunity, then by the Mandatory Funding Deadline specified in the Mandatory Call Notice, each Participating Member in the Approved Opportunity covenants and agrees to make a Capital Contribution to the Company equal to its pro rata share (based on its Mandatory Opportunity Contribution relative to all Mandatory Opportunity Contributions of all Participating Members regarding the Approved Opportunity) of the amount applicable to the Approved Opportunity in the Mandatory Call Notice. Any Capital Contributions funded under a Mandatory Call Notice will be paid by wire transfer in immediately available funds to any of the bank accounts maintained in the name of the Company (each, a “Company Bank Account”) designated in writing by the Company.

(b)Default Amount.
(i)Default Deadline. If any Applicable Member Defaults on that Applicable Member’s obligation to make Capital Contributions as required under a Mandatory Call Notice by the Mandatory Funding Deadline, and in each case, the failure continues for 30 days (the last day of the 30-day period, the “Default Deadline”) after written notice of it has been given by any other Applicable Member, (the default amount being the “Default Amount”), then from and after the Default Deadline, that Applicable Member will be deemed a Defaulting Member (and a “Non-Funding Member”), and (without limiting the applicability of any other provisions of this Agreement) the terms of Section 4.1(c) will apply to that Non-Funding Member.
(ii)Elective Contributions. The Applicable Members other than the Non-Funding Member will have the right but not the obligation for so long as the Default Amount remains outstanding, to deliver written notice (a “Contribution Notice”) to all other Applicable Members and the Non-Funding Member stating that such Applicable Member(s) agrees to fund and contribute all or any portion of the Default Amount to the Company (an “Elective Contribution”). An Applicable Member providing an Elective Contribution is a “Contributing Member.” All Elective Contributions will be payable by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company within ten Business Days after the Contribution Notice. However, an Applicable Member may not give a Contribution Notice or make an Elective Contribution before the Default Deadline. If more than one Contributing Member desires to make an Elective Contribution, each Contributing Member will be entitled to make its pro rata share of the aggregate Elective Contribution (based on its Investor Percentage Interest of the then applicable Investor Sharing Percentage, in the case of an Investor Member, and its UNT Percentage Interest of the then applicable UNT Sharing Percentage, in the case of a UNT Member, in each case, considering only the Membership Interests of the Contributing Members desiring to make an Elective Contribution).
(iii)(A) A Defaulting Member will continue to be required to make Capital Contributions under any Mandatory Call Notice and (B) the Capital Contribution payable by the Defaulting Member will be calculated by reference to the Defaulting Member’s Investor Percentage Interest, or UNT Percentage Interest, as applicable, immediately preceding Default; provided, that, despite the foregoing, if the Mandatory Call Notice is regarding an Approved Opportunity, the Capital Contribution payable by the Defaulting Member will instead be calculated under the second to last sentence of Section 4.1(a).
(c)Certain Remedies.
(i)Retained Distributions. If an Applicable Member is a Non-Funding Member, then for so long as an Applicable Member is a Defaulting Member, any Distributions to which the Non-Funding Member would otherwise have been entitled under this Agreement will instead be paid to the Contributing Member(s) (to the extent the Default Amount was funded under an Elective Contribution), or retained and used by the Company (to the extent the Default Amount was not funded under an Elective Contribution), until the Total Default Amount is paid in full to the Contributing Member(s) (solely to the extent an Elective Contribution is made) or retained by the Company until the Total Default Amount is retained by the Company (to the extent all or any portion of the Default Amount was not funded under an Elective Contribution). All retained Distributions under the preceding sentence are “Retained Distributions.”
(ii)When the amount of the Retained Distributions equals the Total Default Amount, the Default shall be deemed cured, and the Non-Funding Member will no longer be deemed to be Non-Funding Member or a Defaulting Member and may receive Distributions (liquidating or otherwise) (other than the Retained Distributions) under this Agreement.
(iii)(A)    If an Investor Member is a Non-Funding Member and one or more UNT Members makes an Elective Contribution in respect thereof, for purposes of calculating IRR Hurdle No. 1, IRR Hurdle No. 2, and the Liquidation IRR Hurdle, (x) that Elective Contribution will be deemed to be a Capital Contribution by the UNT Member(s) as the Contributing Member(s) and (y) the Distributions that are made to the UNT Member(s) up to an amount equal to the Elective Contribution in satisfaction of the Total Default Amount will be deemed to have been distributed to the Investor Member as the Non-Funding Member and no other Retained Distributions paid to the UNT Member(s) as the Contributing Member(s) will be taken into account.
(iv)If a UNT Member is a Non-Funding Member and one or more Investor Members makes an Elective Contribution in respect thereof, for purposes of calculating IRR Hurdle No. 1, IRR Hurdle No. 2, and the Liquidation IRR Hurdle, (x) that Elective Contribution will be deemed to be a Capital Contribution by the Investor Member(s) as the Contributing Member and (y) the Distributions that are made to the Investor Member(s) up to an amount equal to the Elective Contribution in satisfaction of the Total Default Amount will be deemed to have been distributed to the UNT Member(s) as the Non-Funding Member(s) and no other Retained Distributions paid to the Investor Member(s) as the Contributing Member will be taken into account.
(v)Remedies. If one or more Contributing Members make one or more Elective Contributions which in the aggregate fund 100% of the Default Amount, then neither the Company nor the Contributing Member(s) will have any remedies or other rights against the Non-Funding Member other than those described in this Section 4.1(c); provided, that despite the foregoing, the Contributing Member(s) may seek specific enforcement, injunctive relief, declaratory relief, or other equitable remedies to enforce this Section 4.1(c) without the obligation to post bond or other security. If no Elective Contribution is made to fund the Default Amount or if Elective Contributions are made for less than 100% of the Default Amount, then besides any rights and remedies of an Applicable Member or the Company in this Agreement in connection with an Applicable Member’s Default (other than as described above in this Section 4.1(c) regarding the portion of the Default Amount funded by an Elective Contribution), the Company and the Applicable Members will have all rights and remedies available at Law or in equity regarding the portion of the Default Amount not funded by an Elective Contribution, and those rights and remedies are to be cumulative.
(d)Allocation of Capital Contributions; Issuance of Units.
(i)If, regarding an Approved Opportunity, (A) all Applicable Members are Participating Members and (B) each Participating Member makes its Mandatory Opportunity Contributions, no additional Units will be issued to any Member in connection therewith;
(ii)If, regarding an Approved Opportunity, fewer than all Applicable Members are Participating Members, then, on a funding by a Participating Member of its Mandatory Opportunity Contributions, the Company will issue to that Participating Member the applicable number of (x) with respect to an Investor Member, Investor Make-Whole Units and (y) with respect to a UNT Member, UNT Make-Whole Units;
(iii)Except as provided in the preceding provisions of this Section 4.1(d), unless otherwise agreed by the Applicable Members, (A) Capital Contributions made by the UNT Members under this Section 4.1 will be deemed to be Capital Contributions made regarding the issued and outstanding UNT Units held by the UNT Members, (B) Capital Contributions made by the Investor Members under this Section 4.1 will be deemed to be Capital Contributions made regarding to the issued and outstanding Investor Units held by the Investor Members, and (C) no additional Units will be issued to the UNT Members or Investor Members for those Applicable Members making Capital Contributions under this Section 4.1;
(iv)On issuance of any Investor Make-Whole Units, (A) the Investor Sharing Percentage during each of the Stage 1 Period, Stage 2 Period, and Stage 3 Period will, in each case, be equal to the sum of (x) the then current Investor Sharing Percentage for the applicable period plus (y) the Investor Unit Percentage Adjustment Amount; and (B) the UNT Sharing Percentage during each of the Stage 1 Period, Stage 2 Period, and Stage 3 Period will, in each case, be equal to the difference of (x) the then current UNT Sharing Percentage for the applicable period minus (y) the Investor Unit Percentage Adjustment Amount;
(v)On issuance of any UNT Make-Whole Units, (A) the UNT Sharing Percentage during each of the Stage 1 Period, Stage 2 Period, and Stage 3 Period will, in each case, be equal to the sum of (x) the then current UNT Sharing Percentage for the applicable period plus (y) the UNT Unit Percentage

Adjustment Amount; and (B) the Investor Sharing Percentage during each of the Stage 1 Period, Stage 2 Period, and Stage 3 Period will, in each case, be equal to the difference of (x) the then current Investor Sharing Percentage for the applicable period minus (y) the UNT Unit Percentage Adjustment Amount; and
(vi)On issuance of any Units under the preceding provisions of this Section 4.1(d), the Sharing Ratios of the Applicable Members will be adjusted and, if applicable, the Default in respect of which such Units were issued will be deemed cured and the Non-Funding Member will no longer be deemed a Non-Funding Member or a Defaulting Member.
4.2Emergencies.
(a)If the Operator provides the Company with notice of an Emergency Expenditure or Emergency Service (as such term is defined in the MSA), the Managing Member will immediately provide each of the Applicable Members with notice and details of the same (each, an “Emergency Notice”) and promptly, but in no event later than 48 hours after receipt by the Company of such notice, convene a meeting of the Applicable Members. The Managing Member shall, or shall cause the Operator to, include in the Emergency Notice the aggregate required Emergency Expenditures (“Emergency Expenditure Amount”) and, if applicable, a calculation of required additional cash funds in excess of the Emergency Reserves (any such excess being the “Emergency Shortfall Amount”) and the date by which funds to pay such Emergency Expenditures would need to be funded into or otherwise available in the Company Bank Accounts (such date, the “Emergency Funding Deadline”), which Emergency Funding Deadline will not be less than 20 days after the date the Emergency Notice is delivered to the Applicable Members.
(b)If, at the meeting of the Applicable Members convened pursuant to Section 4.2(a), the Applicable Members unanimously agree to fund the Emergency Expenditure Amount as a Capital Contribution, then the applicable Emergency Notice will be deemed a Mandatory Call Notice subject to Section 4.1 and, by the Emergency Funding Deadline, (i) each UNT Member will make a Capital Contribution to the Company equal to (A) the Emergency Expenditure Amount multiplied by the UNT Sharing Percentage, with the result thereof multiplied (B) by that UNT Member’s UNT Percentage Interest, and (ii) each Investor Member will make a Capital Contribution to the Company equal to (A) the Emergency Expenditure Amount multiplied by the Investor Sharing Percentage, with the result thereof multiplied by (B) that Investor Member’s Investor Percentage Interest. Any Capital Contributions funded under an Emergency Notice will be paid by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company.
(c)If (i) at the meeting of the Applicable Members convened pursuant to Section 4.2(a), the Applicable Members do not unanimously agree to each fund Capital Contributions equal to its respective share of the full Emergency Expenditure Amount and (ii) there is no Emergency Shortfall Amount, then the Company shall use the Emergency Reserves to pay the Emergency Expenditure Amount. If (x) at the meeting of the Applicable Members convened pursuant to Section 4.2(a), the Applicable Members do not unanimously agree to each fund Capital Contributions equal to its respective share of the full Emergency Expenditure

Amount and (y) there is an Emergency Shortfall Amount, then by the Emergency Funding Deadline, any Applicable Member(s) that is not a Defaulting Member and that was in favor of funding its respective share of the full Emergency Expenditure Amount as a Capital Contribution, as contemplated by Section 4.2(b), may choose to provide a Member Loan to the Company in a principal amount equal to all or a portion of the Emergency Shortfall Amount. If multiple Applicable Members desire to make such a Member Loan, each such Applicable Member shall be entitled to provide to the Company a Member Loan in respect of its pro rata share (based on its Investor Percentage Interest of the then applicable Investor Sharing Percentage, in the case of an Investor Member, and its UNT Percentage Interest of the then applicable UNT Sharing Percentage, in the case of a UNT Member) of the Emergency Shortfall Amount. Any Member Loan made under an Emergency Notice will be paid by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company. The Company must repay the full principal amount of the Member Loan and any accrued interest on the Member Loan as provided in the definition of Member Loan, before making any Distributions of Available Cash to the Member(s). Despite Section 4.4(b), (i) if any Investor Member elects not to fund its share of the Emergency Shortfall Amount and a UNT Member provides a Member Loan to the Company in respect of it under this Section 4.2(c), solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, (A) the principal amount of that Member Loan provided by the UNT Member will be deemed a Capital Contribution by the UNT Member and (B) the principal amount of the Member Loan and any interest accrued on it repaid by the Company to the UNT Member will be deemed to have been distributed to the Investor Member and (ii) if any UNT Member elects not to fund its share of the Emergency Shortfall Amount and an Investor Member provides a Member Loan to the Company in respect of it under this Section 4.2(c), solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, (A) the principal amount of the Member Loan provided by the Investor Member will be deemed to be a Capital Contribution by the Investor Member and (B) the principal amount of the Member Loan and any interest accrued thereon repaid by the Company to the Investor Member will be deemed to have been distributed to the UNT Members.
4.3Non-Emergency Shortfalls.
(a)For purposes of this Section 4.3, the term “Approved Costs” will exclude Emergency Expenditures. If the Operator has delivered an Operations Shortfall Notice (as defined in the MSA) to the Company, then, within five Business Days after receipt of the Operations Shortfall Notice, the Company will send written notice (a “Shortfall Notice”) to all Applicable Members. The Shortfall Notice will provide (i) the estimated Approved Costs to be incurred in the calendar month or calendar months covered by the Operations Shortfall Notice; (ii) current cash assets held in any of the Company Bank Accounts; (iii) the Company’s projected cash available to satisfy the estimated Approved Costs for the calendar month or months; (iv) amounts available to the Company under working capital lines of credit or other committed facilities; and (v) considering amounts available to the Company under clauses (ii) through (iv) above and the Company’s need to maintain reasonable cash reserves and borrowing capability under the Company’s credit facilities to fund ongoing operations and other contingencies as set forth in the then applicable Budget (as those amounts may be adjusted by the Board at the time of the Shortfall Notice), the amount of the Operations Shortfall as to which additional funds are required (the “Shortfall Amount”). The Shortfall Notice will also set forth the date by which the Shortfall Amount is requested to be funded (the “Shortfall Deadline”).

(b)Not later than five Business Days before the Shortfall Deadline, the Applicable Members may unanimously agree to fund the full Shortfall Amount as Capital Contributions to the Company. If the Applicable Members so agree, then the applicable Shortfall Notice will be deemed a Mandatory Call Notice subject to Section 4.1 and, by the Shortfall Deadline, (i) each UNT Member will make a Capital Contribution to the Company equal to (A) the Shortfall Amount multiplied by the UNT Sharing Percentage, with the result thereof multiplied (B) by that UNT Member’s UNT Percentage Interest, and (ii) each Investor Member will make a Capital Contribution to the Company equal to (A) the Shortfall Amount multiplied by the Investor Sharing Percentage, with the result thereof multiplied by (B) that Investor Member’s Investor Percentage Interest. Any Capital Contributions funded under a Shortfall Notice will be paid by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company.
(c)If the Applicable Members do not unanimously agree to each fund Capital Contributions equal to its respective share of the full Shortfall Amount by five Business Days before the Shortfall Deadline under Section 4.3(b), then by the Shortfall Deadline, any Applicable Member(s) that is not a Defaulting Member and that was in favor of funding its respective share of the full Shortfall Amount as a Capital Contribution, as contemplated by Section 4.3(b), may choose to provide a Member Loan to the Company in a principal amount equal to all or a portion of the Shortfall Amount. If multiple Applicable Members desire to make such a Member Loan, each such Applicable Member shall be entitled to provide to the Company a Member Loan in respect of its pro rata share (based on its Investor Percentage Interest of the then applicable Investor Sharing Percentage, in the case of an Investor Member, and its UNT Percentage Interest of the then applicable UNT Sharing Percentage, in the case of a UNT Member) of the Shortfall Amount. Any Member Loan made under a Shortfall Notice will be paid by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company. The Company must repay the full principal amount of the Member Loan and any accrued interest on the Member Loan as provided in the definition of Member Loan, before making any Distributions of Available Cash to the Member(s). Despite Section 4.4(b), (i) if any Investor Member elects not to fund its share of a Shortfall Amount and a UNT Member provides a Member Loan to the Company in respect of it under this Section 4.3(c), solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, (A) the principal amount of that Member Loan provided by the UNT Member will be deemed a Capital Contribution by the UNT Member and (B) the principal amount of the Member Loan and any interest accrued on it repaid by the Company to the UNT Member will be deemed to have been distributed to the Investor Member and (ii) if any UNT Member elects not to fund its share of the Shortfall Amount and an Investor Member provides a Member Loan to the Company in respect of it under this Section 4.3(c), solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, (A) the principal amount of the Member Loan provided by the Investor Member will be deemed to be a Capital Contribution by the Investor Member and (B) the principal amount of the Member Loan and any interest accrued thereon repaid by the Company to the Investor Member will be deemed to have been distributed to the UNT Members.
4.4No Requirement to Provide Member Loans.
(a)Despite the other terms of this Article 4 or anything else in this Agreement to the contrary, (i) unless the Applicable Members have unanimously agreed otherwise in accordance with the preceding provisions of this Article 4, the Members will have no obligation to make any Capital Contributions for any Emergency Notice or Shortfall Notice and no Member will be considered in Default under this Agreement because of any failure to fund any Capital Contribution to the Company under Section 4.2 or Section 4.3, and (ii) the Members will have no obligation to provide any Member Loan to the Company under Section 4.2(c) or Section 4.3(c) and no Member will be considered in Default because of any failure to provide any Member Loan.
(b)For clarity, except as provided in Section 4.2(c) or Section 4.3(c), a Member Loan is not a Capital Contribution to the Company for any purpose under this Agreement.
4.5Return of Contributions. A Member is not entitled (a) to the return of any part of any Capital Contributions or (b) to be paid interest regarding either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member need not contribute or lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.
4.6Capital Accounts. For each Member, the Company will maintain a separate Capital Account under the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and under these provisions:
(a)Each Member’s Capital Account will be increased by (i) all Capital Contributions made (or deemed made, other than pursuant to Section 4.2(c) or Section 4.3(c)) to the Company by that Member under this Agreement, (ii) that Member’s share of Profits as determined under Section 5.1, (iii) any Company liabilities assumed by that Member or that are secured by any Company Asset distributed to that Member, and (iv) in the case of a Member receiving a Compensatory Membership Interest, the amount included in the Member’s compensation income under Code Section 83(a), 83(b) or 83(d)(2), and decreased by (x) the cash or Agreed Value of property actually or deemed distributed to that Member under this Agreement, (y) that Member’s share of Losses as determined under Section 5.1 and (z) any liabilities of that Member assumed by the Company or that are secured by any property contributed by that Member to the Company.
(b)A Transferee will succeed to the pro rata part of the Capital Account of the Transferor relating to the Membership Interest so Transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Membership Interest that may have been Transferred during any Fiscal Year will, if permitted by Law, be allocated between the Transferor and the Transferee based on the part of the Fiscal Year during which each was recognized as owning that Membership Interest, based on the interim closing of the books method or any other method agreed between the Transferor and the Transferee; provided, this allocation must be made under a method permissible under Code § 706 and the Treasury Regulations.
(c)The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts and allocations are intended to comply with

Treasury Regulations Section 1.704-1(b) and will be interpreted and applied in a manner consistent with those Treasury Regulations.
4.7Contributions of Contributed Property. All Capital Contributions contemplated by this Agreement are to be made in readily available cash funds. If, with the unanimous agreement of the Applicable Members, any Capital Contribution is made in Contributed Property, any costs or expenses associated with the transfer, assignment, conveyance, or recordation of such Contributed Property, including any Taxes in respect of it, will be borne by the Member making the contribution, and those costs or expenses, whether paid directly by the Member or reimbursed to the Company, will not be deemed Capital Contributions of the Member.
4.8Working Capital Loans by UNT Member. Prior to the date on which the Company enters into a credit facility or other debt financing arrangement (the “Credit Facility Date”), if any Applicable Member determines in good faith that the Company reasonably requires additional working capital in connection with any Capital Expenditures or Operating Expenses approved in the Initial Budget (or the then-current Budget), then the Company shall request that the UNT Member provide to the Company one or more interest free loans, the outstanding amount of which shall not exceed $5,000,000 in the aggregate, and UNT Member shall provide any such loan within 5 Business Days of the Company’s request. Within 5 Business Days following the Credit Facility Date, the Company shall make borrowings under the credit facility or other debt financing and shall (a) repay to the UNT Member the aggregate amount of any loans made by the UNT Member to the Company pursuant to this Section 4.8 and (b) draw a letter of credit under the credit facility or other debt financing and replace the (i) letter of credit issued by UNT Member to Northern Natural Gas Company as described in line item 3 of Section 7.6 of the Seller Disclosure Schedules to the Purchase Agreement and (ii) letter of credit issued by UNT Member to Kay Electric Cooperative as described in line item 2 of Section 7.6 of the Seller Disclosure Schedules to the Purchase Agreement.
Article 5
Allocations and Distributions
5.1Allocations for Capital Account Purposes. To maintain the Capital Accounts, the Company’s Profits and Losses (and, to the extent determined by the Managing Member, items of income, gain, loss and deduction) will be allocated among the Members in each taxable year (or part of it) as provided below. Except as otherwise provided in this Agreement, Profits and Losses will be allocated between the Members in a manner that, after giving effect to the special allocations in Section 5.1(a), the Capital Account of each Member, immediately after making the allocation, is, as nearly as possible, equal (proportionately) to (i) the Distributions that would be made to the Members if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited regarding each Nonrecourse Liability to the Carrying Value of the assets securing that liability), all Unvested Management Units became Vested Management Units and the net assets of the Company were distributed under Article 10 to the Members immediately after making the allocation, minus (ii) the amount the Member must contribute to the Company, the Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately before the hypothetical sale of assets and any amounts a Member must restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (the excess of (i) over (ii) is referred to herein as the “Target Capital Accounts”).
(a)Special Allocations. Notwithstanding the other provisions of this Section 5.1, these special allocations will be made for that taxable period in this order and priority:
(i)Company Minimum Gain Chargeback. Despite the other provisions of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member will be allocated items of Company income and gain for the taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6) and (g)(2) and Section 1.704-2(j)(2)(i), or any successor provisions. This Section 5.1(a)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and will be interpreted consistently with that Section.
(ii)Chargeback of Minimum Gain Because Of Member Nonrecourse Debt. Despite the other provisions of this Section 5.1 (other than Section 5.1(a)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of that taxable period will be allocated items of Company income and gain for the taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 5.1(a)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and will be interpreted consistently with that Section.
(iii)Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain will be specially allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Code § 704(b), the Member’s Adjusted Capital Account Deficit created by those adjustments, allocations or distributions as quickly as possible; provided that, an allocation under this Section 5.1(a)(iii) will be made only if the Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 5 have been tentatively made as if this Section 5.1(a)(iii) were not a part of this Agreement. This Section 5.1(a)(iii) is intended as a “qualified income offset” as that term is used in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently with that Section.
(iv)Stop Loss. No amount of loss or deduction will be allocated under Section 5.1(a) if allocation would cause any Member to have an Adjusted Capital Account Deficit at the end of the taxable period (or increase any existing Adjusted Capital Account Deficit). All loss and deductions more than the limitation in the prior sentence will be allocated among the other Members, who do not have Adjusted Capital Account Deficits, in proportion to their respective Membership Interests until each Member’s Adjusted Capital Account Deficit is zero.
(v)Gross Income Allocations. If a Member has an Adjusted Capital Account Deficit at the end of any Company taxable period, that Member will be specially allocated items of Company gross income and gain in the excess as quickly as possible; provided that, an allocation under this Section 5.1(a)(v) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Section 5.1 have been tentatively made as if this Section 5.1(a)(v) and Section 5.1(a)(iii) were not in the Agreement.
(vi)Nonrecourse Deductions. Nonrecourse Deductions for any taxable period will be allocated to the Members as determined by the Members under the Treasury Regulations.
(vii)Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period will be allocated 100% to the Member that bears the Economic Risk of Loss regarding the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable under Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss regarding a Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable thereto will be allocated between or among the Members under the ratios in which they share the Economic Risk of Loss.
(viii)Excess Nonrecourse Liabilities. For Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company more than the sum of (A) the Company Minimum Gain and (B) the total Nonrecourse Built-in Gain will be allocated among the Members as determined by the Members under the Treasury Regulations.
(ix)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Assets under Code Section 734(b) or Section 743(b) is required, under Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts, the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the item of gain or loss will be specially allocated to the Members consistent with how their Capital Accounts must be adjusted under that section of the Treasury Regulations.
(x)Curative Allocation. Despite any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net items of income, gain, loss, or deduction allocated to each Member under the Required Allocations and the Agreed Allocations, together, will be equal to the net items that would have been allocated to each Member under the Agreed Allocations had the Required Allocations and the related Curative Allocations not otherwise been provided in this Section 5.1. It is the intention of the Members that allocations under this Section 5.1(a)(x) be made among the Members in a manner likely to minimize economic distortions.
5.2Allocations for Tax Purposes.
(a)Except as otherwise provided in this Section 5.2, for federal income tax purposes, each item of income, gain, loss, and deduction will be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss, or deduction is allocated under Section 5.1.
(b)Solely for federal (and applicable state and local) income tax purposes, items of income, gain, loss, and deduction (including depreciation and amortization) regarding property for which a Book-Tax Disparity exists will be allocated to take into account the variation between the Company’s tax basis in the property and its Carrying Value consistent with Treasury Regulations Sections 1.704-1(b)(4)(i) and 1.704-3. The allocation will be made using the “remedial method” under Treasury Regulations Section 1.704-3(d).
(c)For the proper administration of the Company, the Members will (i) adopt those conventions as they deem appropriate in determining the depreciation, amortization, and cost recovery deductions; and (ii) amend this Agreement to reflect the proposal or promulgation of Treasury Regulations under Code § 704(b) or Section 704(c). The Members may adopt those conventions, make the allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if those conventions, allocations, or amendments follow the principles of Code § 704 and would not have a material adverse effect on the Members.
(d)All recapture of income tax deductions resulting from the taxable sale or other disposition of Company Assets will, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to the recapture was allocated under this Agreement if the Member is allocated any gain from the disposition of the property.
(e)If any Management Units held by any holder of Management Units are forfeited, such holder shall be allocated items of loss and deduction in the taxable year of such forfeiture in the manner and to the extent required by proposed Treasury Regulation Section 1.704-1(b)(4)(xii) (as such proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).
(f)All items of income, gain, loss, deduction, and credit recognized by the Company for federal income tax purposes and allocated to the Members under this Agreement will be determined without regard to the election under Code § 754 made by the Company; provided, that the allocations, once made, will be adjusted (in any manner determined by the Members) as necessary or appropriate to consider those adjustments permitted or required by Code §§ 734 and 743.
(g)Notwithstanding anything in this Article 5 to the contrary, all Compensatory Membership Interests (including any Management Units that were not Profits

Interests when granted) that are subject to a “substantial risk of forfeiture” within the meaning of Code § 83 and for which no Code § 83(b) election was made shall not be treated as outstanding Units of the Company for purposes of Sections 4.6(a), 5.1, and 5.2(a) through (e) and such Units shall not have a corresponding Capital Account balance until such time as such Units are not subject to a substantial risk of forfeiture within the meaning of Code § 83.
5.3Requirement of Distributions. Subject to Section 4.1, Section 4.2, and Section 10.2(d) and Section 18-607 of the Act, after the Effective Date, all Available Cash of the Company (as determined by the Board) at the end of each calendar quarter will be distributed by the Company to the Members within 30 days following the end of that calendar quarter under the terms of this Section 5.3. Distributions of Distributed Property made from time to time will be made only with the approval of the Board or the Applicable Members and, subject to Section 4.1 and Section 10.2(d) and Section 18-607 of the Act, on determining the Agreed Value of the Distributed Property; provided that any distribution of Distributed Property will be made under the terms of this Section 5.3 as if the Distributed Property were cash or cash equivalents equal to the determination of the Agreed Value. Except as set forth in Section 3.12(e), Section 4.1, Section 4.2, and Section 10.2(d), all Distributions under this Agreement will be made to the Members as set forth in this Section 5.3 and shall be accompanied by a notice to the Members receiving such Distributions duly delivered pursuant to Section 13.12 identifying the characterization of such Distribution according to the Company’s accounting policy. Distributions will be made to the Members as follows:
(a)First, until the Distributions to the Members have caused the Stage 1 Period to expire and terminate, Distributions to the Members will be made to the Members as follows:
(i)an amount equal to the amount to be distributed under this Section 5.3(a) multiplied by the Investor Sharing Percentage during the Stage 1 Period will be distributed to the Investor Members in accordance with their relative Investor Percentage Interests; and
(ii)an amount equal to the amount to be distributed under this Section 5.3(a) multiplied by the UNT Sharing Percentage during the Stage 1 Period will be distributed to the UNT Members in accordance with their relative UNT Percentage Interests.
Notwithstanding the preceding provisions of this Section 5.3(a), if a Distribution is to be made to the Members, and the Stage 1 Period will expire and terminate during and because of the effectuation of that Distribution, then all funds to be distributed over those required to achieve the expiration and termination of the Stage 1 Period will be distributed under Section 5.3(b), and all other funds in that Distribution before the expiration and termination of the Stage 1 Period will be distributed under this Section 5.3(a).
(b)Second, following the the expiration and termination of the Stage 1 Period and continuing until the aggregate Distributions to the Members have caused the Stage 2 Period to expire and terminate, all Distributions will be made to the Members as follows:

(i)an amount equal to the amount to be distributed under this Section 5.3(b) multiplied by the Investor Sharing Percentage in the Stage 2 Period will be distributed to the Investor Members under their relative Investor Percentage Interests;
(ii)subject to Section 5.3(d), an amount equal to the amount to be distributed under this Section 5.3(b) multiplied by the UNT Sharing Percentage during the Stage 2 Period will be distributed to the UNT Members under their relative UNT Percentage Interests; and
(iii)an amount equal to the amount to be distributed under this Section 5.3(b) multiplied by the Management Incentive Sharing Percentage will be distributed to the Management Members in accordance with their relative Management Incentive Percentage Interests.
Notwithstanding the preceding provisions of this Section 5.3(b), if a Distribution is to be made to the Members, and the Stage 2 Period will expire and terminate during and because of the effectuation of that Distribution, then all funds to be distributed over those required to achieve the expiration and termination of the Stage 2 Period will be distributed under Section 5.3(c), and all other funds in that Distribution before the expiration and termination of the Stage 2 Period will be distributed under this Section 5.3(b).
(c)Third, starting on the expiration and termination of the Stage 2 Period and continuing during the Stage 3 Period, all Distributions will be made to the Members as follows:
(i)an amount equal to the amount to be distributed under this Section 5.3(c) multiplied by the Investor Sharing Percentage in the Stage 3 Period will be distributed to the Investor Members under their relative Investor Percentage Interests;
(ii)subject to Section 5.3(d), an amount equal to the amount to be distributed under this Section 5.3(c) multiplied by the UNT Sharing Percentage during the Stage 3 Period will be distributed to the UNT Members under their relative UNT Percentage Interests; and
(iii)an amount equal to the amount to be distributed under this Section 5.3(c) multiplied by the Management Incentive Sharing Percentage will be distributed to the Management Members in accordance with their relative Management Incentive Percentage Interests.
(d)Notwithstanding anything herein to the contrary, if a Management Trigger Event has occured, amounts otherwise distributable to the UNT Members pursuant to Sections 5.3(b) and (c) and Section 10.2(d)(v) shall be reduced by the product of the applicable Management Backend Sharing Percentage multiplied by the aggregate amount distributed to all Members pursuant to Sections 5.3(a)-(c), and 10.2(d)(ii)-(v), and such amount shall instead be distributed to the Management Members in accordance with their Management Backend Percentage Interests.

(e)Withholdings.
(i)The Company may withhold from distributions to any Member and pay over to any Governmental Authority any amounts required to be withheld under the Code or any provisions of any other Law regarding any payment or Distribution to the Member by the Company and will allocate those amounts to the Member regarding which the amount was withheld. All amounts withheld (including amounts contributed by the Member) will be treated as amounts distributed to the Member, will reduce the amount otherwise distributable to the Member under this Agreement, and will be considered for purposes of maintaining a Member’s Capital Account. If the Distributions or proceeds to the Company are reduced because of taxes withheld at the source or any taxes are otherwise required to be paid by the Company and the taxes are imposed on or regarding one or more, but not all of the Members, the reduction will be borne by the relevant Members and treated as if it were paid by the Company as a withholding payment regarding those Members under this Section 5.3(e). Taxes imposed on the Company where the rate of tax varies depending on the characteristics of the Members will be treated as taxes imposed on or regarding the Members for this Section 5.3(e). Any amounts treated under this Section 5.3(e) as withholding payments regarding a Member and that exceed the amounts otherwise distributable to the Member will be treated as a demand loan payable by the Member to the Company with interest at the Default Interest Rate. The Company may either (A) demand payment of the principal and accrued interest on the demand loan on 30 days’ notice, and enforce payment by legal process, or (B) withhold from one or more Distributions otherwise payable to the applicable Member amounts sufficient to satisfy that Member’s obligations under any demand loan.
(ii)Any “imputed underpayment” within the meaning of Code § 6225 paid by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any adjustment (collectively, an “Imputed Underpayment Amount”), will be treated as if it were paid by the Company as a withholding payment regarding to the appropriate Members as described in Section 5.3(e)(i). In making the determination described in Section 5.3(e)(i) regarding an Imputed Underpayment Amount, the Partnership Representative will use its reasonable efforts to implement any procedures established under Section 6225(c)(3) of the Code that may reduce that amount. The part of the Imputed Underpayment Amount that the Company attributes to a former member of the Company will be treated as a withholding payment regarding both the former member and the former member’s Transferee(s) or assignee(s), and the Company may exercise its rights under this Section 5.3(e) regarding either or both former Member and its Transferee or assignee. Imputed Underpayment Amounts treated as withholding payments also will include any imputed underpayment within the meaning of Code § 6225 paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the

Company bears the economic burden of those amounts, whether by law or agreement.
(f)Tax Distributions. Notwithstanding anything to the contrary in this Section 5.3, the Company shall, subject to the availability of proceeds (as determined by the Board in good faith), make cash distributions to each Member on the Tax Distribution Date with respect to each Fiscal Year to the extent of the required Tax Distribution, if any, of such Member for such Fiscal Year; provided, however, the Company may, upon election by the Board in its sole discretion, make such cash distributions on a quarterly basis based upon estimates of the required Tax Distribution in a manner sufficient to permit the Members to satisfy their respective quarterly estimated tax payment obligations. All quarterly tax distributions to a Member shall be treated as an advance of, and shall offset, the cash distribution payable to the Member (pursuant to this Section 5.3(f)) on the next Tax Distribution Date. Any distributions made pursuant to this Section 5.3(f) to a Member shall be treated as an advance payment of, and shall reduce, the amounts otherwise distributable to such Member pursuant to Sections 5.3(b), 5.3(c), 5.3(d), 10.2(b), 10.2(c), or 10.2(d) in subsequent distributions.
(g)In applying the provisions of this Section 5.3, (i) if, at the time a distribution is made pursuant to this Section 5.3, any Management Units remain Unvested Management Units, such Unvested Management Units shall not be treated as outstanding for purposes of this Section 5.3 (and such Unvested Management Units shall not be entitled to receive any portion of such distribution pursuant to this Section 5.3), and (ii) if, after the Effective Date, any Management Unit is issued with a Threshold Value greater than zero dollars ($0.00), such Management Unit (although treated as outstanding for tax purposes) shall not be treated as outstanding for purposes of this Section 5.3 (and such Management Unit will not be entitled to receive distributions pursuant to this Section 5.3) until at least a cumulative amount of distributions have been made with respect to each Initial Management Unit pursuant to this Section 5.3 after the date of issuance of such Management Unit equal to the Threshold Value of such Management Unit.
5.4Emergency Reserves and Draws on Guarantees.
(a)In the event the Emergency Reserves are used to pay the Emergency Expenditure Amount in accordance with Section 4.2(c), the Company shall make no distributions to any Member pursuant to Section 5.3 until the Emergency Reserves have been restored to the level prior to the payment of such Emergency Expenditure Amount (which restoration, for the avoidance of doubt, may be accomplished by an additional allocation from working capital lines of credit).
(b)In the event Investor HoldCo is required to indemnify UNT pursuant to Section 10.2(b)(iii) of the Purchase Agreement as a result of a draw on a Seller Guarantee (as defined in the Purchase Agreement), any Distributions that would otherwise be payable to the Investor Member shall be paid to the UNT Member until the amount of such Distributions that the UNT Member has received pursuant to this Section 5.4(b) equals the amount for which Investor HoldCo is required to indemnify UNT pursuant to Section 10.2(b)(iii) of the Purchase Agreement, plus interest at the Agreed Interest Rate. Solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, the amount of all Distributions paid to the UNT

Member pursuant to this Section 5.4(b) that would otherwise have been payable to the Investor Member will be deemed to have been distributed to the Investor Member.
Article 6
Management
6.1General. Subject to the provisions of the Act, any limitations in the Certificate, and in this Agreement (as to action required to be authorized or approved by the Members), the business and affairs of the Company will be managed, and all its powers will be exercised by the Board of Managers (the “Board”).
6.2Authority of Board.
(a)Subject to the non-waivable provisions of applicable Law and except for situations in which this Agreement requires the approval of the Applicable Members, all management powers over the business and affairs of the Company will be exclusively vested in the Board. The Board will conduct, direct, and exercise full control over all activities of the Company.
(b)UNT will be the initial “Managing Member”. Except for situations in which this Agreement requires the approval of the Applicable Members, the Managing Member will have the authority and will perform those duties expressly provided herein or otherwise delegated to it by unanimous vote of the Board from time to time. Vacancies in the position of Managing Member will be filled by the Board. The Managing Member may:
(i)resign by giving written notice to the Board. Unless otherwise specified in the notice, the resignation will take effective on receipt by the Board, and the acceptance of the resignation will not be necessary to make it effective;
(ii)serve as an authorized signatory of the Company under the MSA (subject, in all cases, to the Board and Member approval requirements set forth herein, and to the limitations on the Operator’s authority under the MSA absent Company consent); and
(iii)(A) from time to time, delegate to one or more Representatives of the Company that authority and duties as the Managing Member may deem advisable (to the extent within the authority or scope of duties of the Managing Member), and (B) make recommendations to the Board regarding titles (including chief executive officer, president, chief financial officer, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and scope of authority and duties to be assigned to those Persons from time to time. Any number of titles may be held by the same individual.
(c)The Managing Member will not be compensated for its services as Managing Member except as provided in this Agreement.
6.3Limitation on Liability of Managing Member. Except as otherwise provided in this Agreement, neither the Managing Member nor the Managing Member’s Affiliates (including the Operator in its capacity as an Affiliate of the Managing Member, but not in its capacity as Operator) will be liable to the Company or to any Member that is not the Managing Member for any act or omission performed or omitted by the Managing Member in its capacity as such, the authority granted to the Managing Member by this Agreement; provided, except as otherwise stated in this Agreement, this limitation of liability will not apply to the extent the act or omission was because of the Managing Member’s gross negligence, willful misconduct, knowing violation of Law, or for any present or future breaches of any representations, warranties, or covenants by the Managing Member or its Affiliates in this Agreement. The Managing Member may rely on the advice of legal counsel, independent public accountants, and other experts, including financial advisors, and any act or failure to act by the Managing Member in good faith reliance on that advice will not subject the Managing Member to liability to the Company or any other Member.
6.4Board of Managers.
(a)Decisions or actions taken by the Board under this Agreement will constitute decisions or actions by the Company and will bind the Managing Member, each Member, Officer, and employee of the Company. Any Person (other than a Member or a Member’s Affiliate dealing with the Company) may rely on the authority of the Board without inquiry into this Agreement or compliance with it. Except as expressly provided herein, no Member in its capacity as a Member will have any unilateral right or authority to take any action on behalf of the Company or to bind or commit the Company to any agreement, transaction, or other arrangement with respect to Third Parties or otherwise to hold itself out as an agent of the Company. Each Board Manager will have the full authority to act on behalf of the Members that appointed that Board Manager, and the action of a Board Manager at a meeting (or through a written consent) of the Board will bind the Members that appointed the Board Manager. The other Members may rely without further inquiry or investigation on the actual authority (or lack of authority) of the Board Manager.
(b)The Board will consist of eight managers (collectively, the “Board Managers”). The Investor Members, on the one hand, and the UNT Members, on the other hand, will each have the right to appoint four Board Managers as follows:
(i)For so long as Investor HoldCo remains a Member, Investor HoldCo will have the right to appoint the four Board Managers allocated to the Investor Members. If Investor HoldCo ceases to be a Member, then the four Board Manager positions allocated to the Investor Members will be filled by majority vote of the Investor Members;
(ii)For so long as UNT remains a Member, UNT will have the right to appoint the four Board Managers allocated to the UNT Members. If UNT ceases to be a Member, then the four Board Manager positions allocated to the UNT Members will be filled by majority vote of the UNT Members; and
(iii)The initial Board Managers are set forth on Exhibit B.

(c)The Member(s) owning the UNT Units may remove and replace (in accordance with Section 6.4(b)) all or any of its appointed Board Managers, with or without cause. The Member(s) owning the Investor Units may remove and replace (in accordance with Section 6.4(b)) all or any of its appointed Board Managers, with or without cause. On the death, resignation, or removal of a Board Manager, the Member(s) that appointed the Board Manager may fill the vacancy and will have power to appoint a successor to take office when the resignation, removal, or deemed vacancy becomes effective. Those Member(s) will promptly notify the other Members in writing of any change regarding its Board Managers, including that Board Manager’s address, phone number, and email address. If the Member(s) fails to notify the other Members of a change in its appointed Board Managers at least three Business Days before the scheduled date for a meeting of the Board, then any newly appointed Board Manager must present written evidence of his or her authority at the start of the meeting. Each Member will bear its own costs associated with the participation of its appointed Managers on the Board.
(d)A Board Manager may resign effective on written notice to each Member of the Company, unless the notice specifies a later time for the effectiveness of the resignation.
(e)The Board Managers will hold office until their removal under this Agreement or until their respective successors are elected and qualified under this Agreement.
(f)Board Managers, as such, will not be entitled to compensation, unless otherwise unanimously approved by the Members.
(g)The owners of the Investor Units may have no more than 15 representatives in the aggregate attend any meeting of the Board as observers.
(h)The Company specifically delegates to the Operator the authority, rights and powers to perform the Services (as such term is defined in the MSA) and manage and control the business and affairs of the Company in accordance with the provisions of, and to the extent authorized and empowered, by the MSA.
(i)Except for the Services (as such term is defined in the MSA) that the Operator is delegated and authorized to undertake and perform and such other actions as and to the extent set forth in the MSA, and except for any matters that are delegated by the Board to the Managing Member or the Officers of the Company in accordance herewith, all other matters will be subject to the vote or consent by the Board, including the matters set forth in Section 6.6.
6.5Fiduciary Duties of Board Managers. Each Board Manager will owe fiduciary duties exclusively to the Member(s) appointing that Board Manager. No Person may institute an action against a Board Manager for breach of fiduciary duty other than the Member(s) to whom a fiduciary duty is owed under this Section.
6.6Required Approvals by the Board.
(a)The Board Managers appointed by the Investor Members will vote as a block and will, collectively, have voting authority equal to the Investor Members’ aggregate Sharing Ratio. The Board Managers appointed by the UNT Members will vote as a block and will, collectively, have voting authority equal to the UNT Members’ aggregate Sharing Ratio.

As used herein, “Supermajority Interest” means Board Managers representing at least 70% of the Sharing Ratios; and “Majority Interest” means Board Managers representing greater than 50% of the Sharing Ratios.
(b)Unless expressly stated otherwise, actions of the Board will require Majority Interest approval. Without the approval of a Supermajority Interest, the Company (either directly or through any Subsidiaries), the Managing Member, the Operator, and the Officers on behalf of the Company will not:
(i)(A) enter into any amendment, modification, restatement or supplement to the MSA or any replacement management services agreement or similar contract or enter into, amend, modify, restate, supplement or terminate any replacement MSA or other management services agreement or similar contract for the management or operations of the Company or its Subsidiaries or its or their assets; or (B) amend, modify, restate or supplement the Certificate or this Agreement (except for those amendments or restatements of Exhibit B which under this Agreement have been deemed approved by the Board);
(ii)without limiting Section 6.6(b)(i), enter into, amend, modify, restate, supplement, terminate, or grant any waiver or consent under, any other Material Contract (other than an amendment of an Affiliate Contract that Operator is permitted to enter into under Section 5.4(a) of the MSA);
(iii)fail to enforce the Company’s rights under the MSA after request for enforcement has been made in writing by a majority of the Investor Units;
(iv)appoint, designate, or engage any Person (A) as the Operator or Successor Operator (as that term is defined in the MSA) under the MSA or (B) as the operator under any replacement management services agreement or similar contract for the management or operations of the Company or its Subsidiaries or its or their assets;
(v)approve or consent to any action by the Operator which expressly requires the approval or consent of the Company under the MSA;
(vi)enter into, amend, modify or restate any credit facility, or otherwise incur any indebtedness (regarding borrowed money or otherwise);
(vii)purchase or otherwise acquire Company Assets which (individually or taken together within the same transaction or related set of transactions) exceed $5,000,000, except to the extent included in the then-current Budget, or to the extent that acquisition would otherwise be an Approved Cost;
(viii)except as provided in Section 3.12 or for the winding up, liquidation or dissolution of the Company duly approved under the terms set forth in Article 10, effect a Sale Event or cause the Company or any Subsidiary to enter into any business combination transaction, including any merger, consolidation, equity exchange, asset or equity acquisition or sale (other than the sale of worn out or obsolete equipment in the ordinary course of business), joint venture, partnership or similar arrangement by the Company or any Subsidiary, whether in one or more related transactions, that involves, or is reasonably expected to involve, total consideration with a value over $5,000,000 or that would constitute a sale of all or substantially all of the Company Assets determined on a consolidated basis;
(ix)pursue any business or activities other than the Company Business;
(x)form any Subsidiaries of the Company (other than those Subsidiaries of the Company existing as of the Effective Date) or cause or permit the acquisition by the Company of any equity interests in any Person;
(xi)incur or pay any Capital Expenditure or Operating Expense unless that Capital Expenditure or Operating Expense is not more than $5,000,000 in total per year (unless it is an Approved Cost);
(xii)without limiting the foregoing provisions of this Section 6.6(b), approve of the investigation, means of evaluation, or pursuit by the Company of any Opportunity;
(xiii)approve any Budget or any amendment to the Initial Budget or any Budget;
(xiv)approve of Distributions of any assets or property (other than cash) of any Subsidiary;
(xv)approve of Distributions of cash, assets, or property of the Company or any Subsidiary in a manner inconsistent with Article 5 (and subject to Sections 4.1 and 4.2);
(xvi)voluntarily file a bankruptcy petition in a court of competent jurisdiction or a petition seeking a reorganization, liquidation, dissolution or similar relief under any Law;
(xvii)settle or compromise any claim or dispute for an amount more than $500,000 or in a manner that would materially restrict the ability of the Company or any Subsidiary to engage in any aspect of the Company Business;
(xviii)except under Article 3, issue any equity securities of the Company or any Subsidiary of the Company or any warrants, options, or rights convertible into or exercisable or exchangeable for equity securities of the Company or any Subsidiary of the Company, or admit any Person as a new Member of the Company or as an equity owner of any Subsidiary of the Company;
(xix)except as contemplated by Section 3.12, engage any consultants, investment bankers, or financial advisors regarding, or initiate any plans regarding, an initial public offering of equity securities of the Company, a Sale

Event, or any other sale of all or a material part of the Company’s equity securities to a Third Party;
(xx)establish, implement, amend, or modify any hedging strategy or facility;
(xxi)directly or indirectly create, assume, or permit to exist any restriction on the ability (A) of the Company to make or pay dividends or Distributions of Available Cash or (B) of the Company’s Subsidiaries to make or pay dividends or other Distributions to the Company (other than reserves for liabilities and expenses for the Subsidiary recommended by the Managing Member and approved, in a Budget or otherwise, by the Board);
(xxii)directly or indirectly enter into or assume any contract, agreement, or understanding which prohibits or restricts the granting, conveying, creation, or imposition of any Security Interest on the Company’s or its Subsidiaries’ property or assets, except those restrictions existing under or by: (A) applicable Law, (B) customary non-assignment provisions in contracts entered into in the ordinary course of business and consistent with past practices, or (C) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;
(xxiii)wind up, liquidate, or dissolve the Company or any of its Subsidiaries;
(xxiv)hire or terminate the services of the Company’s certified public accounting firm;
(xxv)change the accounting policy of the Company other than as required by changes in GAAP;
(xxvi)hire or terminate the employment of any employees of the Company or any of its Subsidiaries;
(xxvii)issue any guarantee by the Company or any of its Subsidiaries;
(xxviii) directly or indirectly grant, create, incur, or assume any Security Interest on the Company’s or any of its Subsidiary’s assets, properties or rights, other than Permitted Liens;
(xxix)convert the Company or any Subsidiary of the Company into any other entity form or elect for the Company or any Subsidiary to be taxed for federal income tax purposes as a corporation;
(xxx)redeem any Unit in a manner that is not proportional to all outstanding Units;
(xxxi)replace the Managing Member;

(xxxii)modify the amount of Emergency Reserves in effect from time to time or, subject to Section 4.2(d), approve of the payment or incurrence by or on behalf of the Company or any of its Subsidiaries of any Emergency Expenditures in excess of the Emergency Reserve;
(xxxiii) issue any Management Units, admit any Management Member, or, except in connection with a Sale Event, requiring any Management Member to Transfer to an acquiring party all or any portion of its Management Units;
(xxxiv) make any determination that any performance goal specified in any Award Agreement has been achieved;
(xxxv)repurchase Management Incentive Units from any Management Member pursuant to the terms of an Award Agreement in connection with a Partial Sale Event; or
(xxxvi)determine the purchase price to be paid upon repurchase of Management Units pursuant to the terms of an Award Agreement in connection with a Partial Sale Event, which purchase price shall be borne 100% by the UNT Members with respect to any repurchased Management Backend Units.
(c)Despite any other provision in this Agreement, (i) if any Applicable Member proposes that the Company or any of its Subsidiaries (A) enter into, modify, restate, supplement, or otherwise amend any Affiliate Contract (other than any amendment of an Affiliate Contracts that Operator is permitted to enter into under Section 5.4(a) of the MSA); (B) remove, or initiate and participate in the process to remove, key personnel under any Affiliate Contract (if the Company or its Subsidiary has the express right to remove, or to initiate and participate in the process to remove, key personnel under those Affiliate Contracts); (C) exercise any audit, participation, consultation, collaboration, oversight, information, or review rights under any Affiliate Contract; (D) dispute invoices with respect to any Affiliate Contract; (E) assert a default by the other party under any Affiliate Contract; (F) terminate any Affiliate Contract; (G) grant or agree to any consent, approval or waiver by the Company or any of its Subsidiaries under any Affiliate Contract; (H) grant or agree to any consent, approval, or waiver under this Agreement with respect to any matter involving an Applicable Member or any Affiliate of an Applicable Member; or (I) in the case of the Midstream Services Right of First Offer Agreement, exercise its ROFO Right (as defined therein) or negotiate any agreement thereunder (each of the matters described in the preceding clauses (A) through (I), a “Contract Decision”), or (ii) if a dispute arises between the Company or any of its Subsidiaries and any Member or any Affiliate of a Member, or any matter arises between the Company or any of its Subsidiaries and any Member or any Affiliate of a Member regarding the enforcement or pursuit of rights or remedies under this Agreement or any Affiliate Contract, then, in all those cases, (x) regarding any matter involving an Affiliate Contract, the Member that is a party, or has an Affiliate that is a party, to the Affiliate Contract will not participate in (and (1) if that Member is a UNT Member, the Board Managers appointed by the UNT Members will not participate in and (2) if that Member is an Investor Member, the Board Managers appointed by the Investor Members will not participate in) the decisions of the Company regarding that Contract Decision, dispute, or enforcement or pursuit of rights or remedies; (y) regarding any other matter, the

Member that is, or through an Affiliate that is, involved in the matter opposite the Company or any of its Subsidiaries will not participate in (and (1) if that Member is a UNT Member, the Board Managers appointed by the UNT Members will not participate in and (2) if that Member is an Investor Member, the Board Managers appointed by the Investor Members will not participate in) the decisions of the Company regarding the Contract Decision, dispute, or enforcement or pursuit of rights or remedies; and (z) the determination of whether a consent of the Board has been obtained about any matter relating to the Contract Decision, dispute, enforcement, or pursuit of rights or remedies will be made without reference to that Member and that Member’s Affiliate (or their respective Sharing Ratios); provided, that no Member or Board of Manager approval is required for the extension by a Lending Member to the Company of a Member Loan under this Agreement.
(d)Without limiting Section 6.6(c), only the Board Managers appointed by Investor Members will have the right (i) to vote on whether to cause the Company to give notice of a default or breach under the MSA and to sign, on behalf of the Company and in its name, those documents as are necessary to cause the Company to give notice of default or breach, (ii) to take all actions and sign and deliver all documents necessary to cause the Company to enforce the Company’s rights (other than the right to give notice of termination, which will be subject to clause (iii)) under the MSA and (iii) to cause the Company to terminate the MSA pursuant to the terms thereof and to sign, on behalf of the Company and in its name, those documents necessary to cause the Company to give notice of termination.
(e)Regarding any vote, consent, or approval, subject to Section 2.9(a)(iv), the Defaulting Member’s Sharing Ratio will be disregarded in calculating voting requirements.
6.7Meetings of the Board.
(a)The Board will meet each Fiscal Quarter, subject to adjustment on approval of the Board. The Chair will provide notice of, and an agenda for the meeting, to all Board Managers at least 15 days before the date of each meeting, together with proposed minutes of the previous meeting (if those minutes have not been previously ratified). Special meetings of the Board may be called at reasonable times as any Board Manager representing Applicable Member(s) holding a Sharing Ratio of at least 25% deems necessary, provided, that such Board Manager must notify all Board Managers of the date and agenda for the meeting at least 15 days before the date of the meeting. Unless otherwise agreed, all meetings of the Board will be held in Tulsa, Oklahoma at a location designated by the Board Manager who called the meeting. Attendance of a Board Manager at a meeting will constitute a waiver of notice of the meeting, unless the Board Manager attends the meeting for the sole purpose of objecting to the transaction of any business because the meeting is not properly called or convened.
(b)Each Board meeting notice will identify the matters and proposals to be considered and voted on at the meeting with enough information to enable the Board Managers to be reasonably informed on the nature of those matters and proposals. A Board Manager may, by notice to all the other Board Managers given not less than 10 days before a meeting of the Board, add matters to the agenda for the meeting, provided, that reasonable information is provided with the notice to permit the other Board Managers to consider the matters properly and effectively to be discussed at the meeting. At the request of a Board Manager and provided that a

Supermajority Interest approves, the Board may at any meeting consider and decide any other matters not on the agenda for that meeting.
(c)The UNT Members will designate a Board Manager to serve as the initial Chair of the Board, to preside over meetings of the Board. The Board Managers may replace the initial Chair with a new Chair from among the Board Managers. The Chair is not entitled to a casting vote on matters to be determined by the Board solely because of his or her capacity as Chair.
(d)The Board may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided, those rules and procedures are not inconsistent with or violate this Agreement.
(e)The duties of the Chair regarding meetings of the Board will include:
(i)timely preparation and distribution of the agenda, including supporting materials as are appropriate or necessary for the Board Managers to consider the agenda items before the meeting properly and effectively and to make an informed decision regarding the same at the meeting where the agenda item is to be discussed;
(ii)organization and conduct of the meeting; and
(iii)preparation of meeting minutes.
(f)The Chair will cause to be maintained written minutes of each Board meeting, which will be submitted for approval within 30 days after each meeting. The minutes of a meeting will include the names of the Board Managers present and the Applicable Members they represent, a description of the matters reviewed, the result of any votes conducted at the meeting, and a summary of any dissenting Board Manager’s opinion. Each Board Manager will have 30 days after receipt of the minutes to give notice specifying objection to the minutes. A failure to give notice specifying objection to the minutes within the 30-day period will act as approval of those minutes.
(g)The presence of Board Managers sufficient to approve the matter in question will constitute a quorum for the transaction of business at any meeting of the Board. Failure to satisfy the quorum requirement for a vote does not preclude the Board Managers from voting on any other matter for which a quorum for that vote is present. If a quorum for a meeting of the Board is not met at a duly constituted meeting of the Board, that meeting will be adjourned, but may be reconvened on not less than 48 hours prior notice given by any Board Manager to the other Board Managers, provided always that the quorum requirements must be met to conduct a meeting. Failure to attend the reconvened Board meeting will be deemed a negative vote by the Board Manager regarding items for approval.
WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE BOARD OR OTHERWISE UNDER THIS AGREEMENT, EACH BOARD MANAGER MAY GRANT OR WITHHOLD THAT VOTE, CONSENT, OR APPROVAL (A) IN HIS OR HER SOLE AND ABSOLUTE DISCRETION, (B) WITH OR WITHOUT CAUSE,

(C) SUBJECT TO THOSE CONDITIONS AS HE OR SHE MAY DEEM APPROPRIATE, AND (D) WITHOUT TAKING INTO ACCOUNT THE INTERESTS OF, AND WITHOUT INCURRING LIABILITY TO, THE COMPANY, ANY OTHER MEMBER, BOARD MANAGER, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY. THE PROVISIONS OF THIS PARAGRAPH WILL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A BOARD MANAGER.
(h)Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Board Managers that could have taken the action at a meeting of the Board. Such written consent may be provided by email confirmation.
(i)Board Managers may participate in and hold meeting by means of conference telephone, videoconference or similar communications equipment if all persons participating in the meeting can hear and communicate with each other simultaneously.
(j)Each Board Manager may, by written notice to the Chair, appoint an alternate (which may be the other Board Manager appointed by that Board Manager’s appointing Member(s)) to attend and vote at meetings, or at any meeting, if the Board Manager cannot attend. The presence of an alternate at any meeting will be deemed to be the presence of the Board Manager at the meeting for all purposes, and the vote of the alternate will be deemed to be the vote of the Board Manager. No Board Manager may retract the vote of any duly appointed alternate on behalf of the Board Manager after the close of the meeting at which the vote is made. If the Board Manager who appointed an alternate attends a meeting, the appointment of the alternate will be ineffective for the meeting, and the alternate will (except where the alternate is also a Board Manager) have no right to be present or to participate in that meeting.
Budgets
6.8Budgets.
(a)2018 Budget. The budget for Capital Expenditures and Operating Expenses (including general and administrative expenditures) of the Company for the period beginning on the date of the Purchase Agreement and ending at the close of business on December 31, 2018 is set forth in Exhibit C (the “Initial Budget”). The Initial Budget is hereby approved by all the Applicable Members (and the Board). The Company will use reasonable commercial efforts to conduct its business and operations, including incur Capital Expenditures, (i) during the period commencing at the Effective Date and ending on the close of business on December 31, 2018 consistent with the Initial Budget and (ii) after December 31, 2018, in a manner consistent with the then-applicable Budget.
(b)Annual Budgets. For each Fiscal Year starting January 1, 2019, the Capital Expenditures and Operating Expenses (including general and administrative expenditures) to be made by the Company for that Fiscal Year and the sources of funding (cash flow from operations, financing activities or capital contributions) for the Capital Expenditures and Operating Expenses is to be set forth in a budget (a “Draft Budget”) to be considered and adopted by the Board (as adopted, a “Budget”). Each Budget will be prepared and approved or disapproved by the Board in this manner:
(i)The Managing Member and Operator, or any operator under any successor agreement approved by the Board will prepare and submit for approval of the Board a Draft Budget reflecting the matters described in Article 5 of the MSA or any functionally equivalent provision of any successor agreement regarding the operation and maintenance of the Company Assets during the next succeeding Fiscal Year after consulting with the Board regarding the proposed plans of the Company for that Fiscal Year. The Draft Budget will itemize the costs estimated in the Budget by individual line items and by categories as are reasonably requested by any Board Manager and will set forth the sources of funding (cash flow from operations, financing activities, or capital contributions) for the Capital Expenditures and Operating Expenses to be made in the Draft Budget. The Managing Member will submit to the Board a Draft Budget by December 1 of any Fiscal Year for the next succeeding Fiscal Year. The Operator will (under the MSA) cooperate and meet with the Board about the Draft Budget and make changes as requested by the Board.
(ii)The Board will approve or disapprove a Draft Budget within thirty days after distribution by the Managing Member. If the Board has failed to approve a Draft Budget by the start of a Fiscal Year, then, until the Board has approved a Budget for that Fiscal Year, (A) the Company may incur costs consistent with the Default Budget (as defined in the MSA) and (B) the Default Budget will be deemed the Budget, and the Operator may incur Approved Costs and any other amounts in the Default Budget. Despite the absence of an approved Budget, besides the foregoing, the Operator may approve the Company’s incurrence of Capital Expenditures or Operating Expenses to the extent necessary or appropriate to address any Emergency Expenditures. If a Budget has not been approved by the start of a Fiscal Year, the Board will endeavor to work with the Operator on modifications to the Draft Budget so the Board can approve same as promptly as practicable.
(iii)If, during the period covered by an approved Budget, the Managing Member or any Board Manager determines that an adjustment to the estimated costs, expenses, or Capital Expenditures of any line item(s) set forth in the Budget is necessary or appropriate, then the Managing Member or the Operator will submit (or cause to be submitted) to the Board for approval an adjusted Draft Budget prepared by the Managing Member or the Operator in a manner consistent with Article 5 of the MSA, setting forth the adjusted or additional line items as are necessary or required. The Board will approve or disapprove the adjusted Draft Budget as promptly as practicable, but in any event within fifteen days after receipt of the adjusted Draft Budget.

Officers
6.9Officers. The Managing Member may designate one or more Persons to be Officers of the Company. Any Officers so designated will have those titles and, subject to the other provisions of this Agreement, the authority and perform those duties delegated to them by the Managing Member; provided that no Officer shall be granted any authority in excess of Operator’s authority pursuant to the MSA. Each Officer will serve at the pleasure of the Board and report to the Managing Member. The Board may remove and replace any Officer at any time and for any reason, but that removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an Officer shall not itself create contract rights.
6.10Compensation and Reimbursement. The Officers will not be compensated by the Company for managing the affairs of the Company.
Article 7
Indemnification
7.1Right to Indemnification. Subject to the limitations and conditions in this Agreement or under Laws, each Indemnitee who was or is made a party or is threatened to be made a party to any Proceeding, or any appeal in a Proceeding or any inquiry or investigation that could lead to a Proceeding will be indemnified by the Company to the full extent permitted by Law, as the same exists or may hereafter be amended (but in the case of any amendment, only if the amendment permits the Company to provide broader indemnification rights than the Law permitted the Company to provide before the amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, amounts paid in settlements, and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by the Indemnitee because of the Proceeding, and indemnification under this Article 7 will continue as to an Indemnitee who has ceased to serve in the capacity which initially entitled the Indemnitee to indemnity hereunder for any liabilities and damages related to and arising from the Indemnitee’s activities while acting in that capacity. The rights granted under this Article 7 will be deemed contract rights, and no amendment, modification, or repeal of this Article 7 will limit or deny any rights regarding actions taken or Proceedings arising before the amendment, modification or repeal. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS Article 7 COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE (REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF THE INDEMNITEE) OR UNDER THEORIES OF STRICT LIABILITY.
7.2Advance Payment. Any right to indemnification in this Article 7 will include the right to be paid or reimbursed by the Company for all reasonable expenses as they are incurred by the Person entitled to indemnification under Section 7.1 who was, or is threatened, to be made a named defendant or respondent in a Proceeding described in Section 7.1 in advance of the final disposition of the Proceeding and without any determination as to that Person’s ultimate entitlement to indemnification; provided, the payment of the expenses incurred by any Person in advance of final disposition of the Proceeding will be made only on delivery to the Company of a written affirmation by that Person of that Person’s good faith belief that that Person has met the requirements necessary for indemnification under this Article 7 and a written undertaking, by or on behalf of that Person, to repay all amounts advanced if it is ultimately determined that that Person is not entitled to be indemnified under this Article 7 or otherwise (an “Undertaking”).
7.3Appearance as a Witness. Despite any other provision of this Article 7, the Company will pay or reimburse expenses incurred by any Person entitled to be indemnified under this Article 7 for that Person’s compulsory appearance as a witness or other participation in a Proceeding described in Section 7.1 (other than a Proceeding brought by that Person against the Company) regardless of whether that Person is a named defendant or respondent in the Proceeding. If that Person is a named defendant or respondent, the claims in the Proceeding are indemnifiable under this Article 7.
7.4Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 7 will not be exclusive of any other right that a Person indemnified under Section 7.1 may have or later acquire under any Laws, this Agreement, or any other agreement, vote of the Board, or otherwise.
7.5Insurance. The Company shall, directly or indirectly, maintain, or cause to be maintained through UNT or another Person, insurance (including directors’ and officers’ insurance), at its expense, to protect each Board Manager and Officer, and the Company may purchase and maintain indemnification insurance, at its expense, to protect itself and any other Persons from any expenses, liabilities, or losses that may be indemnified under this Article 7.
7.6General. Any indemnification or advance of expenses to any Person entitled to be indemnified under this Article 7 will be reported in writing to the Applicable Members with or before the notice or waiver of notice of the next Member meeting. Any indemnification under Section 7.1 will be made by the Company without Board approval being required if an executed Undertaking is received by the Company.
7.7Savings Clause. If this Article 7 or any part is invalidated on any ground by a court of competent jurisdiction, then the Company will nevertheless indemnify and hold harmless a Person entitled to be indemnified under this Article 7 for costs, charges, and expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement regarding a Proceeding to the full extent permitted by any part of this Article 7 not invalidated and to the full extent permitted by Laws.
7.8Scope of Indemnity. For this Article 7, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger and the resulting or surviving entity. Any Person entitled to be indemnified or receive advances under this Article 7 will stand in the same position under this Article 7 regarding the resulting or surviving entity as he or she would have if the merger, consolidation, or other reorganization never occurred.
7.9Other Indemnities.
(a)The Company agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Indemnitee for the matters covered hereby will be the primary source of indemnification and advancement for the Indemnitee in connection therewith and any obligation of any Person under any Other Indemnification Agreement to indemnify or advance expenses to the Indemnitee will be secondary to the Company’s obligation and will be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Company. If the Company fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement, and a Person pays the Indemnitee regarding indemnification or advancement of expenses under any Other Indemnification Agreement because of the Unpaid Indemnity Amounts, the other Person will be subrogated to the rights of the Indemnitee under this Agreement regarding the Unpaid Indemnity Amounts.
(b)The Company, as an indemnifying party, agrees that, to the full extent permitted by Law, its obligation to indemnify Indemnitees under this Agreement will include any amounts expended by any other Person under any Other Indemnification Agreement regarding indemnification or advancement of expenses to any Indemnitee regarding any Proceedings to the extent the amounts expended by the other Person are because any Unpaid Indemnity Amounts.
7.10Limitation on Indemnification. No Person will be entitled to indemnification or payment of expenses if the Proceeding involves acts or omissions of that Person which constitute an intentional breach of this Agreement, fraud, gross negligence, or willful misconduct by that Person. No Member and no Affiliate of a Member will be entitled to claim any right of indemnification in connection with a Default by that Member or its Affiliate under this Agreement. Despite anything contained in this Article 7 to the contrary, except for Proceedings to enforce rights to indemnification or to include the Company as a proper party in any Proceeding, the Company will not be obligated to indemnify any Indemnitee for a Proceeding (or part of it) initiated by that Person (excluding any counterclaim, cross-claim or other claim brought by the Indemnitee in response to a Proceeding in which the Indemnitee is a named party) unless the Proceeding (or part of it) was authorized by the Board.
7.11Exculpation. No Member, Managing Member, Manager, or Officer, nor any Affiliate of a Member, will be liable to the Company or any Member for monetary damages arising from any actions taken, or actions failed to be taken, as a Member, Managing Member, Board Manager, or Officer except for (a) liability for acts or omissions which involve fraud, gross negligence, intentional misconduct, or a knowing violation of Law or (b) liability regarding any transaction from which the Person derived an improper personal benefit, in each case described in clauses (a) and (b) as determined by a final, non-appealable order of a court of competent jurisdiction.
Article 8
Taxes
8.1Tax Returns. The Company will cause to be prepared and filed all necessary federal, state, and local tax returns for the Company, including making the elections described in Section 8.2; provided that any U.S. federal or state income tax returns (including, any information returns) will be prepared by the Company and reviewed and signed by a Nationally Recognized Accounting Firm. No Company tax return shall be filed unless it is consistent with the tax elections described in Section 8.2 and Section 8.3 (unless determined otherwise by the requisite approval of the Board or Applicable Members, as applicable). The Company will, to the extent practicable, provide each Applicable Member with a draft of each Company tax return with sufficient time to review the same and, prior to filing that return, will consider in good faith any objections any Member may have thereto. On written request on behalf of the Company, each Member will furnish to the Company all information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed.
8.2Tax Elections. The Company will make these elections on the appropriate tax returns:
(a)to adopt the accrual method of accounting;
(b)an election under Code Section 754;
(c)the remedial method under Treasury Regulation Section 1.704-3(d);
(d)choose to deduct or amortize the organizational expenses of the Company as permitted by Code Section 709(b);
(e)choose to deduct or amortize the start-up expenditures of the Company as permitted by Code Section 195(b); and
(f)any other election that the Board (by Supermajority Interest vote) may deem appropriate and in the best interests of the Company or Members.
It is the intention of the Members that the Company be treated as a partnership for U.S. federal income tax purposes and neither the Company nor any Member may make any election to the contrary, including an election under Treasury Regulation Section 301.7701-3(c) or any similar provisions of state law, and no provision of this Agreement will be construed to sanction or approve that election.
8.3Partnership Representative. UNT is designated as the “partnership representative” of the Company for purposes of Code Section 6223 and the Treasury Regulations promulgated thereunder (the “Partnership Representative”), and all federal, state and local tax audits and litigation will be conducted under the direction of the Partnership Representative. The Partnership Representative will inform each Applicable Member of all significant matters that may come to its attention as Partnership Representative by giving notice of it by the fifth Business Day after becoming aware of it and, within that time, will forward to each other Applicable Member copies of all significant written communications it may receive in that capacity. The Partnership Representative will provide any Applicable Member, on request, access to all accounting and tax information, workpapers, and schedules related to the Company. Without the consent of the Applicable Members, the Partnership Representative will not extend the statute of limitations, file a request for administrative adjustment, sue about any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction, or credit for any Fiscal Year of the Company. The Members agree that the Company will, under Code Section 6221(b) elect out of applying Code Section 6221(a) for each taxable year, if possible. If that election out is impossible, each of the Members acknowledges that, unless otherwise agreed by all Applicable Members in writing, the Company will elect the application of Code Section 6226 if the Company receives a “notice of final partnership adjustment” that would otherwise permit collection from the Company of an “imputed underpayment” (and any penalties and interest associated therewith) for each relevant year.
8.4Revised Partnership Audit Provisions. The Members agree that the amendments to Subchapter C of Chapter 63 of the Code made by the Bipartisan Budget Act of 2015 (that subchapter, as amended, the “New Partnership Audit Rules”) may have a significant effect on them, and therefore the Members covenant to work together, reasonably and in good faith, to amend this Agreement if they deem the amendment to be reasonably necessary in connection with the effective date of the Treasury Regulations implementing the New Partnership Audit Rules. Notwithstanding the foregoing, the Partnership Representative shall not take any action under the New Partnership Audit Rules that would disproportionately impact any other Member, without first obtaining any such Member’s written consent, not to be unreasonably withheld, conditioned or delayed.
8.5Texas Franchise Tax Sharing Arrangement. If Texas Law requires the Company or any Subsidiary of the Company and a Member or an Affiliate of a Member (the “Consolidating Group”) to participate in the filing of a Texas franchise tax combined group report (the “Combined Report”), and a member of the Consolidating Group other than the Company and/or any Subsidiary of the Company files the Combined Report and pays the associated Taxes (that member, the “Paying Entity”), the Parties agree that the Company will promptly reimburse the Paying Entity for the franchise tax paid on behalf of the Company and/or any Subsidiary of the Company in the Combined Report as a combined group member. If UNT and/or any Affiliates of UNT (besides the Company and/or any Company Subsidiary) are included in the Consolidating Group, the Consolidating Group will not choose the Company and/or any Subsidiary of the Company to be the Paying Entity. The franchise tax paid on behalf of the Company and/or any Subsidiary of the Company included in the Combined Report will be equal to the franchise tax that the Company and/or any Subsidiary of the Company in the Combined Report would have paid if the Company and/or any Subsidiary in the combined group had computed the franchise tax liability for the report period on (a) a separate entity basis, if only one entity out of the Company and the Company’s Subsidiaries is included in the Combined Report, or (b) a combined group basis, if more than one entity out of the Company and the Company’s Subsidiaries is included in the Combined Report, where that combined group basis includes only the entities out of the Company and/or any Subsidiary of the Company included in the Combined Report rather than all of the members of the combined group in the Combined Report.
Article 9
Books, Records, Reports, and Bank Accounts
9.1Maintenance of Books. The Company will keep books and records of accounts (including a list of the names, addresses, Capital Contributions, and issued and outstanding Units) and will keep minutes of the proceedings of the Board. The books of account for the Company will be maintained on an accrual basis under this Agreement and GAAP, except that the Capital Accounts of the Members will be maintained under Section 4.6. The accounting year of the Company will be the Fiscal Year.

9.2Reports.
(a)The Company will provide, or cause to be provided, to each Applicable Member these reports:
(i)within 45 days after the end of each calendar quarter, a quarterly Distribution calculation report allocated by Member (including enough information to permit the Members to calculate their tax accruals);
(ii)within 45 days of the end of any Fiscal Quarter, quarterly consolidated financial statements of the Company (including an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of that Fiscal Quarter and the related unaudited consolidated income statement and statement of cash flows of the Company and its consolidated Subsidiaries for the Fiscal Quarter then ended) for the previous quarter, prepared under GAAP, subject to normal year-end adjustments, and a schedule showing any variance between actual and budgeted figures;
(iii)within 90 days of the Company’s Fiscal Year-end, audited consolidated financial statements of the Company prepared under GAAP (including an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31 of each Fiscal Year and the related audited consolidated income statement and statement of cash flows of the Company and its consolidated Subsidiaries for the Fiscal Year then ended), accompanied by an opinion of an independent certified public accounting firm of nationally recognized standing and a schedule showing any material variance between actual and budgeted figures;
(iv)copies of Budgets (including default Budgets) and all amendments thereto, within 10 days after the approval (or deemed approval) thereof; and (ii) any amended Budget within 10 days of such Budget being amended;
(v)notice of (A) any investigation (excluding routine inspections) being conducted by any Governmental Authority, (B) any initiated administrative or judicial proceedings, (C) any material Third Party claims or lawsuits or (D) written notices provided to Operator by any Third Party regarding material violations of applicable Law related to the Company Assets or the performance of the Services, in each of (A) through (D) to the extent they relate to the Company, its Subsidiaries, the Company Assets, the Company Business or the Operator in its performance of services on behalf of the Company under the MSA, which such notice shall be delivered to the Applciable Members on a reasonably prompt basis; provided, however, that notice of any incident or occurrence resulting in death or severe physical harm of any individual on or near any of the Company Assets (or arising out of or resulting from the operations of the Company) or any allegation of fraud, bribery, corruption or forced or child labor in the supply chain shall be delivered to the Applicable Members within twenty-four (24) hours of such incident, occurrence or receipt of notice of such allegation;

(vi)on a monthly basis, notice of material environmental events, including those events described in Section 9.5(b), to the extent that such event could reasonably be expected to result in liability to the Company in excess of $50,000;
(vii)a monthly written report regarding the Company Business during the immediately preceding month, including (A) a written description of the financial and operational performance of the Company; (B) subject to contractual confidentiality obligations, a summary of business development activities relating to the Company and the Company Business, and of material activity related to natural gas, natural gas liquids or oil gathering, processing, treating, compression, dehydration, transportation, and marketing in the Business Area, including (to Operator’s knowledge) any related material construction, expansion or development projects being conducted by either Third Parties or Affiliates of the Operator in the Business Area; (C) a written summary of all outstanding claims, proceedings, disputes, and investigations (excluding routine inspections) (and any resolution of same); and (D) such other information as the Board may from time to time determine appropriate for inclusion in such monthly report;
(viii)such other reports and information (in any form, electronic, or otherwise) as that Applicable Member may reasonably request or as the Board may reasonably determine, including:
(A)copies of current maps with respect to Company Assets (including pipelines);
(B)engineering studies, development schedules and annual progress reports on development projects related to the Company Assets;
(C)Company Asset performance reports;
(D)copies of all material reports provided to any Governmental Authority by Operator related to the Company Assets or the performance of the Services;
(E)copies of any material correspondence between Operator and any Governmental Authority related to the Company Assets or the performance of the Services;
(F)when any Capital Project is in progress, Capital Project plans and quarterly project progress reports through the completion of such Capital Project;
(G)monthly reports to Company on status of EHS program activities, concerns and compliance;

(H)copies of written notices provided by Operator or by any Third Party regarding violations or potential violations of applicable Law related to the Company Assets or the performance of the Services; and
(I)copies of all material information related to any pending or material threatened litigation or insurance claim affecting the Company.
(b)Besides the information in Section 9.2(a), the Managing Member will cause the Operator to be available for monthly business performance calls with the Applicable Members and their respective Representatives on dates and at times as the Board may agree.
(c)Within ten days after submission to the Service by the Company, the Company will provide the Members with a copy of the Company’s Form 1065, U.S. Return of Partnership Income.
(d)The Company will deliver to each Member these schedules and tax returns: (i) within 45 days after the Company’s year-end, an estimated Schedule K-1 for the immediately preceding taxable year based on best-available information, and (ii) not less than 15 days before the due date, including extensions, for filing the Company’s federal information return for the immediately preceding taxable year and in no event later than June 1 of the taxable year immediately after the taxable year for which the Schedule K-1 is issued, a final Schedule K-1 with copies of all other federal income tax returns or reports filed by the Company for the previous year, as required because of the operations of the Company, and a schedule of Company book-tax differences for the immediately preceding tax year.
9.3Accounts. Funds of the Company will be deposited in banks or other depositories as designated by the Board. The Company will not commingle the Company’s funds with the funds of any other Person. All accounts will be and remain the property of the Company and all funds will be received, held, and disbursed for the purposes specified in this Agreement. Withdrawals of funds from Company accounts will be made on the signature or signatures as approved by the Board from time to time.
9.4Accountants. Subject to Section 6.6, the Board will annually engage a nationally recognized firm of independent certified public accountants for the Company (the “Accountants”) (commencing with the Fiscal Year ending December 31, 2018). The Accountants will perform an audit of the Company’s financial statements for each Fiscal Year. The Board will have the authority in its discretion to remove the Accountants and to select replacement Accountants. The Applicable Members hereby approve of the engagement of (a) PricewaterhouseCoopers and (b) Deloitte (for tax purposes only) as the initial Accountants for the Company.
9.5Environmental, Health and Safety Program.
(a)The Company will maintain an environmental health and safety (“EHS”) program reasonably acceptable to the Applicable Members in conformance with Laws and prudent industry practice. That program will provide for: (i) identification of EHS concerns associated with all Laws addressing EHS matters that apply to the operations of the Company; (ii) adoption and implementation of environmental and health and safety management systems to assess and control the EHS impact of the operations of the Company; and (iii) implementation of periodic EHS audits conducted either internally or by independent consultants as determined by the Managing Member with documented corrective action responding to those audits. In addition, the program will include written environmental, health and safety policies and identify by name or position the person(s) with overall responsibility for EHS compliance. The Company will provide or cause to be provided updates on the status of the EHS program (including EHS compliance) at each Board meeting.
(b)The Company will direct the Operator to promptly and, in any event, within five (5) Business Days, notify the Board in writing or by email of any EHS notice of violations or noncompliance issued by Governmental Authorities, any investigation the Operator has been informed is being conducted by Governmental Authorities regarding EHS matters, any pending administrative or judicial EHS proceedings of which Operator has been notified, any Third Party lawsuit or written claims involving EHS matters, and any known material release of hazardous substances as defined under Laws.
Article 10
Dissolution, Liquidation and Termination
10.1Dissolution. Subject to the provisions of Section 10.2 and any applicable Laws, the Company will wind up its affairs and dissolve only on the first to occur of the following (each, a “Dissolution Event”):
(a)approval of dissolution by all of the Applicable Members;
(b)consummating the sale of all or substantially all of the assets of the Company or all or substantially all of the assets of the Company’s Subsidiaries; or
(c)entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
Dissolution of the Company will be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been liquidated and the assets distributed as provided in Section 10.2 and the Certificate has been canceled.
10.2Liquidation and Termination. Relating to the winding up and dissolution of the Company, the Managing Member will act as a liquidator (“Liquidator”), unless otherwise determined by the Applicable Members. The Liquidator will proceed diligently to wind up the affairs of the Company in an orderly manner and make final Distributions as provided in this Agreement and in the Act. The Liquidator will use commercially reasonable efforts to complete the liquidation of the Company within two years after an applicable Dissolution Event; provided that period may be extended for up to two additional one-year periods on approval by the Applicable Members. The costs of liquidation will be borne as a Company expense. Until final Distribution, the Liquidator will continue to operate or cause to be operated the Company properties for a reasonable period to allow for the sale of all or a part of the assets of it with the power and authority of the Members. The steps to be accomplished by the Liquidator are:

(a)First, promptly after approval of the winding up and dissolution of the Company and again after final liquidation, the Liquidator will cause a proper accounting to be made of the Company’s assets, liabilities and operations through the last day of the calendar month in which the winding up and dissolution is approved or the final liquidation is completed;
(b)Second, the Liquidator will cause any notices required by Laws to be sent to each known creditor of and claimant against the Company in the manner described by Laws;
(c)Third,
(i)on approval of the winding up and dissolution of the Company by the Applicable Members, the Liquidator will, unless otherwise determined by the Applicable Members, be prohibited from distributing assets in kind and will instead sell for cash the equity of the Company or the Company Assets at the best price available. The Company will be liquidated as promptly as is consistent with obtaining the Fair Market Value of it. The Liquidator may sell all of the Company Assets, including to one or more of the Members (other than any Defaulting Member at the time of dissolution), provided that any sale to a Member must be made on an arm’s-length basis under terms in the best interest of the Company as determined and approved by the Applicable Members. If any assets are sold or otherwise liquidated for value, the Liquidator will proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 10.2(c), and any resulting gain or loss from each asset sold will be computed and allocated to the Capital Accounts of the Members as provided in Article 5; and
(ii)Regarding the Company’s assets that cannot be sold, the Fair Market Value of those assets will be determined, and the Capital Accounts of the Members will be adjusted to reflect how the unrealized income, gain, loss, and deduction inherent in property or assets not reflected in the Capital Accounts previously would be allocated among the Members under Article 5 if there were a taxable transfer of those assets for the Fair Market Value of those assets on the date of Distribution; and
(d)Fourth, subject to the terms of this Agreement and the Act (including Section 18-804 of the Act), the Liquidator will distribute the assets of the Company in this order of priority:
(i)first, the Liquidator will pay, satisfy, or discharge from Company Assets the debts, liabilities, and obligations of the Company, including all expenses incurred in liquidation or otherwise make adequate provision for payment, satisfaction, and discharge of it (including the establishment of a cash escrow fund for contingent liabilities in an amount and for a term as the Liquidator may reasonably determine, which amount may not exceed the maximum amount which the Company could reasonably be held liable; provided, that on payment or discharge of the contingent liability, the amount remaining in the cash escrow fund after the payment or discharge will promptly be distributed under Section 10.2(d)(ii) and, if applicable, Section 10.2(d)(iv);
(ii)second, one hundred percent (100%) of the assets of the Company will be distributed to the Investor Members (pro rata based on their respective Investor Percentage Interests) until the aggregate Distributions to the Investor Members cause the Liquidation IRR Hurdle with respect to the Investor Units to equal zero;
(iii)third, one hundred percent (100%) of the assets of the Company will be distributed to the UNT Members (pro rata based on their respective UNT Percentage Interests) until the aggregate Distributions to the UNT Members cause the Liquidation IRR Hurdle with respect to the UNT Units to equal zero;
(iv)fourth,
(A)if a Management Trigger Event has occurred, assets of the Company will be distributed to the Management Members in accordance with their relative Management Incentive Percentage Interests until the the assets received by the Management Members pursuant to this Section 10.2(d)(iv) equal the Management Incentive Sharing Percentage of the aggregate distributions made pursuant to Section 10.2(d)(ii), Section 10.2(d)(iii) and this Section 10.2(d)(iv) (the “Management Catch-Up Distribution’); or
(B)if a Management Trigger Event has not occurred, the remaing assets of the Company will be distributed pursuant to Section 5.3(a); and
(v)fifth, following the satisfaction of the Management Catch-Up Distribution and continuing until the Stage 1 Period has expired and terminated, assets of the Company will be distributed to the Members as follows:
(A)an amount equal to the amount to be distributed under this Section 10.2(d)(v) multiplied by the Investor Sharing Percentage in the Stage 1 Period will be distributed to the Investor Members under their relative Investor Percentage Interests;
(B)subject to Section 5.3(d), an amount equal to the amount to be distributed under this Section 10.2(d)(v) multiplied by the UNT Sharing Percentage during the Stage 1 Period will be distributed to the UNT Members under their relative UNT Percentage Interests; and
(C)an amount equal to the amount to be distributed under this Section 10.2(d)(v) multiplied by the Management Incentive Sharing Percentage will be distributed to the Management Members in accordance with their relative Management Incentive Percentage Interests.

(vi)all remaining assets of the Company will be distributed to the Members under Section 5.3(b)-(d) and those Distributions will be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).
A “Management Trigger Event” shall be deemed to have occurred if, immediately following the making of all required distributions of Company assets pursuant to Section 10.2(d)(iii), the Board of Managers determines that the distribution of the remaining Company assets would, if made pursuant to Section 5.3(a), result in the IRR Hurdle No. 1 being reduced to zero.
(e)In applying the provisions of this Section 10.2, if, after the Effective Date, any Management Unit is issued with a Threshold Value greater than zero dollars ($0.00), such Management Unit shall not be treated as outstanding for purposes of this Section 10.2 (and such Management Unit will not be entitled to receive distributions pursuant to this Section 10.2) until a cumulative amount of distributions have been made with respect to each Initial Management Unit pursuant to Section 5.3 or this Section 10.2 after the date of issuance of such Management Unit equal to the Threshold Value of such Management Unit.
(f)All Distributions to the Members under Section 10.2(d)(ii) and Section 10.2(d)(iv) will be in cash, unless otherwise approved by the Board.
(g)When the Liquidator has complied with the foregoing liquidation plan, the Liquidator (or any Member), on behalf of all Members, will sign, acknowledge, and cause to be filed a Certificate of Cancellation with the Secretary of State of the State of Delaware and any other certificates in those States where the Company is qualified to conduct business to cause the withdrawal and termination of that qualification.
10.3Provision for Contingent Claims. The Liquidator will make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and if there are insufficient assets to both pay the creditors under Section 10.2 and to establish the provision contemplated by this Section 10.3, the claims will be paid as provided for in accordance to their priority and, among claims of equal priority, ratably to the extent of assets therefor.
10.4Deficit Capital Accounts. No Member will have any obligation to restore any negative balance in its Capital Account on liquidation of the Company.
10.5Deemed Contribution and Distribution. If the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Company’s property will not be liquidated, the Company’s liabilities will not be paid or discharged, and the Company’s affairs will not be wound up. Instead, solely for federal income tax purposes, the Company will be deemed to have contributed all Company Assets and liabilities to a new limited liability company in exchange for an interest in the new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

Article 11
Amendment of the Agreement
11.1Amendments to be Adopted by the Company. Each Member agrees that the Managing Member, under and subject to the limitations in Article 6, may sign, swear to, acknowledge, deliver, file, and record whatever documents, including an amendment to this Agreement (including Exhibit B), as required to reflect:
(a)a change in the name of the Company approved by the Board;
(b)the location of the principal place of business of the Company or the registered agent or office of the Company approved by the Managing Member;
(c)admission or substitution of Members whose admission or substitution has been made under this Agreement;
(d)a change that the Managing Member believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or that is necessary or advisable in the opinion of counsel to the Company to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; and
(e)an amendment that is necessary, in the opinion of counsel to the Company, to prevent the Company or its officers from in any manner being subjected to the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.
11.2Amendment Procedures. Except (a) as provided in Section 11.1, (b) for amendments expressly permitted or required by this Agreement, and (c) for amendments that do not adversely and disproportionately affect one Member relative to the other Members, all amendments to this Agreement must be in writing and approved by a Supermajority Interest; provided that no such amendment shall, without the consent of all Applicable Members, (i) amend this Section 11.2, Section 3.4, Section 3.6, Section 3.11, Section 3.12, Section 2.8, Section 2.9, Section 6.6, Section 7.1, Section 7.10, or Section 10.1, (ii) adversely affect the limited liability of a Member, or (iii) eliminate any unanimous Applicable Member voting requirement expressly set forth herein.
Article 12
Membership Interests
12.1Certificates. Membership Interests will not be certificated unless otherwise approved by, and subject to the provisions set by, the Board.
12.2Registered Holders. The Company may recognize the exclusive right of a Person registered on its books and records as the owner of the indicated Units and will not be bound to recognize any equitable or other claim to or interest in those Units by any Person other than the registered owner, whether or not it has express or other notice of it, except as otherwise provided by Law and except that any Assignee will, on written notice to the Company, have the rights of an Assignee described in this Agreement.
12.3Security. To provide for Transfer of, perfecting a Security Interest in, and other relevant matters related to, any Units, the Units will be deemed to be a “security” subject to Article 8 and Article 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by any relevant jurisdiction.
Article 13
General Provisions
13.1Offset. Despite anything to the contrary in this Agreement, whenever the Company is to pay any sum to a Member, any amounts that Member owes the Company for which that Member is past due may be deducted from that sum before payment.
13.2Supersedure. If a conflict arises between this Agreement and any mandatory provision of the Act or other Laws, the provision of the Act or other Laws will control. This Agreement constitutes the entire agreement among the Members regarding the matters in this Agreement and supersedes all prior or contemporaneous oral or written proposals or agreements.
13.3Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to the benefits of that term, but that waiver will be effective only if it is in a writing signed by the Party entitled to the benefits of the term and against which the waiver is to be asserted. Unless otherwise provided in this Agreement, no delay or omission by any Party in exercising any right or privilege under this Agreement will operate as a waiver of it, nor will any waiver by any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor will any single or partial exercise of any right or privilege preclude any other or further exercise of it or the exercise of any other right or privilege under this Agreement.
13.4Binding Effect. This Agreement will bind and inure to the benefit of the Members, the Company and their respective heirs, legal representatives, successors, and permitted assigns.
13.5Severability. If any term or other provision of this Agreement, or applying this Agreement to any Person or circumstance, is held invalid, illegal, or unenforceable to any extent by any rule of Law or public policy, the remainder of this Agreement will remain in full force and effect if the economic or legal substance of this Agreement is not affected in any adverse manner to any Party and will be enforced to the greatest extent permitted by the Act or other Laws. On a determination that any term or other provision is invalid, illegal or unenforceable, then the Parties will negotiate in good faith to amend that provision or modify this Agreement to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the interest of this Agreement is fulfilled to the extent possible, and if the Parties cannot agree, then a court of competent jurisdiction in any Proceeding will amend the provision to the minimum extent required to make the provision valid, legal, and enforceable and if the provision is incapable of being so amended, then the provision will be deemed excised from this

Agreement, and in all circumstances the remainder of this Agreement will remain in full force and effect.
13.6Further Assurances. Subject to this Agreement, each of the Parties agrees to use all reasonable commercial efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under Laws to consummate and make effective the transactions contemplated by this Agreement. In case, after this Agreement is signed, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties will take or cause to be taken that necessary action.
13.7Exercise of Certain Rights. No Member will have any right to maintain any action for partition of the property of the Company. The Members agree not to maintain any action for dissolution and liquidation of the Company under Section 18-802 of the Act or any similar applicable statutory or common law dissolution right without approval by the Applicable Members.
13.8Notice to Members of Provisions of this Agreement. By signing this Agreement, each Member acknowledges that it has actual notice of the provisions of this Agreement. Each Member hereby agrees this Agreement constitutes adequate notice of all those provisions.
13.9Counterparts. This Agreement may be signed in multiple counterparts and delivered by electronic transmission, including by facsimile or attached to an electronic mail in portable document format, each of which will be deemed an original, and which when taken together will constitute one and the same instrument.
13.10Inspection and Audit Rights. Each Investor Member, or a professional consultant appointed by it, on not less than 30 days prior written notice to the Company, will have the right at any time to inspect, at its sole expense, the books and records of the Company; provided that inspection will not unreasonably interfere with the conduct of the Company’s business and will be completed during normal business hours, and with respect to each Investor Member, will not occur more than once in any 12-month period. Any Applicable Member (or group of Applicable Members) holding not less than 25% of the then issued and outstanding Membership Interests of the Company will have the right at any time to audit (or cause a certified public accounting firm to audit) the books and records of the Company in accordance with the Act and this Section 13.10 (the “Audit”).
(i)Any Audit will be conducted at the cost of the Member(s) requesting it.
(ii)Subject to Section 13.10(iii), for a period of twelve calendar months following receipt of the Company’s audited financial statements for the Fiscal Year ending on the last day of the Audit Period immediately preceding such twelve calendar-month period, an Applicable Member will have the right to give written notice to the Company (an “Audit Notice”) that one or more Applicable Members desires to Audit the Company for such Audit Period. An Applicable Member may exercise its audit rights by giving at least 60 days’

advance written notice to the Company of the desire to perform the Audit, which notice will include the estimated timing and other particulars related to the Audit.
(iii)If any Officer has been convicted of fraud, theft, or other crimes of moral turpitude, then, despite any temporal restrictions otherwise imposed under the immediately preceding clause (ii), the Applicable Members and their representatives may conduct an Audit of any one or more Fiscal Years of the Company (A) for which an Audit was not conducted by or on behalf of the Members and (B) during which the Officer acted as an Officer of the Company.
(iv)The Audit will be conducted during normal business hours of the Company and will not unreasonably interfere with the operation of the Company.
(v)Absent receipt of an Audit Notice before the expiration of the Audit Period, the books and records and bills, statements, invoices, charges and expenses of the Company for the Audit Period will be conclusively deemed correct and not subject to further dispute.
(vi)The Member(s) requesting the Audit may request information before the commencement of the Audit, and the Company will, to the extent available, provide the information requested as soon as practical to facilitate the forthcoming Audit. The Company will, to the extent practicable, provide the information in electronic format or hard copy within the earlier of (i) 30 days after the written request or (ii) 60 days after the initial Audit Notice from the Member(s) requesting the Audit. The information requested will be limited to that normally used for pre-Audit work.
(vii)Any information obtained by any Member in connection with an Audit will be subject to Section 3.8.
(viii)The Member(s) conducting the Audit or causing the Audit to be conducted will provide a written report to the Company as soon as reasonably practicable and in any event with 120 days after the conclusion of each Audit (an “Audit Report”). The Audit Report will include a copy of any audit report prepared by a Third Party and all claims related to the Audit for the Audit Period with any pertinent comments.
(ix)The Company will reply to the Audit Report in writing within 120 days after delivery of the Audit Report, and the Member(s) requesting the Audit will respond to the Company’s report in writing within 120 days after receipt of same. The Company and the Member(s) requesting the Audit will endeavor to settle outstanding matters expeditiously.
(x)All adjustments resulting from an Audit agreed to between the Member(s) and the Company will be reflected promptly in the books and records of the Company. Any dispute regarding an Audit will be reported to and discussed by the senior executives of the Company and the Members within 60 days after receipt of the Company’s response to the Audit Report. If no settlement can be reached by the parties to the dispute within 120 days after the Member(s) conducting the Audit have responded to the Company’s report, unless otherwise agreed by the parties, Section 13.14 will apply.
13.11No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the Members and the Company, and their respective successors and permitted assigns and, solely regarding Article 7, the Indemnitees and other indemnified Persons described therein. Except for the foregoing, nothing in this Agreement, express or implied, is intended to confer on any other Person or Governmental Authority, including (a) any Person or Governmental Authority to whom any debts, liabilities or obligations are owed by the Company or any Member or (b) any liquidator, trustee or creditor any rights, remedies, or obligations under or by reason of this Agreement, and no such liquidator, trustee, creditor or any other Person or Governmental Authority will have any rights under this Agreement, including rights regarding enforcing the payment of Capital Contributions.
13.12Notices. Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement will be in writing and sent to the address of the Party set forth below. Each such notice or other communication will be sent by personal delivery, by United States Postal Service registered or certified mail (return receipt requested) or by reputable international courier service (such as Federal Express or United Parcel Service) to the address provided.
(a)if to the Company, to:
Superior Pipeline Company, L.L.C.
8200 South Unit Drive
Tulsa, Oklahoma 74132
Attn: Bob Parks
Telephone: (918) 493-7700
Email: bob.parks@unitcorp.com
with a copy to:
Office of the General Counsel
Unit Corporation
8200 South Unit Drive
Tulsa, Oklahoma 74132
(b)if to the Members, to each of the Members on Exhibit B at the designated address or in the applicable Award Agreement (in the case of a Management Member).
Any notice in accordance with this Agreement will be deemed to have been given (i) when delivered to the addressee in person or (ii) when delivered to the address by the courier. As a courtesy, a copy of any notice may be given by electronic mail but will not constitute notice for this Agreement. Any Person may change their contact information for notice by giving written notice to the other Persons in this Section 13.12 in the manner provided in this Section 13.12. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice must be given or any action taken expires on a date which is not a Business Day), or if a notice is given on a day other than a Business Day, then the date for giving the notice or taking the action (and the expiration date of the period during which notice must be given or action taken) will be the next day which is a Business Day.
13.13Remedy Not Exclusive.
(a)Except as set forth in Section 4.1(c), nothing in this Agreement will be an election of remedies and the rights of the Members and the Company in this Agreement will be besides those other rights and remedies that may exist at law, in equity or under contract because of the provisions of this Agreement not having been performed under their specific terms or having otherwise been breached. Without limiting the generality of the foregoing, except with respect to the terms set forth in Article 4, the Members acknowledge that irreparable damage would occur if the provisions of this Agreement were not to be performed under its terms and an award of damages for failure to comply with this Agreement would not be an adequate remedy, and so the Members expressly authorize any such Members or the Company to sue the other Members or the Company, as applicable, for a permanent or temporary injunction, to compel the specific performance or any other equitable remedy by the other Members of their obligations to comply with their obligations under this Agreement without the necessity of posting bond or other security in connection therewith.
13.14Dispute Resolution.
(a)Dispute Resolution. Should a controversy, claim or dispute arise among the Parties relating to or arising out of or in connection with this Agreement, including any controversy, claim, or dispute based on allegations of breach or default under this Agreement and whether the controversy, claim, or dispute arises in common law, tort, by statute, by strict liability, at law or in equity (collectively, a “Dispute”), then the Dispute will be resolved in accordance with this Section 13.14.
(b)Before initiating any legal proceeding relating to any Dispute, the Party asserting the Dispute must provide the other Parties with a notice in writing, setting forth a complete statement detailing the Dispute, the factual and legal grounds for the Dispute, and the position of the Party asserting the Dispute on what actions should be taken to cure the Dispute and the appropriate amount of time within which to cure the Dispute (the “Executive Negotiation Notice”). Within 15 days after a Party receives the Executive Negotiation Notice, the Parties will engage in good faith in person “executive-to-executive” negotiations with executives familiar with the matters related to the Dispute. Those executives will have authority to negotiate and settle the dispute subject to the executives first obtaining the consent for any settlement from the Party which they represent.
(c)If the Parties are unsuccessful in resolving the Dispute within 30 days after receipt of the Executive Negotiation Notice, then any Party may institute a Proceeding in accordance with Section 13.15.
13.15Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)THIS AGREEMENT HAS BEEN SIGNED AND DELIVERED AND WILL BE CONSTRUED, INTERPRETED, AND GOVERNED UNDER THE LAWS OF THE

STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(c)Each Party irrevocably consents and submits to personal jurisdiction in any action brought in the United States federal courts in the State of Delaware (or, if jurisdiction is not available in the United States federal courts in the State of Delaware, to personal jurisdiction in any action brought in state courts in the State of Delaware) regarding any Dispute arising out of or in relation to or in connection with this Agreement, and each of the Parties irrevocably agrees that any action instituted by it against the other regarding any Dispute will be instituted exclusively in those courts. The Parties irrevocably consent to the exclusive jurisdiction of the foregoing courts and irrevocably agree that all Proceedings arising out of or in relation to this Agreement or the transactions contemplated in this Agreement (whether based in statute, common law, tort, contract or otherwise) will be litigated in those courts. The Parties agree not to attempt to defeat or deny the personal jurisdiction of those courts by motion or other action. The Parties waive any defense of forum non-conveniens in connection with the venue of any of the foregoing courts.
13.16Non-Compensatory Damages. TO THE FULL EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT IN ANY DISPUTE, NO PARTY WILL BE ENTITLED TO AN AWARD OF, AND NO PARTY WILL BE OBLIGATED TO PAY, EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL, EXEMPLARY, REMOTE, OR SPECULATIVE DAMAGES EVEN IF THOSE DAMAGES OR LOSSES ARE CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; PROVIDED, THAT A PARTY MAY BE AWARDED, AND A PARTY MAY BE OBLIGATED TO PAY, ALL COSTS, EXPENSES OR DAMAGES, INCLUDING EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE, SPECULATIVE OR OTHER DAMAGES PAID OR OWED TO ANY THIRD PARTY FOR WHICH A PARTY HAS A RIGHT TO RECOVER FROM ANOTHER OTHER PARTY UNDER THE TERMS OF THIS AGREEMENT.
13.17Repurchase of Management Units. In the event of a Partial Sale Event in which the Company repurchases any Management Units, (a) any Available Cash that would otherwise be distributed to the UNT Members who sold UNT Units in such Partial Sale Event (the “Selling UNT Members”) pursuant to Section 5.3 shall be used to pay (i) first, the aggregate purchase price of all Management Backend Units respurchased in connection with such Partial Sale Event and (ii) second, the Selling UNT Members’ pro rata share of the aggregate purchase price of all Management Incentive Units repurchased in connection with such Partial Sale Event based on the number of Units held by the Selling UNT Members immediately prior to such Partial Sale Event (the “Pro Rata UNT Purchase Price”); (b) any Available Cash that would otherwise be distributed to the Investor Members who sold Investor Units in such Partial Sale Event (the “Selling Investor Members”) pursuant to Section 5.3 shall be used to pay the Selling Investor Members’ pro rata share of the aggregate purchase price of all Management Incentive Units repurchased in connection with such Partial Sale Event based on the number of Units held by the Selling Investor Members immediately prior to such Partial Sale Event (the “Pro Rata Investor Purchase Price”) and (c) if the Available Cash referenced in the foregoing clauses (a) and (b) is insufficient to pay the aggregate purchase price of all Management Backend Units or Management Incentive Units, as applicable, repurchased in connection with such Partial Sale Event, (1) the Selling UNT Members shall contribute an amount of cash to the Company sufficient to satisfy the remaining aggregate purchase price of all Management Backend Units repurchased in connection with such Partial Sale Event, if any, (2) the Selling UNT Members shall contribute an amount of cash to the Company sufficient to satisfy the remaining Pro Rata UNT Purchase Price, if any, and (3) the Selling Investor Members shall contribute an amount of cash to the Company sufficient to satisfy the remaining Pro Rata Investor Purchase Price, if any, in the case of the foregoing clauses (a), (b) and (c), as determined with Supermajority Interest Approval of the Board as constituted immediately prior to such Partial Sale Event.
13.18Publicity. No Member or the Company will issue, or permit any of its Affiliates, its or its Affiliate’s directors, officers, employees, consultants, agents or other representatives to issue, any press releases or otherwise make, or cause any of its Affiliates, its or its Affiliate’s directors, officers, employees, consultants, agents or other representatives to make, any public statements or other public disclosures regarding this Agreement, or the transactions contemplated in this Agreement without the prior written consent of the other Members and the Company; provided, that the foregoing requirement to obtain prior written consent will not apply where the release, statement, or disclosure is deemed in good faith by the releasing or disclosing Member (or any of its Affiliates) to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of that Member (or any of its Affiliates) are listed, so long as before making the release, statement, or disclosure and to the extent legally permitted and possible, the releasing or disclosing Member will provide reasonable advance notice to the other Members and Company, consult in good faith with the other Members and Company on the form, contents and timing of the release or disclosure and, when available, provide a copy of the release, statement, or disclosure containing that information to the Company and other Members.
13.19Member Trademarks. Neither the Company nor any Member may use any trademark owned by any other Member or its Affiliates without the express written consent of that Member or its Affiliate or as otherwise required by Law.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Members sign this Agreement effective as of the date first set forth in this Agreement.
SP INVESTOR HOLDINGS, LLC
a Delaware limited liability company

By:     /s/ Patrick Langan
Name:    Patrick Langan
Title:     Authorized Signatory

By:     /s/ Ryan McGovern
Name:    Ryan McGovern
Title:     Authorized Signatory
    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

UNIT CORPORATION
a Delaware Corporation

By:     /s/ Mark E. Schell
Name:    Mark E. Schell
Title:    Senior Vice President and General Counsel
    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

Robert H. Parks, Jr.
an Individual

By:     /s/ Robert H. Parks, Jr.
Name:    Robert H. Parks, Jr
    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

Micheal L. Hicks
an Individual

By:     /s/ Micheal L. Hicks
Name:    Micheal L. Hicks
    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

William F. Ward
an Individual

By:     /s/ Williams F. Ward
Name:    William F. Ward
    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

Edward K. Alexander
an Individual

By:     /s/ Edward K. Alexander
Name:    Edward K. Alexander
    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

Kevin E. Koerner
an Individual

By:     /s/ Kevin E. Koerner
Name:    Kevin E. Koerner
    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

Arthur E. Smith
an Individual

By:     /s/ Arthur E. Smith
Name:    Arthur E. Smith
    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

James D. Leathers
an Individual

By:     /s/ James D. Leathers
Name:    James D. Leathers
    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

David M. Hodges
an Individual

By:     /s/ David M. Hodges
Name:    David M. Hodges

    [Signature Page to Second Amended and Restated
    Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

EXHIBIT B
Ownership Information

	As of the Effective Date
Name of UNT Member	Board Members	Capital Contribution	UNT Units	UNT Percentage Interest
Unit Corporation 8200 South Unit Drive Tulsa, Oklahoma 74132 Attn: Mark Schell Telephone: (918) 493-7700 Email: mark.schell@unit.com	Larry Pinkston, Mark E. Schell, David Merrill, and David Dunham	$300,000,000	300,000	100%

	As of the Effective Date
Name of Investor Member	Board Members	Capital Contribution	Investor Units	Investor Percentage Interest
SP Investor Holdings, LLC c/o: OPTrust 1 Adelaide Street East, 11th Floor Toronto, Ontario M5C 3A7 Attn: Ryan McGovern Telephone: (416) 681-3045 Email: RMcGovern@optrust.com and Partners Group (USA) Inc. 1660 17th Street Suite 201 Denver, Colorado 80202 Attn: Travis Chulick Telephone: (303) 606-3763 Email: travis.chulick@partnersgroup.com	Ryan McGovern, Gavin Ingram, Todd Bright, and Kevin Clement	$300,000,000	300,000	100%
    Exhibit B

	As of the Effective Date
Name of Management Member	Management Incentive Units	Management Backend Units
Robert H. Parks, Jr.	25,000	7,142 6/7
Micheal L. Hicks	15,625	16,071 3/7
William F. Ward	12,500	12,857 1/7
Edward K. Alexander	7,500	7,714 2/7
Kevin E. Koerner	7,500	7,714 2/7
Arthur E. Smith	7,500	7,714 2/7
James D. Leathers	6,250	6,428 4/7
David Md. Hodges	5,625	5,785 5/7
Reserved	12,500	28,571 3/7

    Exhibit B

EXHIBIT C
Initial Budget

The file titled “149F_9 months consolidated detail budget-ALL SYSTEMS” in the Virtual Data Room Folder “Updates-2018.3.14” for Project Triton administered by Tudor Pickering is incorporated in this Exhibit C by reference.

    Exhibit C

EXHIBIT D
Form of Purchase and Sale Agreement

    Exhibit D

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”), dated and effective as of [________], [______], is entered into by and between [_______________], a [_________] (“Seller”), and [_____________], a [__________] (“Buyer”) with regard to the following:
WHEREAS, reference is made to that certain Second Amended and Restated Limited Liability Company Agreement, dated as of [●] (the “LLC Agreement”), of Superior Pipeline Company, L.L.C., a Delaware limited liability company (the “Company”);
WHEREAS, Seller desires to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase and accept from Seller, [__________] [Investor Units] [UNT Units] (as such term is defined in the LLC Agreement) of the Company on the terms and conditions set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:
1.    Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the LLC Agreement.
2.    Assignment and Assumption. Effective immediately after the execution of this Agreement, Seller hereby irrevocably sells, assigns, transfers, conveys and delivers all of Seller’s right, title and interest in and to [__________] [Investor Units] [UNT Units] issued by the Company (collectively, the “Assigned Units”) to Buyer, and Buyer agrees to pay Seller [U.S. $_________________] in cash by wire transfer in immediately available funds to an account designated in writing by Seller (the “Purchase Price”). The Purchase Price shall be payable promptly upon the execution and delivery of this Agreement by the Buyer and Seller. Buyer assumes all of the obligations and liabilities associated with the Assigned Units solely to the extent accruing on or after the date of this Agreement, and Seller agrees to be liable for and pay all of the obligations and liabilities associates with the Assigned Units solely to the extent such obligations and liabilities accrued before the date of the Agreement.
3.    Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date of this Agreement as follows:
(a)    Title to Assigned Units. Seller is the sole legal, beneficial and record owner of all of the Assigned Units, free and clear of any and all Liens, transfer restrictions, voting agreements, or other agreements with respect to the ownership, voting control, or transfer of the Assigned Units, other than (i) restrictions on transfer under federal and state securities Laws and (ii) restrictions set forth in the LLC Agreement.
(b)    Litigation. As of the date hereof, there is no material suit, litigation, action, claim, arbitration, proceeding or investigation pending or, to Seller’s actual knowledge, after due inquiry, threatened, against Seller or its Affiliates relating to the Assigned Units or that would reasonably be expected to adversely affect the ability of Seller to perform its obligations under and consummate the transactions contemplated by this Agreement.
    Exhibit D

(c)    Fees. Except for that certain [describe any applicable broker fee arrangement], Seller has not paid or become obligated to pay any fee or commission to any broker, finder, or other intermediary in connection with the transactions contemplated by this Agreement for which Buyer, the Company or its or their Affiliates will have any liability or responsibility whatsoever.
(d)    Organization and Good Standing. Seller is a [__________], duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary [     ] power and authority to own the Assigned Units.
(e)    Power and Authorization. Seller has all necessary [__________] power and authority, to execute and deliver this Agreement, perform its obligations hereunder, and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary [__________] action on the part of the Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with the terms set forth herein, except as the enforceability thereof may be limited by the effect of: (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, and other similar Laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity) and the exercise of equitable powers by a court of competent jurisdiction.
(f)    Non-Contravention. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder will not: (i) conflict with, violate or contravene any provision contained in Seller’s Charter Documents, (ii) violate any material Law to which Seller is subject, (iii) violate, result in a breach of or constitute a default under any material contract, agreement, commitment, indenture, mortgage, lease, pledge, note or other instrument or obligation to which Seller is a party or the Assigned Units are bound, (iv) violate, result in a breach of or constitute a default under any judgment, order, decree, award or injunction issued, adopted or entered by a Governmental Authority to which Seller is a party or by which the Assigned Units are bound or (v) result in the creation of, or impose on Seller any obligation to create, any Lien on any of the Assigned Units.
(g)    No Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.
4.    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date of this Agreement as follows:
    Exhibit D

(a)    Fees. Except for that certain [describe any applicable broker fee arrangement], Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, or other intermediary in connection with the transactions contemplated by this Agreement for which Buyer, the Company or its or their Affiliates will have any liability or responsibility whatsoever.
(b)    Organization and Good Standing. Buyer is a [__________], duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary [     ] power and authority to own the Assigned Units.
(c)    Power and Authorization. Buyer has all necessary [__________] power and authority, to execute and deliver this Agreement, perform its obligations hereunder, and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary [__________] action on the part of the Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with the terms set forth herein, except as the enforceability thereof may be limited by the effect of: (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, and other similar Laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity) and the exercise of equitable powers by a court of competent jurisdiction.
(d)    Non-Contravention. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder will not: (i) conflict with, violate or contravene any provision contained in Buyer’s Charter Documents, (ii) violate any material Law to which Buyer is subject, (iii) violate, result in a breach of or constitute a default under any material contract, agreement, commitment, indenture, mortgage, lease, pledge, note or other instrument or obligation to which Buyer is a party or (iv) violate, result in a breach of or constitute a default under any judgment, order, decree, award or injunction issued, adopted or entered by a Governmental Authority to which Buyer is a party.
(e)    No Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.
(f)    Securities Laws Matters.
(i)    (A) Buyer is acquiring the Assigned Units for Buyer’s account and not with a view to distribution in violation of applicable federal or state securities laws, (B) Buyer has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the
    Exhibit D

Assigned Units and is able financially to bear the risks thereof, and (C) Buyer understands that the Assigned Units will, upon purchase, be characterized as “restricted securities” under applicable Laws and that under such Laws the Assigned Units may be offered or resold without registration under such Laws only in certain limited circumstances.
(ii)    Buyer is an informed sophisticated entity with sufficient knowledge and experience in investment and financial matters and in the natural gas and natural gas liquids gathering, processing, treating, compression, dehydration, transportation, and marketing industry to be capable of evaluating the risks and merits of the acquisition of the Assigned Units. Buyer understands that the acquisition of the Assigned Units involves a high degree of risk and it is financially able to bear such risk. Buyer qualifies as an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.
(iii)    In entering into this Agreement, Buyer is relying solely upon the representations, warranties, and other terms and provisions of this Agreement and on the conclusions drawn from its own due diligence review. Buyer represents and warrants that, except for the specific representations and warranties of the Seller set forth this Agreement, Buyer has relied solely on its due diligence review and not on any factual representations or warranties of Seller, the Company or its Subsidiaries or their respective Representatives.
(iv)    Buyer acknowledges and agrees that neither Seller nor the Company, nor any of their respective Subsidiaries or other Affiliates, officers, or agents, or any other Person, has at any time expressly or implicitly represented, guaranteed, or warranted to Buyer that (A) any profit or other economic benefit will be realized by it as a result or in connection with the acquisition of the Assigned Units, (B) any financial projections with respect to the businesses of the Company and its Subsidiaries will prove to be true and correct, or (C) past performance or experience on the part of the Company and its Subsidiaries in any way indicates the predictable results of the acquisition of the Assigned Units or the results of operations of the Company and its Subsidiaries.
(v)    Buyer acknowledges that the tax consequences of its acquisition of the Assigned Units will depend on Buyer’s particular circumstances, and neither Seller nor the Company, nor any of their respective Affiliates, officers, or agents, or any other Person, will be responsible or liable for the tax consequences to Buyer arising from its acquisition of the Assigned Units, and Buyer will look solely to, and rely upon, its own advisers with respect to the tax consequences of its acquisition of the Assigned Units.
5.    Counterparts. This Agreement may be executed in multiple counterparts and delivered by electronic transmission, including by facsimile or attached to an electronic mail in portable document format, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

    Exhibit D

6.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware.
7.    Miscellaneous. The recitals to this Agreement are incorporated herein by reference as if fully set forth herein. No amendment to this Agreement shall be effective unless in writing and signed by Seller and Buyer. Seller agrees to execute and deliver such further instruments of transfer as Buyer may reasonably request to effectively assign and vest in Buyer the Assigned Units.
[Remainder of page intentionally left blank. Signature page follows.]
    Exhibit D

IN WITNESS WHEREOF, Seller and Buyer hereby execute this Agreement effective as of [__________],[_______].

Seller:

By:
Name:
Title:
Buyer:

By:
Name:
Title:

    Exhibit D